     As filed with the Securities and Exchange Commission on July 15, 1999

                                                      Registration No. 333-57715

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       Post-Effective Amendment No. 1 To
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

TRITON PCS, INC.                  Delaware           4812          23-2930873
TRITON MANAGEMENT COMPANY,
 INC.                             Delaware           4812          23-2940271
TRITON PCS HOLDINGS COMPANY
 L.L.C.                           Delaware           4812          23-2941874
TRITON PCS PROPERTY COMPANY
 L.L.C.                           Delaware           4812          23-2941874
TRITON PCS EQUIPMENT COMPANY
 L.L.C.                           Delaware           4812          23-2941874
TRITON PCS OPERATING COMPANY
 L.L.C.                           Delaware           4812          23-2941874
TRITON PCS LICENSE COMPANY
 L.L.C.                           Delaware           4812          23-2941874
 (Exact name of Registrants   (State or other  (Primary Standard (IRS Employer
   as specified in their      jurisdiction of     Industrial     Identification
          charters)           incorporation or  Classification      Numbers)
                               organization)         Code)

                              375 Technology Drive
                          Malvern, Pennsylvania 19355
                                 (610) 651-5900
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                                ---------------

                                 David D. Clark
               Chief Financial Officer and Senior Vice President
                                Triton PCS, Inc.
                              375 Technology Drive
                          Malvern, Pennsylvania 19355
                                 (610) 651-5900
  (Address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

           Timothy J. Kelley                      William A. Robinson
            Thomas D. Twedt                        Triton PCS, Inc.
     Dow, Lohnes & Albertson, PLLC               375 Technology Drive
    1200 New Hampshire Avenue, N.W.           Malvern, Pennsylvania 19355
        Washington, D.C. 20036                      (610) 651-5900
            (202) 776-2000

                                ---------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this form is filed to register additional securities for an offering pursu-ant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective reg-istration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus                                               [Date of Effectiveness]

Triton PCS, Inc.
$511,989,000
11% Senior Subordinated Discount Notes due 2008

This prospectus has been prepared for and is to be used by J.P. Morgan Securities Inc. and Chase Securities Inc. in connection with offers and sales of the notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. Triton PCS, Inc. will not receive any of the proceeds of these sales. J.
P. Morgan Securities Inc. and Chase Securities Inc. may act as principals or agents in such transactions. The closing of the offering referred to in this prospectus, which constituted the delivery of the notes by Triton, occurred on October 30, 1998. See "Plan of Distribution."


      The Company:

                                         The Notes:

      . We are in the wireless           . Aggregate Principal
        broadband personal                 Amount at Maturity:
        communication services             $511,989,000
        industry.


                                         . Maturity Date: May 1,
                                           2008.

      . Triton PCS, Inc. 375             . Interest Payment: Semi-
        Technology Drive Malvern,          annually on each May 1
        Pennsylvania 19355 (610)           and November 1. Triton
        651-5900                           will not make cash inter-
                                           est payments on the notes
                                           until May 1, 2003.

      Trading Format


      . The notes are eligible
        for trading in The               . Redemption: The notes
        Portal SM Market, a                will be redeemable on or
        subsidiary of The Nasdaq           after May 1, 2003. Up to
        Market, Inc. The notes             35% of the notes will be
        also may be sold in the            redeemable prior to May
        over-the-counter market,           1, 2001 with net proceeds
        in negotiated                      from one or more equity
        transactions or through a          offerings.
        combination of such
        methods.

                                         . Ranking: The notes and
                                           guarantees are general,
                                           unsecured obligations of
                                           ours and our subsidiaries
                                           and rank subordinate in
                                           right of payment to all
                                           current and future senior
                                           debt.

This investment involves risk. See "Risk Factors" beginning on page 6.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the ac-curacy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               Table of Contents

                                      Page
Prospectus Summary .................    1
Corporate Structure.................    3
The Notes...........................    4
Risk Factors........................    6
Use of Proceeds.....................   12
Selected Historical Consolidated
 Financial Data.....................   13
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   14
Description of Triton...............   19
Summary Market Data.................   22
The Wireless Communications
 Industry...........................   31

                                                                       Page
Management............................................................  38
Security Ownership....................................................  43
Certain Relationships And Related Transactions........................  44
Description of Credit Facility........................................  52
Description of Notes..................................................  54
Description of Capital Stock..........................................  78
Certain United States Federal Income Tax Consequences.................  80
Book-Entry; Delivery and Form.........................................  86
Plan of Distribution..................................................  88
Legal Matters.........................................................  88
Experts...............................................................  88
Available Information.................................................  89

                 Cautionary Statement Regarding Forward-looking
                                 Pronouncements

Some of the statements contained in this prospectus are forward-looking. They include statements concerning:

  .  our growth strategy;

  .  our liquidity and capital expenditures;

  .  our debt levels and our ability to obtain financing and service debt;

  .  competitive conditions in the personal communications services industry;

  .  projected growth of the personal communications services industry; and

  .  general economic conditions.

Actual results may differ materially from those we suggest in the forward-look-ing statements for various reasons, including those discussed in the "Prospec-tus Summary" and "Risk Factors."

                               Prospectus Summary

This summary highlights selected information about Triton and the notes offered by this prospectus. It does not contain all of the information that is impor-tant to you. To understand the offer of notes fully and for a more complete de-scription of the legal terms of the notes, you should carefully read this en-tire prospectus, including the financial statements and the related notes to the financial statements.

                                     Triton

We intend to become a leading provider of wireless broadband personal communi-cations services in the southeastern United States. Michael Kalogris and Steven Skinner, along with various private equity investors, established Triton with the intent to develop and operate a leading personal communications services network in the Southeast. In October 1997, we entered into a joint venture agreement with AT&T Wireless PCS, Inc., a wholly-owned subsidiary of AT&T Corp. Under this agreement, we are the exclusive provider of wireless mobility serv-ices under the AT&T consumer brand name in our markets. AT&T Wireless contrib-uted licenses to provide personal communications services in exchange for an equity interest in Triton Holdings. Additionally, we are a party to agreements with AT&T that, among other things, allow us to benefit from AT&T's nationwide wireless presence and promotional and marketing efforts and provide us with fa-vorable roaming and long distance rates for services on AT&T's wireless and long distance networks.

Our personal communications services licenses cover approximately 13 million potential customers in such major population and business centers as Charles-ton, Columbia and Greenville/Spartanburg, South Carolina, Richmond and Norfolk, Virginia and Augusta and Savannah, Georgia, as well as major resort destina-tions such as Myrtle Beach, Hilton Head and Kiawah Island, South Carolina and Virginia Beach, Virginia. Our markets have attractive economic and demographic characteristics and are experiencing strong growth in usage of wireless servic-es. In addition, the resort destination markets, which attract millions of vis-itors per year, are major roaming markets for AT&T's customers. Our licensed area is adjacent to commercially operating AT&T Wireless systems located in the cities of Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia with a population of 27 million in these three cities.

Through the first half of 1999, we have successfully launched our services in 15 markets including the key cities of Norfolk and Richmond, Virginia, Charles-ton and Greenville, South Carolina and Wilmington, North Carolina. Our launched network covers approximately 67% of the potential customers in our licensed ar-ea. At March 31, 1999, subscribers totaled 43,741, representing an increase of 9,897 for the three-month period. Roaming revenues were $2.8 million, reflect-ing approximately 7.3 million total roaming minutes of use.

We estimate that our total projected capital requirements from inception through year-end 2002, when we expect to com plete our network build-out are approximately $1.05 billion. These requirements include:

  .  capital expenditures related to the build-out of the network;

  .  customer acquisition costs;

  .  operating losses incurred through the build-out phase; and

  .  debt service and closing costs.

We expect to invest approximately $550.0 million in system capital expendi-tures, which will enable us to build a superior system resulting in better pen-etration and higher usage. This approximation excludes the Myrtle Beach and Norfolk systems, which have been substantially built-out. We believe the pro-ceeds from the sale of the notes, together with our credit facility and the eq-uity investments and commitments, provide us with funds sufficient to complete build-out of our planned network within our licensed area.

                            Significant Developments

On July 13, 1999, Triton PCS Operating Company, LLC and Triton PCS Property Company, LLC entered into an asset purchase agreement with American Tower, L.P., according to which we agreed to sell our personal communications towers to American Tower for approximately $72.0 million. In addition, the parties en-tered into a master license and sublease agreement, an amendment to an existing build-to-suit agreement and an amendment to an existing site acquisition agree-ment in connection with the asset purchase agreement.

On June 8, 1999, we completed an exchange of licenses with AT&T. We transferred licenses covering the Hagerstown and Cumberland, Maryland areas with approxi-mately 512,000 potential customers and received licenses covering the Savannah and Athens, Georgia areas with approximately 517,000 potential customers. We also issued to AT&T shares of Triton Holdings preferred stock with an estimated value of approximately $9.7 million in connection with the exchange. The ac-quired licenses are contiguous to our existing service area. We expect to in-clude the licensed areas in Savannah and Athens in our current build-out plan.

On December 31, 1998, we acquired from AT&T for an aggregate purchase price of $111.0 million:

  . an FCC license to use 20 MHz of authorized frequencies to provide broad-band personal communications services throughout the entire Norfolk, Virginia basic trading area; and

  . certain assets of AT&T's personal communications services system in the Norfolk basic trading area.

The build-out of the network relating to the Norfolk basic trading area has been completed, and we commenced commercial operations in the Norfolk area in the first quarter of 1999.

On June 30, 1998, we acquired an existing cellular system serving Myrtle Beach and the surrounding area from Vanguard Cellular Systems of South Carolina, Inc. for a purchase price of approximately $164.5 million. We believe we will seam-lessly integrate the Myrtle Beach system, which uses digital time division mul-tiple access/IS-136 standard cellular technology, into our personal communica-tions services network.

                              Corporate Structure

All of the outstanding capital stock of Triton PCS is held directly by Triton Holdings. Substantially all of our operations are conducted through Triton PCS Property Company LLC, Triton PCS Equipment Company LLC, Triton PCS Operating Company LLC, Triton PCS License Company LLC and Triton PCS Investment Company LLC. All of our personal communications services licenses are held by Triton PCS License Company LLC. The following chart illustrates the ownership struc-ture of Triton.

                              [Chart Appears Here]

Triton is a Delaware corporation, and our operating subsidiaries are Delaware limited liability companies. All of our executive operations are conducted at Triton Management Company, Inc., which has its principal executive offices at 375 Technology Drive, Malvern, Pennsylvania 19355.

                                   The Notes

Securities Outstanding.... $511,989,000 in aggregate principal amount at maturity of 11% senior discount notes due 2008.

Maturity Date............. May 1, 2008

Yield and Interest........ 11% per year, computed on a semiannual bond equivalent basis, calculated from May 4, 1998. Cash interest will not accrue prior to May 1, 2003. Commencing on November 1, 2003, cash interest will be payable semiannually on May 1 and November 1, the interest payment dates.

Original Issue Discount... Each note was offered at an original issue discount for federal income tax purposes. Although cash interest will not accrue on the notes prior to May 1, 2003, original issue discount accrues on the notes up to May 1, 2003 and will be included as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Original issue discount is the difference between the principal amount at maturity and the issue price of the notes. See "Certain United States Federal Tax Considerations."

Optional Redemption....... The notes are not redeemable prior to May 1, 2003, except:

                           . the notes will be redeemable at our option, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth in this prospectus, together with accrued and unpaid in-terest to the redemption date; and

                           . prior to May 1, 2001, we may redeem up to 35% of the aggregate principal amount at maturity of the notes with the net cash proceeds received from one or more equity offerings of Triton, Triton Holdings or a corporation set up specifi-cally for the purpose of such an equity offer-ing, at a redemption price of 111% of accreted value, plus accrued and unpaid interest, if any, to the redemption date.

Guarantee................. The notes are guaranteed on a joint and several basis by all of our subsidiaries that are direct or indirect obligors under, or in respect of, any senior credit facilities. As of the date of this prospectus, all of our direct and indirect subsidiaries are guarantors on a full, unconditional, and joint and several basis and are wholly-owned by Triton. Triton Holdings, our direct parent and sole stockholder, is not a guarantor. The guarantees are unsecured obligations of the guarantors, subordinated in right of payment to all senior debt of the guarantors, including all of the guarantors' obligations under their guarantees of our credit facility.

Ranking................... The notes are our general unsecured obligations, subordinated in right of payment to all of our senior debt, including all of our obligations under our credit facility. The guarantees will be unsecured obligations of the guarantors, subordinated in right of payment to all senior debt of the guarantors, including all of the guarantors' obligations under their guarantees of the credit facility. As of June 30, 1999, Triton and the guarantors had $150.0 million of senior debt outstanding.

Change of Control......... Upon a change of control, each noteholder may require us to repurchase its notes, in whole or in part, at a purchase price equal to 101% of the notes' accreted value or the principal amount at maturity, as applicable, plus accrued and unpaid interest to the purchase date. Our credit facility will prohibit our purchase of outstanding notes prior to repayment of the borrowings under the credit facility. We cannot assure you that upon a change of control we will have sufficient funds to repurchase any of the notes.

Certain Covenants......... The indenture contains certain covenants that, among other things, limit our ability or the ability of any of our restricted subsidiaries to incur additional indebtedness, make certain types of restricted payments and investments, create liens, permit dividends or other payment restrictions to apply to subsidiaries, enter into certain types of transactions with affiliates or complete certain mergers, consolidations or similar transactions. In addition, in specific circumstances, we will be required to offer to purchase the notes at 100% of their accreted value or principal amount at maturity, as applicable, with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications.

  For additional information regarding the notes, see "Description of Notes."

                                  Risk Factors

This prospectus includes forward-looking statements within the meaning of Sec-tion 27A of the Securities Act and Section 21E of the Exchange Act. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. We set forth below and elsewhere in this prospectus important factors that could cause actual results to differ ma-terially from any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth below. The safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to the statements made in connection with this offering.

We have had, and expect to continue to have, operating losses.

We expect to incur operating losses and to generate negative cash flow from op-erating activities during the next several years while we develop and construct our personal communications services network and build our customer base. Now that we have completed our initial network configuration, our operating profit-ability will depend on our ability to:

  .  market our services successfully;

  .  achieve our projected market penetration;

  .  manage customer turnover rates effectively; and

  .  price our services competitively.

We cannot assure you that we will achieve or sustain operating profitability or positive cash flow from operating activities in the future. If we do not achieve and maintain operating profitability and positive cash flow from oper-ating activities on a timely basis, we may not be able to meet our debt service requirements, including our obligations with respect to the notes.

Our build-out plan will require significant capital, and our substantial indebtedness could impair our ability to fund our capital requirements.

We will require substantial capital to complete the build-out of our network and market our personal communications services. We currently estimate that capital requirements for the period from inception through year-end 2002 will total approximately $1.05 billion. Actual amounts of the funds we require may vary materially from these estimates. We would require additional funds in the event of significant departures from our current business plan, unforeseen de-lays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks or if we acquire additional li-censes. We engage, from time to time, in discussions with AT&T regarding possi-ble acquisitions of additional personal communications services licenses from them. We may also engage in discussions regarding future acquisitions of cellu-lar licenses within our currently licensed area. Sources of funding for our further financing requirements may include any or all of the following:

  .  vendor financing;

  .  public offerings or private placements of equity and debt securities;

  .  commercial bank loans;

  .  additional capital contributions from equity investors; and

  .  equipment lease financing.

Due to our highly leveraged capital structure, we cannot assure you that any other additional financing will be available to us, or, if it were available, that we could obtain financing on a timely basis, on terms acceptable to us and within the limitations contained in the indenture, the credit facility and any new financing arrangements. Failure to obtain any appropriate financing, should the need for it develop, could result in the delay or abandonment of our devel-opment and expansion plans and our failure to meet regulatory requirements. It could also impair our ability to meet our debt service requirements, including our obligations with respect to the notes, and could have a material adverse effect on our business.

The degree to which we are leveraged could have other important consequences to us and to noteholders, including increasing our vulnerability to:

  .  changes in general economic conditions;

  .  increases in prevailing interest rates; or

  .  competitive pressures on pricing.

In addition, the fact that we may be more leveraged than some of our competi-tors may become a competitive disadvantage.

We cannot assure you that we will successfully implement our business plan.

In order for us to complete our personal communications services network and to provide our wireless communications services to customers throughout our li-censed area, we must successfully:

  . lease or otherwise obtain rights to a sufficient number of cell and switch sites;

  .  develop and implement sophisticated information systems;

  . complete the purchase and installation of equipment, build-out the phys-ical infrastructure and test the network; and

  . relocate microwave paths of existing users that may otherwise impair op-erations.

We cannot assure you that these events will occur on a timely basis or on the cost basis that we have assumed, or at all. Implementation of the network in-volves various risks and contingencies, many of which are not within our con-trol and all of which could have a material adverse effect on the implementa-tion of our system should there be delays or other problems.

Site Acquisition. Successful implementation of our personal communications services network will depend, to a significant degree, upon our ability to lease or otherwise obtain rights to cell sites for the location of our base station equipment. In many cases, we may need to obtain zoning variances or other local governmental or third-party approvals or permits. In addition, changes to our radio frequency design as a result of difficulties in the site acquisition process could have a negative impact on our ability to complete the build-out of our network in a timely fashion, which could cause delays or limi-tations in the operation of our initial configuration. Our inability to lease or otherwise obtain rights to the cell sites we require under our radio fre-quency design or to obtain the requisite zoning and other local approvals in a timely and cost effective manner could have a material adverse effect on our business.

Information Systems. Successful implementation and launch of our personal com-munications services network depends on our ability to develop and implement an integrated customer service, network management and billing system. Our vendors will perform the majority of the systems work, including integration of hard-ware and software, using their respective platforms. Integration requires that numerous and diverse hardware and software platforms work together through in-terfaces. The number of vendors and tight implementation time frame will leave little time for resolving problems we discover during testing. Any failure to develop an integrated information systems solution on schedule will have an ad-verse effect on our ability to commence commercial operations of personal com-munications services in our initial configuration and the rest of our network.

In addition, we use a significant number of computer systems and software pro-grams in our operations, including applications used in support of our personal communications services network equipment and various administrative functions. Although we believe that our computer systems and software applications contain source code that is able to interpret appropriately dates after December 31, 1999, our failure to make or obtain necessary modifications to our systems and software could result in systems interruptions or failures that could have a material adverse effect on our business. We do not anticipate that we will in-cur material expenses to make our systems year 2000 compliant. However, unan-ticipated costs necessary to avoid potential systems interruptions could exceed our present expectations and consequently have a material adverse effect on our business. Further, if our key equipment and service providers fail to make their respective computer systems and software programs year 2000 compliant, their failure could have a material adverse effect on our business. See "Man-agement's Discussion and Analysis of Financial Condition and Results of Opera-tions--Year 2000 Compliance.

Commencement of Operations. Our schedule for the commencement of operations be-yond our initial configuration is aggressive. Before we commence operations in a geographic area, we will need to, among other things, purchase and install network equipment, build out the physical infrastructure and test the network. We intend to continue installing a sophisticated, state-of-the-art network re-quiring adherence to a strict build-out design; therefore, we may experience system and construction delays prior to achieving full operation. Any delay in full operation of our network could have a material adverse effect on our fi-nancial condition and results of operations.

Relocation of Microwave Paths. For a period of up to five years after the grant of a personal communications services license, subject to extension, a licensee is required to share spectrum with existing microwave licensees that operate certain microwave paths within its license area. Personal communication serv-ices licensees are not permitted to interfere with such existing licensees, so we may be required to relocate those users to different frequency bands. We es-timate that we must relocate a total of four microwave paths in our licensed area. In places where relocation is necessary to permit operation of our system, any delay in the relocation of these licensees may adversely affect our ability to commence commercial operations, which could have a material adverse effect on our business. We cannot assure you that we can achieve the relocation of in-cumbent microwave operators for the amount currently estimated or at all. In addition, the actual amounts of funds required may vary materially from these estimates. See "--We are dependent on our FCC licenses and our business could be harmed by adverse regulatory changes" and "The Wireless Communications In-dustry -- Regulation."

Our success is tied to the success of AT&T's wireless strategy, and AT&T's interests may conflict with ours.

AT&T has entered into, and further anticipates entering into, similar joint venture agreements with other companies in other major trading areas according to its nationwide personal communications services build-out strategy. Our re-sults of operations are highly dependent on our relationship with AT&T and AT&T's other joint ventures' success as wireless services providers. AT&T and its other joint ventures are subject, to varying degrees, to the economic, ad-ministrative, logistical and other risks set forth in this prospectus. We can-not assure you that AT&T's other joint ventures' personal communications serv-ices operations will be successful. In 1998, AT&T merged with TeleCommunica-tions, Inc. We do not believe that this merger will have any adverse impact on our affiliation with AT&T. See "The Wireless Communications Industry--Competi-tion."

Our interests may conflict with those of AT&T, and we cannot assure you that any such conflict will be resolved in our favor. Under the terms of our stock-holders' agreement, AT&T has the right to nominate one of Triton Holdings' seven directors and approve, along with Michael Kalogris and Steven Skinner, the selection of the two independent directors nominated by the cash equity investors. Under the terms of a securities purchase agreement with AT&T, among others, AT&T does not owe us any duty, except to the extent expressly set forth in the securities purchase agreement and the other agreements with AT&T. Officers and directors generally do not have fiduciary duties to holders of debt securities such as the notes.

Under the terms of our stockholders' agreement, we are required to enter into a resale agreement at AT&T's request. The resale agreement will allow AT&T to sell access to, and usage of, our services in our licensed area on a nonexclusive basis. AT&T may be able to develop its own customer base in our licensed area during the term of the resale agreement. In addition, AT&T's termination rights under the stockholders' agreement, if it engages in speci-fied business combinations, could result in increased competition detrimental to our business if AT&T exercises those rights. We cannot assure you that AT&T will not enter into such a business combination, and the termination of the non-compete and exclusivity provisions of the stockholders' agreement could have a material adverse effect on our operations.

The wireless communications industry is relatively new and unproven.

Personal communications services systems have a limited operating history in the United States, and we cannot assure you that our operation of these sys-tems in our markets will become profitable. In addition, we cannot estimate with any degree of certainty the extent of potential demand for personal com-munications services in our markets. Our inability to establish and success-fully market personal communications services could have a material adverse effect on our financial condition and results of operations.

The wireless telecommunications industry is experiencing significant techno-logical change, as evidenced by the increasing pace of digital upgrades in ex-isting analog wireless systems, ongoing improvements in the capacity and qual-ity of digital technology, shorter development cycles for new products and en-hancements and changes in end-user requirements and preferences. The extent of customer demand remains uncertain, as does the extent to which airtime and monthly access rates may continue to decline. As a result, our future pros-pects and those of the industry also remain uncertain.

We are dependent on our FCC licenses and our business could be harmed by adverse regulatory changes.

The FCC regulates the licensing, construction, operation, sale and intercon-nection arrangements of wireless telecommunications systems to varying de-grees, as do some state and local regulatory agencies. In addition, the FCC, in conjunction with the FAA, regulates tower marking and lighting. We cannot assure you that either the FCC, the FAA or the state and local agencies having jurisdiction over our business will not adopt regulations or take other ac-tions that would adversely affect our business.

Our principal assets are our licenses from the FCC to provide cellular and personal communications services. Our loss of any of those licenses would have a material adverse effect on our business. Our FCC licenses are subject to re-newal and revocation. The FCC initially granted AT&T the personal communica-tions services licenses on June 23, 1995. As the licensee for those licenses, we must construct facilities that offer coverage to one-third of the popula-tion of our service areas within five years of the initial FCC grants to AT&T and coverage to two-thirds of the population within ten years. Licensees who fail to meet these coverage requirements are subject to forfeiture of the li-cense. We expect to comply with these coverage requirements within the requi-site time period. See "The Wireless Communications Industry--Regulation."

Our success depends on our ability to attract and retain qualified personnel.

A small number of key executive officers manage our business. Their loss could have a material adverse effect on our operations. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the personal communications services equipment and service industry as the emerging personal communications services market develops, and we cannot as-sure you that we will be successful in retaining our key personnel or in at-tracting and retaining other highly qualified technical and management person-nel. We do not presently maintain key man life insurance on any of our execu-tives or other employees.

We will likely incur operating costs due to fraud.

As do most companies in the wireless industry, we will likely incur costs as-sociated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the inci-dence of fraud. Fraud impacts interconnection costs, capacity costs, adminis-trative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

Our technological infrastructure could become obsolete, resulting in costly upgrades or replacement.

We have employed digital wireless communications technology using the new time division multiple access/IS-136 standards. Other digital technologies may ul-timately prove to be more advantageous than time division multiple access. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We cannot assure you that we could respond to those pressures and implement new technology on a timely basis, or at an acceptable cost. If time division multiple access technology becomes ob-solete at some time in the future, and we are unable to effect a cost-effec-tive migration path, it could materially and adversely affect our financial condition, results of operations and liquidity. We cannot assure you that time division multiple access/IS-136 standards will always meet or exceed the capa-bilities and quality of other technologies. See "Description of Triton--Time Division Multiple Access Digital Technology."

Radio frequency emissions could be harmful.

Media reports have suggested that certain radio frequency emissions from wire-less handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emission may have the effect of discouraging use of wireless handsets, which could have an adverse effect upon our business. During the past two years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equip-ment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that time division multiple access and other digital technologies pose health concerns and cause interference with hearing aids and other medical devices. Although the updates impose new restrictive standards on radio frequency emissions from lower power devices such as wire-less handsets, all wireless handsets we plan to offer our customers will com-ply with the proposed standards. Additionally, the FCC has initiated a rulemaking proceeding to implement provisions of the Telecommunications Act of 1996 designed to ensure that personal communications services handsets and other technological equipment are accessible to people with disabilities.

Our debt instruments restrict our business.

The documents governing our indebtedness, including our credit facility and the indenture governing the notes, contain significant covenants that limit our and our subsidiaries' ability to engage in various transactions and, in the case of the credit facility, require satisfaction of specified financial performance crite-ria. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness. These events include:

  .  failure to comply with a document's covenants;

  .  material inaccuracies of representations and warranties;

  .  specified defaults under or acceleration of other indebtedness; and

  .  events of bankruptcy or insolvency.

The limitations imposed by the documents governing our outstanding indebtedness and that of our subsidiaries are substantial, and failure to comply with them could have a material adverse effect on our business and the business of our subsidiaries. See "Description of Notes" and "Description of Credit Facility."

Payment of principal and interest on the notes is subordinate to our senior debt.

The notes and the guarantees are unsecured obligations of ours and of our sub-sidiaries and are subordinated in right of payment to all current and future senior debt, including indebtedness under our credit facility. As of June 30, 1999, Triton and the guarantors had $150.0 million of borrowings under the credit facility. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the guarantees only after our senior debt has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

We have granted to our lenders under the credit facility a security interest in substantially all of our assets and those of each of our existing and subse-quently acquired or organized domestic subsidiaries, including a first priority pledge of all of the capital stock of all of our domestic subsidiaries. In the event of a default on secured indebtedness, the parties granted security inter-ests will have a prior secured claim on the capital stock of our subsidiaries as well as our assets and the assets of our subsidiaries. If the parties should attempt to foreclose on their collateral, our financial condition and the value of the notes would be materially adversely affected. See "Description of Notes" and "Description of Credit Facility."

We may not be able to repurchase the notes upon a change of control.

Our credit facility prohibits Triton from purchasing any of the notes and also provides that specific change of control events constitute a default. Any fu-ture credit agreements or other agreements relating to senior debt to which we become a party may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek to obtain the consent of our lenders to purchase the notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain this consent or repay these borrowings, we will remain prohibited from purchasing the notes by the relevant senior debt. In that case, our fail-ure to purchase the tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under the credit fa-cility and/or other senior debt. We cannot assure you that we will have suffi-cient resources to satisfy our repurchase obligation with respect to the notes following a change of control. See "Description of Notes."

Fraudulent Conveyance.

Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid the notes or any of the guarantees in favor of other existing or future creditors. If a court in a lawsuit on behalf of any unpaid creditor of ours or any of our subsidiaries or a representative of those creditors were to find that, at the time we and our subsidiaries issued the notes and the guarantees, we or any of our subsidi-aries:

  . intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

  . did not receive fair consideration or reasonably equivalent value for issuing the notes or any of the guarantees; and

we or any of our subsidiaries:

  .  were insolvent;

  .  were rendered insolvent by reason of that issuance;

  . were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

  . intended to incur, or believed that we or our subsidiary would incur, debts beyond the respective entity's ability to pay as they matured, the court could void our or our subsidiary's obligations under the notes and/or the guarantees and void the transactions. Alternatively, the noteholders' claims could be subordinated to claims of the other creditors. Based upon fi-nancial and other information currently available to us, we believe the notes and the guarantees were:

  .  incurred for proper purposes and in good faith;

  .  we and our subsidiaries were solvent after issuing the notes; and

  . we and our subsidiaries were able to pay our debts as they matured, af-ter issuing the notes.

We also believe we had sufficient capital for carrying on our business follow-ing issuance of the notes and the guarantees.

There are tax consequences to the original issue discount on the notes.

We issued the notes at a substantial discount from their principal amount at maturity. As a result, noteholders generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Certain United States Federal Tax Considerations--United States Holders--Original Issue Dis-count."

If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code, noteholders' claims with respect to the principal amount of the notes may be limited to an amount equal to the sum of the initial issue price and that portion of the original issue discount that is not deemed to constitute unmatured interest for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of a bankruptcy filing would constitute unmatured interest of the notes.

Applicable high yield discount obligations.

The notes constitute applicable high yield discount obligations. Accordingly, we will not be entitled to deduct original issue discount accruing with respect to the notes until we actually pay those amounts. See "Certain United States Federal Tax Considerations--United States Holders--The AHYDO Rule."

You may not be able to resell the notes.

As of the date of this prospectus, the only registered holder of notes is Cede & Co., as The Depositary Trust Company's nominee. We believe that, as of the date of this prospectus, Cede & Co. is not an affiliate, as such term is de-fined in Rule 405 under the Securities Act, of ours. Prior to the exchange of-fer, there was no market for the notes. The notes are not listed on any securi-ties exchange, but are eligible for trading in the Portal market. The notes may trade at a discount from their initial offering price, depending upon prevail-ing interest rates, the market for similar securities, our performance and other factors. We have been advised by the initial purchasers of the notes, in-cluding J.P. Morgan & Co. and Chase Securities, Inc., that they intend to make a market in the notes, as permitted by applicable laws and regulations; howev-er, the initial purchasers are not obligated to do so and may discontinue any market-making activities at any time without notice. Therefore, we cannot as-sure you as to the liquidity of any market for the notes.

                                Use of Proceeds

We will not receive any proceeds from offers and sales of notes by J.P. Morgan & Co. and Chase Securities Inc. through their market-making activities.

Triton's net proceeds from the private offering of the notes were approximately $290.0 million, after deducting the initial purchasers' discounts and estimated transaction fees and expenses payable by Triton. We used $127.5 million of the proceeds from the offering for the Myrtle Beach acquisition and $96.6 million of the proceeds for the Norfolk acquisition. We will use the remaining net pro-ceeds, together with borrowings under our credit facility, for:

  .  capital expenditures, including the build-out of our network;

  .  working capital;

  .  operating losses;

  .  general corporate purposes; and

  .  potential acquisitions.

                Selected Historical Consolidated Financial Data

The following tables present selected financial data derived from the combined financial statements of Triton and its predecessor company for the year ended December 31, 1998, the period from March 6, 1997 through December 31, 1997 and the three months ended March 31, 1998 and 1999. The following information is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes.

                        -----------------------------------------------------------
                              Triton and Triton Communications (Predecessor)
                                                              Three Months Ended
(dollars in thousands)    March 6, 1997                            March 31,
                             Through         Year Ended        1998        1999
Statement of            December 31, 1997 December 31, 1998 (unaudited) (unaudited)
Operations Data:        ----------------- ----------------- ----------- -----------
Revenue                      $  --            $ 16,578        $   --      $11,540
Cost and expenses
  Cost of services and
   equipment                    --               5,997            --        9,006
  Operations                    --              13,045            592       3,478
  Sales and marketing           --               1,703            --        6,659
  General and adminis-
   trative                    2,736              8,570          2,091       6,502
  Depreciation and am-
   ortization                     5              6,663            --        5,511
                             ------           --------        -------     -------
    Total operating
     expenses                 2,741             35,978          2,683      31,156
Loss from operations          2,741             19,400          2,683      19,616
Interest expense              1,228             30,391            765      10,000
Interest and other
 (income)                        (8)           (10,635)          (459)     (1,120)
                             ------           --------        -------     -------
Loss before income
 taxes                        3,961             39,156          2,989      28,496
Income tax benefit              --              (7,536)        (2,847)        --
                             ------           --------        -------     -------
Net loss                     $3,961           $ 31,620        $   142     $28,496
                             ======           ========        =======     =======
Other Data:
Deficiency of earnings
 to fixed charges (1)        $3,961           $ 35,025        $   782     $13,388
                             ======           ========        =======     =======

                                -------------------------------------
                                          Triton and Triton
                                    Communications (Predecessor)
                                                           March 31,
                                December 31, December 31,    1999
                                    1997         1998     (unaudited)
(dollars in thousands)          ------------ ------------ -----------
Balance Sheet Data:
Cash and cash equivalents         $11,362      $146,172    $100,152
Working capital                    (5,683)      146,192     135,321
Total assets                       13,253       686,859     709,903
Long-term debt                        --        465,689     474,485
Shareholders' equity (deficit)     (3,961)      175,979     184,527

                    December 31, March 31,
                        1998        1999
                    ------------ ----------
Ending subscribers        33,844     43,741

---------------
(1) For the periods indicated, earnings were inadequate to cover fixed charges. For purposes of determining the deficiency of earnings to fixed charges, loss is defined as loss from continuing operations.

               Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

Forward-Looking Statements

Triton uses and will use words or phrases such as will likely result, manage-ment expects, we expect, will continue, is anticipated, is estimated or similar expressions, including statements by an authorized executive officer or similar expressions made by a third party with respect to Triton, to identify forward-looking statements within the meaning of the Private Securities Litigation Re-form Act of 1995 in this Form S-4 and in our future filings with the SEC, in our press releases and in oral statements made with the approval of one of our authorized executive officers. We caution you not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those we presently anticipate or project. We have no obligation to release publicly the result of any revisions made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

Introduction

The following discussion and analysis are based upon the combined financial statements of Triton and its predecessor, Triton Communications L.L.C., as of the dates and for the periods presented in this section. You should read them in conjunction with the combined financial statements and the related notes contained elsewhere in this prospectus.

We provide services in a contiguous area covering approximately 13 million po-tential customers in the southeastern United States, including such major popu-lation and business centers as Charleston, Columbia and Greenville/Spartanburg, South Carolina, Norfolk and Richmond, Virginia and Augusta and Savannah, Geor-gia and major resort destinations such as Myrtle Beach, Hilton Head and Kiawah Island, South Carolina.

To date, we have incurred expenditures in connection with the establishment of our business, raising capital, the initial design and construction of our net-work, and engineering, marketing, administrative and other start-up related ex-penses. We launched commercial service in eight markets serving approximately five million people during the first quarter of 1999. Upon completion of our initial build-out, we intend to target the remaining cities, connecting highway corridors and counties along the interstates with population densities of 50 or more persons per square mile. We expect to extend coverage to approximately 80% of the potential customers in our licensed area by the end of the fourth quar-ter of 2002, which we believe will generally provide greater coverage than do current cellular operators in those markets. The extent to which we are able to generate operating revenues and earnings is dependent on a number of business factors, including construction of the network at or below estimated costs, successful deployment of our network and attainment of profitable levels of market demand for our products and services.

Results of Operations

Three months ended March 31, 1999 compared to the three months ended March 31, 1998.
The following is a discussion of the financial condition and results of opera-tions of Triton for the three months ended March 31, 1999 compared to the three months ended March 31, 1998.

Revenues for the three months ended March 31, 1999 were $11.5 million, relating primarily to sales and services launched in eight markets during the first quarter of 1999 and ongoing services provided in the Myrtle Beach area. At March 31, 1999, subscribers totaled 43,741, representing an increase of 9,897 for the three-month period, resulting primarily from the service launches. Service revenues were $9.3 million. Included in service revenues were roaming revenues of $2.8 million, reflecting approximately 7.3 million total roaming minutes of use, generated primarily from the newly launched markets.

Costs of services include the cost of interconnection, cell site costs, roaming validation, toll costs and supplementary services. Costs of services were $5.4 million for the three months ended March 31, 1999, resulting exclusively from the eight market launches and existing operations in Myrtle Beach.

Equipment margins were a loss of $1.4 million for the three months ended March 31, 1999. We expect to continue subsidizing the cost of handsets to consumers for the foreseeable future.

Operations costs, which include the costs of maintaining the network systems, were $3.5 million for the three months ended March 31, 1999, an increase of $2.9 million over the same period in 1998, primarily as a result of commencing operations of the initial network build-out area.

Selling and marketing costs were $6.7 million for the three months ended March 31, 1999. The costs were incurred primarily due to advertising and promotional activities related to the launch of eight markets in the first quarter and the establishment of our distribution channels.

General and administrative expenses were $6.5 million for the three months ended March 31, 1999, an increase of $4.4 million over the same period in 1998, primarily as a result of an increased number of employees, costs associated with our corporate and regional administrative offices and costs associated with commencement of operations in two regional call centers.

For the three months ended March 31, 1999, depreciation and amortization ex-pense was $5.5 million. This amount relates exclusively to depreciation on net-work equipment and the amortization of licenses put into service during the first quarter related to the market launches and amortization attributable to certain agreements executed in connection with the joint venture with AT&T.

For the three months ended March 31, 1999, interest expense was $10.0 million, net of capitalized interest of $3.0 million, an increase of $9.7 million over the same period in 1998. The increase is attributable to increased borrowings of $472.5 million as compared to $75.0 million outstanding at March 31, 1998. Our weighted average interest rate for the three months ended March 31, 1999 was 10.07%.

For the three months ended March 31, 1999, interest income was $1.1 million as compared to $0.5 million for the same period in 1998. This amount relates pri-marily to interest income on our cash and cash equivalents. The average avail-able cash balance for the three months ended March 31, 1999 was $104.1 million, as compared to the $101.0 million for the same period in 1998. The available cash balance is due primarily to cash generated throughout the last 12 months from net proceeds of $291.0 million from the issuance of subordinated debt, borrowings of $150.0 million under our bank credit facility, and $119.7 million of capital contributions, offset by capital expenditures related to the network build-out.

For the three months ended March 31, 1999, the net loss was $28.5 million as compared to $0.1 million for the same period in 1998. The net loss increased $28.4 million primarily due to the items discussed above.

Year ended December 31, 1998 compared to the period from March 6, 1997 to December 31, 1997.

Revenues for the year ended December 31, 1998 were $16.6 million, relating pri-marily to services provided in the Myrtle Beach area. Service revenues were $15.8 million for the year ended December 31, 1997 and equipment revenues were $0.8 million.

Total operating expenses were $36.0 million for the year ended December 31, 1998 as compared to $2.7 million for the period from March 6, 1997 to December 31, 1997. Costs of services revenues were $4.3 million and cost of equipment revenues were $1.7 million, each relating primarily to services provided in the Myrtle Beach area. Costs of operations were $13.0 million, relating primarily to the operation and maintenance of the Myrtle Beach network as well as the initial operating costs in our licensed area.

Sales and marketing expenses were $1.7 million for the year ended December 31, 1998, relating primarily to advertising, marketing and promotional activities associated with the Myrtle Beach area.

General and administrative expenses increased $5.9 million to $8.6 million for the year ended December 31, 1998 as compared to the period from March 6, 1997 to December 31, 1997. The increase was due primarily to administrative costs associated with the Myrtle Beach network and our establishment of our corporate and regional operational infrastructure.

For the year ended December 31, 1998, depreciation and amortization expense was $6.7 million. This amount relates primarily to the depreciation of the tangible and intangible assets acquired in the Myrtle Beach transaction and amortization attributable to certain agreements executed in connection with the joint ven-ture with AT&T.

For the year ended December 31, 1998, interest expense was $30.4 million, net of capitalized interest of $3.5 million, as compared to $1.2 million during the period from March 6, 1997 to December 31, 1997. We had borrowings of $463.6 million as of December 31, 1998, with a weighted average interest rate of 10.33%.

For the year ended December 31, 1998, interest and other income was $10.6 mil-lion. This amount relates primarily to interest income on our cash and cash equivalents. Available cash increased significantly during 1998 due primarily to net proceeds of $291.0 million from the issuance of subordinated debt, borrowings of $150.0 million under our bank credit facility and $212.0 million of capital contributions.

For the year ended December 31, 1998, we recorded a tax benefit of $7.5 million related to temporary deductible differences, primarily net operating losses, arising during the current and prior years.

For the year ended December 31, 1998, our net loss was $31.6 million as com-pared to $4.0 million during the period from March 6, 1997 to December 31, 1997. The net loss increased $27.6 million, resulting primarily from the items discussed above.

Cash Flow

For the three months ended March 31, 1999, cash of $34.2 million used by oper-ating activities arose primarily from an increase in sales, marketing and oper-ating activities related to launching eight new markets and commencing opera-tions in two regional call centers.

For the three months ended March 31, 1999, cash of $48.1 million used by in-vesting activities arose from our purchase of $29.4 million of marketable secu-rities and capital expenditures of $18.7 million related to the network build-out. Cash of $36.4 million provided by financing activities arose primarily from $37.0 million in capital contributions from Triton Holdings related to funding of capital commitments by the cash equity investors.

For the year ended December 31, 1998, net cash used in operating activities in-creased $3.0 million to $4.1 million as compared to the period from March 6, 1997 to December 31, 1997. The increase was due primarily to an increase in our net loss, as adjusted for cash used in operating activities before changes in working capital, of $9.8 million offset by a positive change in working capital of $5.7 million due to increases in accounts payable and accrued expenses re-lated to the Myrtle Beach operations and our ongoing establishment of corporate and regional operational infrastructures.

For the year ended December 31, 1998, net cash used in investing activities in-creased $371.9 million to $372.3 million as compared to the period from March 6, 1997 to December 31, 1997. The increase was due primarily to capital expen-ditures related to the initial network build-out and establishment of adminis-trative operations, payments of $164.5 million attributable to the Myrtle Beach acquisition completed on June 30, 1998, and payments of $96.6 million related to the Norfolk acquisition completed on December 31, 1998. We also made invest-ments in marketable securities of $23.6 million during the year.

For the year ended December 31, 1998, net cash provided by financing activities increased $498.4 million to $511.3 million as compared to the period from March 6, 1997 to December 31, 1997. The increase was due primarily to proceeds from borrowings under our bank credit facility of $150.0 million, proceeds from the issuance of subordinated debt of $291.0 million, net of an initial purchasers discount of $9.0 million and capital contributions of $82.7 million from Triton Holdings related to funding of capital commitments by the initial cash equity investors and receipt of additional capital commitments related to the Myrtle Beach and Norfolk acquisitions.

Liquidity and Capital Resources

As of March 31, 1999, we had $100.2 million in cash and cash equivalents, as compared to $146.2 million in cash and cash equivalents at December 31, 1998. Net working capital was $135.3 million at March 31, 1999 and $146.2 million at December 31, 1998.

For a description of material business developments see "Prospectus Summary-- Significant Developments."

We will require substantial capital in order to build-out our personal communi-cations services network and market our personal communications services. As we complete our build-out, we will be highly leveraged. We currently estimate that our capital requirements for the period from inception through year-end 2002 will total approximately $1.05 billion. This includes capital expenditures, working capital, debt service requirements and anticipated operating losses and assumes substantial completion of our network build-out, covering 80% of the potential customers in our licensed area. Actual amounts of the funds we re-quire may vary materially from these estimates.

As part of our network build-out, we expect to spend $264.0 million in 1999 in order to complete the build-out of our initial coverage area and continue the build-out of our licensed area, with an expected goal of 80% coverage by year-end 2002. The build-out of our initial coverage area and our continued build-out through 1999 includes the installation of two switches and the lease or acquisition of approximately 1,200 cell sites, as well as spectrum clearing costs, retail store fitout and administrative sys-tems. The preceding capital forecasts exclude internal engineering and capital-ized interest costs.

The cash equity investors and certain management stockholders have severally made irrevocable commitments to contribute $140.0 million in cash to Triton Holdings, through February 2001, in exchange for 1.4 million shares of Triton Holdings' Series C preferred stock. Triton Holdings, in turn, has contributed and will contribute to us all cash so received. The cash equity investors and some management stockholders have contributed $80.0 million on account of these commitments and are obligated to contribute the balance as follows: $35.0 mil-lion on February 4, 2000 and $25.0 million on February 4, 2001. Triton Holdings has received additional equity contributions of $35.0 million and $16.5 million from the cash equity investors, who made the contributions for the Myrtle Beach and Norfolk acquisitions, respectively.

On February 3, 1998, we entered into a bank credit facility. This credit facil-ity provides for:

  .  a $175.0 million, eight and one-half year Tranche A term loan;

  .  a $150.0 million, nine and one-quarter year Tranche B term loan; and

  .  a $100.0 million, eight and one-half year revolving credit facility.

The commitment to make revolving credit loans is reduced automatically begin-ning on August 3, 2004, and the term loans on February 3, 2002. In addition, the credit facility requires us to make mandatory prepayments of outstanding borrowings under the credit facility, commencing with the fiscal year ending December 31, 2001, based on a percentage of excess cash flow, and contains fi-nancial and other covenants customary for facilities of this type. To date, we have drawn $150.0 million of the Tranche B term loans, which we expect to use to fund future operations. Borrowings under the facilities are secured by a first priority pledge of all of our assets, including our capital stock and that of our subsidiaries holding the personal communications services licenses.

On May 7, 1998, we completed an offering of $512.0 million aggregate principal amount at maturity of 11% senior subordinated discount notes due 2008 under Rule 144A of the Securities Act. The proceeds of the offering, after deducting an initial purchasers' discount of $9.0 million, were $291.0 million. For more information, see "Use of Proceeds."

The build-out of the Norfolk network, including the installation of a switch, has been substantially completed.

We believe that the proceeds from the sale of the notes, together with the funds available under the credit facility and the committed and contributed equity contributions, provide us with funds sufficient to complete the build-out of our network within our licensed area.

Year 2000 Compliance

We have conducted a comprehensive review of our computer systems to identify which of our systems will have to be modified, upgraded or converted to recog-nize and process dates after December 31, 1999, and we have developed an imple-mentation plan to resolve this issue. We believe that much of our computer software and systems are year 2000 compliant because most of our hardware and software has been purchased recently. We expect to incur internal staff costs, as well as other expenses, related to testing and updating our systems to pre-pare for the millennium date change.

To date, our assessments have shown that our main switching and transmission equipment, with the exception of the Myrtle Beach operational systems, is capa-ble of correctly recognizing and processing date sensitive information. This capability was further demonstrated through inter-operability testing conducted by the Cellular Telecommunications Industry Association. In addition to the wireless operational infrastructure, initial assessments of our support system providers have re vealed some products and applications that are not currently in a conforming status. In all identified instances to date, the suppliers of those products or applications have indicated that their products will be com-pliant by the end of the third quarter of 1999. Otherwise, like most other com-panies, we are dependent upon a variety of external suppliers, including ven-dors providing electrical power, telephony, water and other necessary commodi-ties. We also rely upon the interstate banking system and related electronic communications systems for functions such as transmitting financial data be-tween offices. We are not currently aware of any material non-compliance by these vendors that will materially affect our business operations; however, we do not control these systems and cannot assure you that they will be converted in a timely fashion. Any delays or omissions by us or our customers, suppliers or contractors to resolve the year 2000 issue could materially adversely affect our business, financial condition or results of operations.

As part of the Myrtle Beach acquisition, we had to migrate the Myrtle Beach op-erational and financial systems to the systems being deployed as part of our personal communications services start-up plan. We successfully migrated the Myrtle Beach financial systems to those systems in the first quarter of 1999. Additionally, we are developing plans to upgrade or replace the existing operational systems of the Myrtle Beach system with year 2000 compliant versions. We expect to complete this remediation ef-fort by the end of the third quarter of 1999. Our failure to upgrade the Myrtle Beach operational systems to a compliant version could have a material adverse effect on our business.

We estimate our costs associated with the year 2000 issue to be approximately $200,000, of which we have spent $124,000 to date. These costs are not material to our business operations or financial position. Our determination of the costs of the plan and the date on which we believe we will complete year 2000 compliance utilizes numerous assumptions regarding future events, including the continued availability of certain resources, third-party modification plans and other factors. We cannot assure you that we will achieve these estimates, and actual results could differ materially from those anticipated.

Inflation

We do not believe that inflation has had a material impact on operations.

Qualitative and Quantitative Disclosures About Market Risks

We are highly leveraged and, as a result, our cash flows and earnings are ex-posed to fluctuations in interest rates. Our debt obligations are U.S. dollar denominated. Our market risk therefore is the potential loss arising from ad-verse changes in interest rates. The debt can be categorized as follows (dol-lars in thousands):

       Fixed interest rates:
         Senior subordinated debt..................................... $322,488
       Subject to interest rate fluctuations:
         Bank credit facility......................................... $150,000

Our interest rate risk management program focuses on minimizing exposure to in-terest rate movements, setting an optimal mixture of floating and fixed rate debt and minimizing liquidity risk. To the extent possible, we manage interest rate exposure and the floating to fixed ratio through our borrowings, but some-times we use interest rate swaps to adjust our risk profile. We selectively en-ter into interest rate swaps to manage interest rate exposure only.

Interest Rate Risk Management Agreements

We enter into interest rate protection agreements to lock in interest rates on the variable portion of our debt. We do not use these agreements for trading or other speculative purposes, nor are we a party to any leveraged derivative in-strument. Although these agreements are subject to fluctuations in value, they are generally offset by fluctuations in the value of the underlying instrument or anticipated transaction.

In an interest rate swap, we agree to exchange, at specified intervals, the difference between a variable interest rate, based on 3-month London interbank offer rate, and either a fixed or another variable interest rate calculated by reference to an agreed-upon notional principal amount. The resulting rate dif-ferential is reflected as an adjustment to interest expense over the life of the swap. We did not exercise these swaps during 1998; at December 31, 1998, we received $23,000 to settle these agreements.

The following table summarizes our off-balance sheet interest rate swap agree-ments at December 31, 1998:

                            ----------------------------------------------
                                                                   Receive
                            Notional     Fair          Pay Rate       Rate
                              Amount    Value Maturity  (Fixed) (Variable)
                            -------- -------- -------- -------- ----------
                            ($000's) ($000's)          ($000's)   ($000's)
   Pay fixed rate, receive
    floating rate           $35,000    $254    12/03    4.805%    5.156%
   Pay fixed rate, receive
    floating rate           $40,000    $369    12/03    4.760%    5.156%

Payments under each agreement are quarterly, commencing March 1999 and ending December 2003.

                             Description of Triton

General

Our personal communications services licenses cover approximately 13 million potential customers in such major population and business centers as Charles-ton, Columbia and Greenville/Spartanburg, South Carolina, Richmond and Norfolk, Virginia and Augusta and Savannah, Georgia, as well as major resort destina-tions such as Myrtle Beach, Hilton Head and Kiawah Island, South Carolina and Virginia Beach, Virginia. Our markets have attractive economic and demographic characteristics and are experiencing strong growth in usage of wireless servic-es. In addition, the resort destination markets, which attract millions of vis-itors per year, are major roaming markets for AT&T's customers. Our licensed area is adjacent to commercially operating AT&T Wireless systems located in the cities of Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia with a population of 27 million in these three cities.

From the second half of 1998 through the first half of 1999, we successfully launched our services in the following fifteen markets:

   Market                            Launch Date                  Potential Customers
   ------                            --------------               -------------------
   Myrtle Beach, SC                  July, 1998                               248,000
   Norfolk/Hampton Roads, VA         December, 1998                         1,735,000
   Augusta, GA                       January, 1999                            566,000
   Florence, SC                      January, 1999                            255,000
   Charleston, SC                    January, 1999                            617,000
   Anderson, SC                      January, 1999                            330,000
   Greenville, SC                    February, 1999                           854,000
   Columbia, SC                      February, 1999                           615,000
   Fredericksburg, VA                March, 1999                              153,000
   Wilmington, NC                    April, 1999                              301,000
   Fayetteville, NC                  April, 1999                              851,000
   Charlottesville, VA               April, 1999                              212,000
   Roanoke, VA                       May, 1999                                632,000
   Hickory-Lenoir, NC                June, 1999                               318,000
   Richmond, VA                      June, 1999                             1,183,000
                                                                            ---------
     Total                                                                  8,870,000
                                                                            =========

Our launched network covers 67% of our licensed potential customers. We have a strong distribution presence in our launched markets with 42 company-owned stores and more than 193 retail outlets where customers can buy our services. Additionally, we market our services through more than 50 business-to-business representatives.

We offer our customers simple rate plans with large regional calling areas, su-perior call quality, personalized customer care and competitive pricing in the markets we serve. We believe that, as an AT&T affiliate, we will attract cus-tomers through the national brand and coast-to-coast roaming provided by AT&T and its roaming partners. We have also entered into an agreement with TeleCorp PCS, Inc. and Tritel PCS, Inc., two other companies similarly affiliated with AT&T, to adopt SunCom as a common regional brand that is co-branded with AT&T, giving equal emphasis to each brand. We and the other SunCom companies are es-tablishing the SunCom brand as a basis for building a strong regional presence with a service area covering approximately 43 million potential customers.

We have chosen to build our personal communications services network using time division multiple access technology based on the IS-136 standard, which is the technology AT&T uses for its nationwide wireless network. This creates instant compatibility between our network and AT&T's and other time division multiple access/IS-136 standard networks. Time division multiple access/IS-136 technolo-gy, among other things, allows service providers to offer enhanced integrated services not currently offered by traditional analog cellular providers, in-cluding integrated voicemail, caller identification and short-messaging.

In addition to AT&T Wireless' contribution of the personal communications serv-ices licenses, we have raised $191.5 million of irrevocable equity commitments payable over a three-year period. $131.5 million of which we have received to date, from, or from entities managed by, Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital

Management Incorpotrated, Toronto Dominion Capital (USA), Inc., First Union Capital Partners, Inc. and Duff Ackerman Goodrich & Assoc., L.P. and certain management stockholders and entered into a $425.0 million credit facility. In addition, the private offering of the notes, consummated on May 4, 1998, pro-vided us with approximately $290.0 million of net proceeds.

Strategic Alliance with AT&T

AT&T holds FCC licenses to provide wireless telecommunications service in areas covering more than 96% of the U.S. population. In order to effectively and rap-idly construct its personal communications services markets and commence offer-ing wireless services, AT&T has focused on building-out selected cities within its coverage area, while entering into agreements with independent wireless op-erators, such as Triton, to build out and operate the remainder of its markets. AT&T contributed to us personal communications services licenses covering 20 MHz of spectrum in our licensed area in exchange for an equity interest in Tri-ton Holdings and certain other rights, including preemptive rights and the right to nominate one board member of Triton Holdings. AT&T has retained 10 MHz of spectrum in our licensed area for its use as a non-mobile wireless provider. The terms of the joint venture between AT&T and Triton, including those gov-erning the 10 MHz of spectrum retained by AT&T, are set forth in the agreements with AT&T described below. See "Certain Relationships and Related Transac-tions--The AT&T Agreements."

We believe our alliance with AT&T will enable us to benefit from AT&T's brand name recognition and marketing efforts and provides numerous other strategic advantages, including the following:

License Rights. We will market our personal communications services as Member, AT&T Wireless Network and will use the globally recognized AT&T logo.

Company Exclusivity. We will be AT&T's exclusive provider of wireless mobility services for people residing within our licensed area.

AT&T Exclusivity. We will use AT&T as our provider of telecommunications serv-ices, other than wireless mobility, for our ancillary or bundled services, in-cluding long distance and, where applicable, our own local service.

Roaming. AT&T's and Triton's customers who own dual-band/dual-mode phones will roam on each other's mobile wireless systems. We will be the preferred provider of mobile wireless telecommunications for AT&T's wireless customers that roam in our licensed area.

Products and Services. We have benefited and expect to continue to benefit from AT&T-related discounts on such products and services as handsets, infrastruc-ture equipment and billing services.

Resale by AT&T. AT&T will use our network to provide our personal communica-tions services to accounts that reside in our licensed area. See "Certain Rela-tionships and Related Transactions--The AT&T Agreements--The Stockholders' Agreement--Exclusivity."

Business Strategy

We intend to become a leading provider of wireless broadband communications services in our markets. To achieve this objective, we have pursued and will continue to pursue the following business strategies:

Leverage Relationship with AT&T. We intend to capitalize on the marketing op-portunities derived from our relationship with AT&T, including:

  .  equal emphasis on, and co-branding of, the SunCom and AT&T logos;

  .  nationwide coverage;

  .  an expansive regional calling area; and

  .  bundling of AT&T telecommunications products and service offerings.

We believe our joint venture with AT&T will also yield the following benefits:

  .  favorable vendor contracts;

  . long-term roaming arrangements with prescribed pricing, including pre-ferred carrier status for AT&T-affiliated roaming traffic; and

  .  availability of AT&T's customer service centers.

Execute Integrated Marketing Plan. We have adopted a marketing approach that leverages AT&T's nationwide presence and brand name. We expect to capitalize on our regional focus and our ability as a small, entrepreneurial company to re-spond quickly and creatively to changing customer needs. In all of our market-ing efforts, we emphasize improved quality, enhanced features and favorable pricing of our personal communications services system over those of our compe-tition. We have designed our marketing strategy to increase overall wireless communications penetration designed to appeal to a broad demographic base.

Capitalize on Extensive Territorial Reach. Our licensed area covers a signifi-cant percentage of the population of Virginia, virtually all of South Carolina, the northeast region of Georgia, portions of eastern Tennessee and large sec-tions of the eastern and western portions of North Carolina. We believe that we will have an advantage over our competitors who have less extensive and/or non-contiguous coverage by offering regional and state-wide personal communications services using 100% of our own network facilities. Thus, we do not need to use a third party long-distance carrier, and our customers will be able to complete almost any call within our region without incurring roaming charges. We believe the optimal design of our network will minimize interconnect expenses and re-duce infrastructure costs from current rates. In addition, we are operating our entire system using only two regional offices, one in Charleston, South Caro-lina and one in Richmond, Virginia, which creates operating efficiencies.

Provide Superior Customer Service. Our strategy is predicated on building strong, enduring relationships with customers. We have developed an organiza-tion in which all employees view their functions in terms of their impact on our customers. We have developed a compensation plan tied to the attainment of customer quotas and customer retention rates, and we manage our customer rela-tionships effectively through the use of sophisticated information systems that best meet the evolving needs of individual customers.

Deploy State-of-the-Art Technology. Our choice of time division multiple access technology using the IS-136 platform provides us with the opportunity to capi-talize on certain advantages, such as higher voice quality, greater security and other enhanced features, than those offered by analog cellular service providers. This technology also provides more powerful error correction, less susceptibility to fading and reduced interference, resulting in fewer dropped calls and increased customer capacity. In addition, time division multiple ac-cess dual-band/dual-mode handsets provide operating capability in both digital mode at 1900 MHz and 800 MHz and analog mode at 800 MHz, which increases the customer's roaming capabilities. Furthermore, time division multiple access uses a hierarchical cell structure that allows for cost-effective capacity en-hancement and greater customization of calling plans. See "--Time Division Mul-tiple Access Digital Technology." Deployment of this technology involves risk. See "Risk Factors--Our technological infrastructure could become obsolete, re-sulting in costly upgrades or replacement."

Execute High Quality Build-Out Plan. We have and plan to continue to construct a state-of-the-art, high quality network beyond our initial configuration. Our radio frequency design has a high density of cell sites which, together with the use of digital technology, will allow our system to handle higher traffic demand than cellular operators can, which allows us to offer lower per-minute rates. Our network design will also allow extensive use of micro- and mini-cell sites to service expensive, difficult to reach locations and coverage gaps within our wireless network. Through the deployment of our initial configura-tion, we have acquired or built approximately 660 cell sites, and we operate four switching centers. We designed our network architecture to optimize the use of co-location on existing sites, which minimizes the construction of new towers and significantly reduces our need to obtain zoning approvals.

Summary Market Data

We believe the contiguous markets covered by our personal communications serv-ices licenses are in an area with attractive demographic characteristics, in-cluding above national average population growth, population density of 87% above the national average and strong local interstate traffic density.

                           ----------------------------------------------------------
                           Potential    % Growth    Population
                           Customers     1995-       Density       Local Interstate
Licensed Areas (1)           (2)        2000 (3)       (4)        Traffic Density (5)
------------------         ---------    --------    ----------    -------------------
Charlotte Major Trading
 Area
Anderson, SC.............      329.4        0.97%          114                 29,830
Asheville/Hendersonville,
 NC......................      568.2        1.41            93                 28,806
Charleston, SC...........      638.0       (0.10)          118                 36,887
Columbia, SC.............      627.9        1.18           158                 31,678
Fayetteville/Lumberton,
 NC......................      642.0        1.51           133                 27,781
Florence, SC.............      257.0        0.80           113                 24,924
Goldsboro/Kinston, NC....      233.0        0.98           114                  9,068
Greenville/Washington,
 NC......................      241.3        1.31            60                    n.a
Greenville/Spartanburg,
 SC......................      853.2        0.94           215                 28,578
Greenwood, SC............       72.8        0.58            91                   n.a.
Hickory/Lenoir, NC.......      319.9        1.16           196                 31,709
Jacksonville, NC.........      150.3        0.67           197                   n.a.
Myrtle Beach, SC.........      156.6        0.83           137                   n.a.
New Bern, NC.............      166.9        0.49            82                   n.a.
Orangeburg, SC...........      118.8        0.25            63                 27,530
Roanoke Rapids, NC.......       79.6        0.55            63                 28,837
Rocky Mount/Wilson, NC...      212.7        0.82           150                 26,101
Sumter, SC...............      154.1        0.87            92                 19,303
Wilmington, NC...........      304.3        2.50           106                 14,139

Knoxville Major Trading
 Area
Kingsport, TN............      682.2        0.38           116                 23,560
Middlesboro/Harlan, KY...      123.3        0.23            77                   n.a.
Atlanta Major Trading
 Area
Athens, GA...............        188        1.66           136                 37,150
Augusta, GA..............      567.8        0.51            88                 24,425
Savannah, GA.............        715        1.38            78                 24,362

Washington Major Trading
 Area
Charlottesville, VA......      211.4        1.13            73                 15,981
Fredricksburg, VA........      132.5        2.64            98                 67,775
Harrisonburg, VA.........      140.9        0.98            57                 29,618
Winchester, VA...........      154.8        1.23           116                 25,166

Richmond Major Trading
 Area
Danville, VA.............      177.6        0.32            79                   n.a.
Lynchburg, VA............      158.1        0.01           116                 32,447
Martinsville, VA.........       89.3       (0.34)          102                   n.a.
Norfolk-Virginia Beach,
 VA......................      1,772        0.93           299                 61,252
Richmond/Petersburg, VA..    1,202.7        0.84           131                 36,233
Roanoke, VA..............      638.8        0.48            90                 27,649
Staunton/Waynesboro, VA..      106.9        0.62            75                 27,180
Triton total/average.....     13,187(6)     0.91(7)        144(8)              30,240(9)
U.S. average.............       n.a.        0.83         77(10)                31,521

---------------
All figures are based on 1997 estimates by Paul Kagan Associates, Inc.

 (1) Licensed areas are segmented into basic trading areas.
 (2) The estimated average annual population growth rate for 1995-2000 was applied to estimates of 1995 potential customers to calculate the 1997 potential customers in each market.
 (3) Estimated average annual population growth based on 1995 population and estimated 2000 population.
 (4) Number of potential customers per square mile.
 (5) Daily vehicle miles traveled (interstate only) divided by interstate highway miles in the relevant area.
 (6) Total potential customers in the licensed area.
 (7) See note 3. Weighted by potential customers. Projected average annual population growth in our licensed area.
 (8) Weighted by population equivalents. Average number of potential customers per square mile in our licensed area.
 (9) Weighted by interstate miles. Average daily vehicle miles traveled (interstate only) divided by interstate highway miles in our licensed area.
(10) Average number of potential customers per square mile for the U.S.

Services and Features

We intend to provide affordable, reliable, high-quality mobile telecommunica-tions service. Through our digital personal communications services network, we plan to introduce a wide array of services and features that are designed to provide customers with greater call management capabilities and increase usage for both outgoing and incoming calls.

  Contiguous Presence. We believe that our presence in our large contiguous area, which is adjacent to AT&T's wireless network markets of Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia, will be a substantial competitive advantage. Our affiliation with the AT&T Wireless Network will provide us with access to nationwide coverage, while our sizable home area, which includes adjacent AT&T wireless markets, will allow us to offer cost-effective, competitive regional calling plans stretching down much of the Mid-Atlantic and southeastern coastal regions.

  Feature-Rich Handsets. As part of our basic service offering, we provide easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and easy-to-use menus rather than numeric codes to operate handset functions. These handsets allow mobile access to Internet services and will have the ability to interact with personal computers.

  Tri-Mode Handsets. Through the use of tri-mode handsets, which are handsets compatible with personal communications services, digital cellular and analog cellular frequencies and service modes, we offer customers nationwide roaming across a variety of wireless networks. Tri-mode handsets incorporate a roaming database, which can be updated over the air, that controls roaming preferences, typically completing calls using the best available system, from both quality and cost perspectives. We offer our customers use of technologically advanced Nokia and Ericsson handsets. We have branded our tri-mode handsets under the name m-net(TM) Technology.

  Extended Battery Life. Tri-mode handsets offer significantly extended battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of sleep-mode while turned on but not in use, thus improving efficiency for incoming calls, as users will be able to leave these phones on for significantly longer periods than they can with wireless phones using an earlier technology. The use of tri-mode handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

  Improved Voice Quality. We believe the version of time division multiple access technology we are using offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, which results in fewer dropped calls, compared to earlier versions of time division multiple access technology.

  Voice Privacy and Call Security. Digital technology is inherently more secure than analog technologies. Each voice signal is converted into a stream of data bits, which is encoded and then separated. This security provides increased voice privacy for our customer and enhanced fraud protection, as it is more difficult for a call to be decoded.

  Paging and Short-Messaging. Our network has the capability to send and receive pages and short text messages. These services allow customers to use less expensive forms of wireless communications when conversation is not necessary. We offer short-messaging as a bundled service on select packages and as an extra feature available to all customers.

  Pre-Paid Services. We offer our customers the option to subscribe for a pre-paid service which enables them to better monitor and control their usage. Pre-pay customers are able to use services within our licensed areas. We provide an expansive feature set to our pre-pay customers such as call waiting, and we market the pre-paid services to a broad segment of customers.

  Wireless In-Building Services. As the use of wireless devices becomes more widespread, consumers increasingly are demanding wireless services which extend into office buildings, subways, airports, shopping centers and private homes. We are implementing micro-cellular technology to offer corporate users full in-building coverage and four-digit wireless office dialing. In addition, we are working with a number of hardware and software suppliers to develop next generation full-scale wireless office services, including wireless switchboard and wireless local area network services, which will enable users to use wireless handsets both inside and outside of the office.

Data and Internet Services. Because of the quality of digital signal transmission, wireless communications systems are suitable for the transmission of wireless data services such as weather reports, sports summaries, fax services, access to stock quote services and monitoring of alarm systems.

Marketing Strategy

Our marketing strategy has been developed on the basis of extensive market re-search in each of our markets. This research indicates that limited coverage of existing wireless systems, relatively high cost, inconsistent performance and overall confusion about wireless services create subscriber dissatisfaction and reduce the attractiveness of wireless services for potential new subscribers. We believe that our affiliation with the AT&T brand name and the distinctive advantages of our time division multiple access, combined with simplified, at-tractive pricing plans, will allow us to capture significant market share from existing analog cellular providers in our markets and to attract new wireless users. We are focusing our marketing efforts on four primary market segments:

(1)corporate accounts;

(2)current cellular users;

(3)individuals with the intent to purchase a wireless product within six months; and

(4)pre-paid subscribers.

For each segment, we are creating a specific marketing program including a service package, pricing plan and promotional strategy. We believe that targeted service offerings will increase customer loyalty and satisfaction, thereby reducing customer turnover.

Regional Co-Branding. We have entered into agreements with Telecorp PCS and Tritel PCS, other companies affiliated with AT&T, to adopt a common regional brand, SunCom. We market our wireless services as SunCom, Member of the AT&T Wireless Network and use the globally recognized AT&T brand name and logo in equal size and prominence with the SunCom brand name and logo. Use of the AT&T brand reinforces an association with reliability and quality. We and the other SunCom companies are establishing the SunCom brand as a strong local presence with a service area covering approximately 43 million potential customers. We enjoy preferred pricing on equipment, handset packaging and distribution by virtue of our affiliation with AT&T and the other SunCom companies. See "Cer-tain Relationships and Related Transactions--The AT&T Agreements" and "--Other Related Party Transactions."

Pricing. Our pricing plans are competitive and straightforward, offering large packages of minutes, large regional calling areas and usage enhancing features. One way we differentiate ourselves from existing wireless competitors is through our pricing policies. We offer pricing plans designed to encourage cus-tomers to enter into long term service contract plans.

In May 1998, AT&T introduced Digital One Rate, a suite of rate plans that has caused a redefinition of the concept of local service area in the United States wireless marketplace. These rate plans include large packages of minutes which can be used locally, or practically anywhere in the United States on AT&T's wireless network and through AT&T's extensive network of roaming agreements. These plans also bundle long distance and roaming charges. Subscribers can make calls to or from most locations in the United States and pay no additional roaming fees or long distance charges. The Digital One Rate and other flat rate plans are also causing a shift in calling patterns in the wireless industry. Although these plans are too new to predict the long-range effect on consumer behavior, it appears that usage, and in particular long distance usage, has risen since the introduction of these plans.

We offer our customers national, local network only, and many regional rate plans. Our rate plans allow customers to make and receive calls anywhere within a nine-state region and the District of Columbia without paying additional roaming or long distance charges. By contrast, competing flat rate plans gener-ally restrict flat rate usage to such competitors' owned networks. By virtue of our roaming arrangements with AT&T and its roaming partners, we believe we can offer competitive national, regional and local rate plans.

We believe the pre-paid subscriber segment represents a large market opportuni-ty, and we offer pricing plans that will drive growth in this category. Pre-pay plans provide an opportunity for individuals whose credit profiles would not otherwise allow them access to wireless communications to take advantage of our services. In addition, our pre-pay plans provide an attractive alternative for parents and employers who need or want to control use by family members or em-ployees, respectively. We offer our pre-paid subscribers most of the same digi-tal services and features available to other customer segments. Typical pre-pay plans of competitors, by contrast, provide low quality handsets, high per-minute rates and limited services and features.

Bundling and Affinity Marketing. We may bundle our wireless communications services with other communications services, including discounted long distance services, through strategic alliances and resale agreements with AT&T and oth-ers. We also may offer service options in partnership with local business and affinity marketing groups. Examples of these arrangements include offering wireless services with utility services, banking services, cable television, Internet access or alarm monitoring services in conjunction with local informa-tion services. Such offerings provide the customer access to information, such as account status, weather and traffic reports, stock quotes, sports scores and text messages from any location.

Customer Care. We are committed to building strong customer relationships by providing our customers with service that exceeds expectations. We currently are operating two state-of-the-art customer care facilities, one in Charleston, South Carolina and one in Richmond, Virginia, which house our customer service, collections and anti-fraud personnel. Through the support of approximately 100 customer care representatives and a highly sophisticated customer care platform provided by Intergrated Customer Systems, we have been able to implement one ring customer care service using live operators and state-of-the-art call rout-ing, so that over 90% of incoming calls to our customer care centers are an-swered on the first ring. In addition, we emphasize proactive and timely cus-tomer service, including welcome packages and anniversary calls. We believe these intiatives will result in higher levels of customer satisfaction and re-duced customer turnover. We intend to expand our web-based services to include online account-specific information that allows customers to check billing, modify service or otherwise manage their accounts.

We are developing a state-of-the-art data warehouse which will also allow us to cross-link billing, marketing and customer care systems to collect customer profile and usage information. This information provides us with the tools nec-essary to increase revenue through channel and product profitability analysis and to reduce customer acquisition costs through implementation of more effec-tive marketing strategies.

Advertising. We believe our most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media and promotional efforts at the community level with advertisements in local publi-cations and sponsorship of local and regional events. We combine our local ef-forts with mass marketing strategies and tactics to build the SunCom and AT&T brands locally. Our media effort includes television, radio, newspaper, maga-zine, outdoor and Internet advertisements to promote our brand. In addition, we use newspaper and radio advertising and our web page to promote specific prod-uct offerings and direct marketing programs for targeted audiences.

Sales and Distribution

We utilize a mix of sales and distribution channels, including a network of company stores, nationally recognized retailers and a direct sales force for corporate accounts with direct marketing channels such as telesales, neighbor-hood sales and online sales. We work with AT&T's sales channels to coopera-tively exchange leads and develop new business.

Company Stores. We make extensive use of company stores for the distribution and sale of our handsets and services. We believe that company stores offer a considerable competitive advantage by providing a strong local presence, which is required to achieve high penetration in suburban and rural areas. We also believe that company stores offer one of the lowest customer acquisition costs among our different distribution channels. Sales representatives in company stores receive in-depth training which allows them to explain wireless communi-cations services simply and clearly. This training, combined with the use of a highly sophisticated point-of-sale terminal provided by Lightbridge, enables completion of an entire transaction, from the time the customer enters the store to the time of handset activation, within ten minutes. We believe this process distinguishes us from our competitors and will increase subscribership within our markets. Company stores have two different formats: flagship stores and kiosks. Our flagship stores are located in the principal retail district in each market. We are deploying kiosks to maximize our retail presence in each market and to take advantage of high traffic areas like shopping malls and air-ports. We have opened 42 company-owned SunCom stores as of June 30, 1999.

Retail Outlets. We have negotiated distribution agreements with national and regional mass merchandisers and consumer electronics retailers, including Cir-cuit City, Office Depot, Staples, Best Buy, Metro Call and Zapp's. We currently have over 193 retail outlet locations where customers can purchase our servic-es. These distributors are chosen based upon their ability to reach our target customers in our service area. In some of these retail store locations, we are implementing a store-within-a-store concept, which uses visual merchandising to leverage the brand awareness created by both SunCom and AT&T advertising. We support their dedication of valuable floor space to wireless communications products through a local team of retail merchandisers and attention grabbing point-of-sale materials.

Direct Sales. We focus our direct sales distribution channels on high-revenue, high profitability corporate users. Our direct corporate sales force consists of dedicated professionals targeting wireless decision-makers within large cor-porations. We also benefit from AT&T's national corporate accounts sales force. AT&T, in conjunction with us, supports the marketing of our services to AT&T's large national accounts located in certain of our service areas. We have formed regional advisory groups as an additional way to interface with corporate cus-tomers in our markets. These advisory groups are comprised of local business leaders who are wireless users, or prospective users, and are designed to pro-vide timely feedback regarding our proposed wireless offerings and to establish a customer base prior to launch. See "--Marketing Strategy."

Direct Marketing. We use direct marketing efforts such as direct mail and telemarketing to generate leads and stimulate prospects for our telemarketing department. Telesales allow us to maintain low selling costs and to up-sell ad-ditional features or customized services.

Website. Our web page provides current information about us, our markets and our product offerings. We are also establishing an online store on our website. The web page conveys our marketing message, and we expect it will generate cus-tomers through online purchasing. We deliver all information that a customer requires to make a purchasing decision at our website. Customers are able to choose rate plans, features, handsets and accessories. The online store will provide a secure environment for transactions, and customers purchasing through the online store will encounter a transaction experience similar to that of customers purchasing service through other channels.

Network Build-Out

The build-out of our personal communication services network involves:

  .  systems design;

  .  acquisition or lease of cell sites;

  .  equipment procurement;

  .  relocation of existing microwave users;

  .  interconnection with other communications providers;

  .  construction of cell sites;

  .  installation of switches and testing; and

  . optimization and implementation of advanced management information and billing systems.

A planning, acquisition, engineering and construction management team, composed of approximately 200 engineering employees, independent contractors and consul-tants, is designing and constructing our digital network based on regional mar-keting and product requirements to meet our targets for consistency, uniformity and reliability.

Our principal objective is to maximize population coverage levels within targeted demographic segments and geographic areas, rather than building out wide-area cellular-like networks. We expect to extend our coverage to approxi-mately 80% of the potential customers in our licensed area by 2002.

We have now launched all of our Phase I markets. This includes 660 cell sites, including those purchased in the Norfolk and Myrtle Beach transactions, and four switches in 15 cities in our licensed area. This covers approximately 23,787 square miles. During Phase II we expect to launch another 18 cities through our deployment of an additional 580 cell sites and two switches. Our Phase III build-out will emphasize deployment on highways linking cities in our licensed area as well as neighboring cities where AT&T and other carriers using time division multiple access technology operate. We expect to require approxi-mately 1,000 cell sites and an additional three switches for Phase III.

Radio Frequency Design. Triton, along with Wireless Facilities Inc., a radio frequency engineering firm, developed the radio frequency design for the Phase I and Phase II build-outs of our digital network in our initial configuration. This process includes cell site design, frequency planning and network optimi-zation for each of these markets. Radio frequency engineering also allocates voice channels and assigns frequencies to cell sites, taking into consideration both personal communications services and microwave interference issues.

Property Acquisition. Two experienced vendors, Crown Castle International Corp. and American Tower, are responsible for identifying and obtaining the property we require to build-out our network, including securing all zoning, permitting and surveying approvals and licenses. The cell site selection proc-ess required the lease or acquisition of approximately 600 sites prior to com-mencement of commercial operations of our network in our initial configura-tion, an additional 600 sites for Phase II deployment and approximately 1,000 sites prior to full operation in our licensed area, many of which are likely to require us to obtain zoning variances or other local governmental or third-party approvals or permits. As of June 30, 1999, we had signed leases or op-tions for 785 sites, 48 of which were awaiting required zoning approvals.

Construction and Installation. Along with Crown Castle and American Tower, we are managing the deployment of our digital network. Crown Castle and American Tower act as construction management contractors and employ local construction firms to build the cell sites.

Microwave Relocation. We must clear our personal communications services spec-trum by relocating certain commercial microwave service users within our li-censed area before we can become operational. We have contracted with Crown Castle to assist in the microwave relocation process. The FCC has a microwave relocation cost-sharing plan that limits permissible relocation costs and out-lines procedures for the sharing of relocation costs where the relocation of private microwave facilities benefits multiple broadband personal communica-tions services licensees. See "The Wireless Communications Industry--Licensing of Personal Communications Services Systems."

We believe we must relocate a total of four microwave paths in our licensed areas, of which two were relocated before we launched commercial service in our initial configuration. The two relocation agreements were executed on Au-gust 17, 1998. We will relocate the remaining two microwave paths as business requirements for service coverage expansion dictate and as FCC negotiation pe-riods expire.

Interconnection. Our digital personal communications services and cellular network connects to local exchange carriers. We have negotiated and received state approval of or are negotiating, or intend to negotiate, interconnection agreements with telephone companies operating or providing service in the areas where we are deploying our digital personal communications services net-work. We intend to use AT&T as our inter-exchange or long-distance carrier as provided in the stockholders' agreement.

Roaming. Wireless service providers are able to offer service to customers from other systems when the customers travel through their service area. Cus-tomers typically pay higher rates while roaming outside of their home market. Common frequency and signaling technology make roaming possible in today's an-alog and digital cellular environment, although personal communications serv-ices and analog cellular systems operate on different frequencies and with different signaling technologies.

In areas where time division multiple access-based personal communications services are not available, we intend to offer a roaming option on the tradi-tional analog cellular and digital cellular systems via tri-mode handsets ca-pable of transmitting over either cellular or personal communications services frequencies. We will provide access to cellular coverage through the use of tri-mode handsets, which have recently become commercially available. Under the terms of the agreements with AT&T, our customers who own tri-mode handsets will be able to roam on AT&T's wireless network. In addition, under the terms of the stockholders' agreement, AT&T will use commercially reasonable efforts to enable us to become a party to the roaming agreements between AT&T and other operators of cellular or personal communications services systems.

Information Technology. Together with our equipment vendors, we have intro-duced sophisticated network management and operations support systems which facilitate network fault detection, correction and management, performance and usage monitoring and security. We also have systems capabilities through our vendor, Aldiscon, which allow over-the-air activation of the handset and pro-vision of services.

Network Operations

The effective operation of our network requires public switched interconnec-tion and backhaul agreements with other communications providers, long dis-tance interconnection, the implementation of roaming arrangements, the devel-opment of network monitoring systems and the implementation of information technology systems.

Switched Interconnection/Backhaul. Our network is connected to the public switched telephone network to facilitate the origination and termination of traffic between our network and both the local exchange and long distance car-riers. We have signed agreements with numerous carriers.

Long Distance. We have executed a wholesale long distance agreement with AT&T providing for preferred rates for long distance services.

Roaming. Through our arrangements with AT&T, and via the use of tri-mode hand-sets, our customers have roaming capabilities on AT&T's wireless network. Fur-ther, we have the benefit of AT&T's roaming agreements with third-party carri-ers at AT&T's preferred pricing, including in-region roaming agreements cover-ing all of our launched service areas.

Network Monitoring Systems. Our network operations center provides around-the-clock monitoring and maintenance of our entire network. The network operations center is equipped with sophisticated electronics constantly monitoring the status of all base stations and switches and recording network traffic. The network operations center provides continuous monitoring of system quality for blocked or dropped calls, call clarity and evidence of tampering, cloning or fraud. We designed our network operations center to oversee the interface be-tween customer usage, data collected at switch facilities and our billing sys-tems. We manage usage reports, feature activation and related billing times on a timely and accurate basis. Our network operations center is located in the Charleston, South Carolina switch center, and we also have back-up network op-erations center capabilities in our Richmond, Virginia data center.

Information Technology. We operate management information systems to handle customer care, billing, network management and financial and administrative services. The systems focus on three primary areas:

 (1) network management, including service activation, pre-pay systems, traf-fic and usage monitoring, trouble management and operational support sys-tems;

 (2) customer care, including billing systems and customer service and support systems; and

 (3) business systems, including financial, purchasing, human resources and other administrative systems.

We have incorporated sophisticated network management and operations support systems to facilitate network fault detection, correction and management, per-formance and usage monitoring and security. We employ system capabilities de-veloped to allow over-the-air activation of handsets and to implement fraud protection measures. We maintain stringent controls for both voluntary and in-voluntary deactivations. Subscriber disconnections we initiated are minimized by:

 (1) preactivation screening to identify any prior fraudulent or bad debt ac-tivity;

 (2) credit review reinforced by Lightbridge; and

 (3) call pattern profiling to identify where we need activation and termina-tion policy adjustments.

We entered into a long-term software license, development and implementation agreement with Convergys to provide our billing system, and we have engaged a variety of industry leaders such as Aldiscon Systemslink and Lucent to provide activation, fraud management and support systems.

Time Division Multiple Access Digital Technology

We have chosen digital time division multiple access technology for our net-work. Time division multiple access allows for the use of advanced tri-mode handsets which allow roaming across personal communications services and cellu-lar frequencies, including both analog and digital cellular. Time division mul-tiple access digital technology allows for enhanced services and features over other technologies, such as short-messaging, extended battery life, added call security and improved voice quality. Time division multiple access's hierarchi-cal cell structure enables us to enhance network coverage with lower incremen-tal investment through the deployment of micro, as opposed to full-size, cell sites. This will enable us to offer customized billing options and to track billing information per individual cell site, which is practical for advanced wireless applications such as wireless local loop and wireless office applica-tions. In addition, time division multiple access technology allows three times the capacity of analog systems.

Time division multiple access digital technology is the digital technology choice of two of the three largest wireless communications companies in the United States, AT&T and SBC Communications. Time division multiple access served an estimated 19 million subscribers worldwide and nine million subscrib-ers in North America as of December 31, 1998, according to the Universal Wire-less Communications Consortium, an association of time division multiple access service providers and manufacturers. The increased volume of time division mul-tiple access users has increased the probability that time division multiple access technology will remain an industry standard. Time division multiple ac-cess equipment is available from leading telecommunication vendors such as Lu-cent, Ericsson and Northern Telecom. See "Risk Factors--Our technological in-frastructure could become obsolete, resulting in costly upgrades or replace-ment."

Competition

We believe subscribers choose a wireless communciations service provider prin-cipally based on network coverage, pricing, quality of service and customer care. We believe we enjoy certain advantages over our competitors because we offer our customers coverage where they live, work and play, plus nationwide coverage, immediately upon launch, through our relationship with AT&T and its roaming partners. Our pricing plans are competitive and straightforward, offer-ing large packages of minutes, large regional calling areas with in-region roaming capabilities to supplement our network and usage enhancing features. We believe that our time division multiple access digital technology provides bet-ter quality services and more enhanced features than does analog cellular tech-nology and we believe that as a result customers increasingly will choose digi-tal over analog service. We have deployed two state-of-the-art customer care facilities designed to provide proactive service. Our marketing plan includes at least four customer contacts annually, including welcome calls, first bill calls and anniversary calls. We market our wireless services to our customers with equal emphasis on the SunCom and AT&T brand names and logos. Our market research indicates that association with the AT&T brand name reinforces con-sumer associations of reliability and quality and significantly increases the likelihood that potential customers will purchase our wireless communication services.

We compete directly with at least two cellular providers and other personal communications services providers in each of our markets except Myrtle Beach, where we are one of the cellular providers, and against enhanced specialized mobile radio providers in some of our markets. These cellular providers have an infrastructure in place and have been operational for a number of years, and some of these competitors have greater financial and technical resources than we do. These cellular operators may upgrade their networks to provide services comparable to those offered by us.

Our ability to compete successfully will depend, in part, on our ability to an-ticipate and respond to various competitive factors affecting the industry, in-cluding the introduction of new services, changes in consumer preferences, de-mographic trends, economic conditions and competitors' discount pricing strate-gies, all of which could adversely affect our operating margins. See "Risk Fac-tors--Our technological infrastructure could become obsolete, resulting in costly upgrades or replacements."

Intellectual Property

The AT&T globe design logo is a service mark registered with the United States Patent and Trademark Office. AT&T owns the service mark. We expect, under the terms of our license agreement with AT&T, to use, royalty-free, the AT&T globe design logo and certain other service marks of AT&T in connection with market-ing, offering and providing licensed services to end-users and resellers, solely within our licensed area. The license agreement also grants us the right and license to use the licensed marks on certain permitted mobile phones.

Except in certain instances, AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks. In all other instances, AT&T re-serves for itself and its affiliates the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or outside of our licensed area.

The license agreement contains numerous restrictions with respect to the use and modification of any of the license marks. See "Certain Relationships and Related Transactions--The AT&T Agreements--License Agreement."

Employees

As of June 30, 1999, we had 664 employees. We believe our relations with our employees are good.

Properties

Triton, through Triton Management Company, Inc., maintains its executive of-fices in Malvern, Pennsylvania. We also maintain two regional offices in Rich-mond, Virginia and Charleston, South Carolina.

Legal Proceedings

We are not a party to any lawsuit or proceeding which, in management's opinion, is likely to have a material adverse effect on our business or operations.

                      The Wireless Communications Industry

Overview

Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way ra-dio applications, such as personal communications services, cellular telephone and enhanced specialized mobile radio services. Historically, the FCC licenses these applications, each of which operates in a distinct radio frequency block.

Since its introduction in 1983, wireless service has grown dramatically. The following chart illustrates the annual growth in United States wireless custom-ers through December 31, 1997:

                                 ----------------------------------------------
                                   1992    1993    1994    1995    1996    1997
Wireless Industry Statistics(1)  ------  ------  ------  ------  ------  ------
Total service revenues (in
 billions).....................  $  7.8  $ 10.9  $ 14.2  $ 19.1  $ 23.6  $ 27.5
Ending subscribers (in
 millions).....................    11.0    16.0    24.1    33.8    44.0    55.3
Subscriber growth..............    46.0%   45.1%   50.8%   40.0%   30.4%   25.6%
Average monthly service revenue
 per subscriber(2).............  $70.13  $67.13  $59.08  $54.91  $50.61  $46.11
Average monthly subscriber
 revenue per subscriber(3).....  $61.40  $58.74  $51.48  $47.59  $44.66  $41.12
Ending penetration.............     4.4%    6.2%    9.4%   13.0%   16.3%   20.2%

---------------
Source: Cellular Telecommunications Industry Association and Paul Kagan Associates.

(1)Reflects domestic U.S. commercially operational cellular, enhanced specialized mobile radio and personal communications services providers.
(2)Per subscriber revenue including roaming revenue.
(3)Per subscriber revenue excluding roaming revenue.

In the wireless communications industry, there are two principal services li-censed by the FCC for transmitting voice and data signals: cellular and per-sonal communications services. The FCC began auctioning personal communications services spectrum between 1850-1990 MHz in late 1994 to be used by personal communications services licensees to provide wireless communications services. Personal communications services will initially compete directly with existing cellular telephone, paging and specialized mobile radio services. Personal com-munications services will also include features that are not generally offered by cellular providers, such as data transmissions to and from portable comput-ers, advanced paging services and facsimile services. In addition, wireless providers may offer mass market wireless local loop applications in competition with wired local communications services. See "--Regulation."

Cellular service is currently the predominant form of wireless voice communica-tions service available. The FCC has made available for cellular service a por-tion of the radio spectrum from 824-894 MHz. Cellular systems were originally analog-based systems, although digital technology has been introduced in most markets. Analog technology currently has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a sin-gle radio channel to carry multiple simultaneous signal transmissions. This en-hanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy, and robust data transmission features, such as mobile office ap-plications including facsimile, electronic mail and wireless connections to computer/data networks, including the Internet.

Operation of Wireless Communications Systems

Wireless telecommunications service areas, whether cellular or personal commu-nications services, are divided into multiple cells. In both cellular and per-sonal communications services, each cell contains a transmitter, a receiver and signaling equipment, which is the cell site. The cell site is connected by mi-crowave or landline telephone lines to a switch that uses computers to control the operation of the cellular or personal communications services system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the lo-cal landline telephone system or to a long distance telephone carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and inter-exchange carriers, thus integrating their systems with the existing landline communications systems.

Because the signal strength of a transmission between a handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may hand off the call to another cell site where the signal strength is stronger. If a handset leaves the service area of a cellular or personal communications services system, the call is disconnected unless there is a technical connec-tion with the adjacent system.

Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is oper-ational in the area.

Although cellular and personal communications services systems use similar technologies and hardware, they operate on different frequencies and may use different technical and network standards. As a result, until the introduction of dual-band/dual-mode handsets in June 1997, it was not possible for users of one type of system to roam on a different type of system outside of their serv-ice area, or to hand off calls from one type of system to another.

Personal communications services systems operate under one of three principal digital signal transmission technologies, or standards, that have been proposed by various operators and vendors for use in personal communications services systems:

  .  time division multiple access;

  .  code division multiple access; or

  .  global system for mobile communications.

Time division multiple access and global system for mobile communications are both time division-based standards, but are incompatible with each other and with code division multiple access. Accordingly, a subscriber of a system that utilizes time division multiple access technology is currently unable to use a time division multiple access handset when traveling in an area not served by time division multiple access-based personal communications services operators, unless the subscriber carries a dual band/dual-mode handset or tri-mode that permits the subscriber to use the analog cellular system in that area.

Competition

Competition for subscribers among wireless licensees is based principally upon the services and features offered, the technical quality of the wireless sys-tem, customer service, system coverage, capacity and price. Competition may in-crease to the extent that licenses are transferred from smaller, stand-alone operators to larger, better capitalized and more experienced wireless communi-cations operators who may be able to offer subscribers certain network advan-tages similar to those we offer.

Except in Myrtle Beach, initially we will compete directly with two cellular providers in each of our licensed areas. The existing cellular providers in our markets, most of which have an infrastructure in place and have been opera-tional for a number of years, and several of which have significantly greater financial and technical resources than we do, may upgrade their networks to provide comparable services in competition with us. The technologies employed by these competitors are code division multiple access, whose relative strengths as compared to time division multiple access include good voice qual-ity and longer battery life, and global system for mobile communications, whose relative strengths as compared to time division multiple access include larger system capacity, a low cost infrastructure and international roaming capabili-ties due to worldwide deployment.

We will also compete with personal communications services license holders in each of our markets. We believe that the ownership of other personal communica-tions services licenses in our licensed area is fragmented. However, Sprint Corporation and BellSouth Corporation, among others, hold licenses that overlap large portions of our licensed area. We believe that most personal communica-tions services license holders have not commenced the roll-out of their net-works in our licensed area. However, we expect to compete directly with one or more personal communications services service providers in each of our markets in the future. See "--Regulation."

We also expect to face competition from other existing communications technolo-gies such as specialized mobile radio and enhanced specialized mobile radio, which is currently employed by Nextel Communications in our licensed area. Al-though the FCC originally created specialized mobile radio as a non-intercon-nected service principally for fleet dispatch, in the last decade it has liberalized the rules to permit enhanced specialized mobile radio, which can offer services that are functionally equivalent to cellular and personal communications services, and may be less expensive to build and operate than personal communications services systems.

The FCC requires all cellular and personal communications services licensees to provide service to resellers. A reseller provides wireless service to customers but does not hold an FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a re-seller is both a customer of a wireless licensee's services and a competitor of that licensee. Several small resellers currently operate in competition with us. Several years ago, the FCC initiated an administrative proceeding seeking comments on whether resellers should be permitted to install separate switching facilities in cellular systems. Although it tentatively concluded it would not require interconnection, this issue is still pending at the FCC. The FCC is also considering whether resellers should receive direct assignments of tele-phone numbers from the North American Numbering Plan Administrator. With re-spect to personal communications services licensees, the resale obligations terminate five years after the last group of initial licenses of currently al-lotted personal communications services spectrum were awarded. Accordingly, our resale obligations end on November 24, 2002.

The FCC is likely to offer additional spectrum for wireless mobile licenses in the future. Some applicants have received and others are seeking FCC authoriza-tion to construct and operate global satellite networks to provide domestic and international mobile communications services from geostationary and low-earth-orbit satellites. One such system, the Iridium system, began commercial opera-tions in 1998. We anticipate that market prices for two-way wireless services generally will decline in the future based upon increased competition. Our ability to compete successfully will depend, in part, on our ability to antici-pate and respond to various competitive factors affecting the industry, includ-ing new services that may be introduced, changes in consumer preferences, demo-graphic trends, economic conditions and competitors' discount pricing strate-gies, all of which could adversely affect our operating margins. We plan to use our digital feature offerings, national network through our AT&T joint venture, contiguous presence providing an expanded home-rate billing area and local presence in secondary markets to combat potential competition. We expect that our extensive digital network, once deployed, will provide cost effective means to react effectively to any price competition.

Regulation

The FCC regulates the licensing, construction, operation, acquisition and sale of personal communications services and cellular systems in the United States pursuant to the Communications Act, as amended from time to time, and the asso-ciated rules, regulations and policies promulgated by the FCC.

Licensing of Cellular and Personal Communications Services Systems

A broadband personal communications services system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband personal communications services. Broadband personal communications services systems generally are used for two-way voice applications. Narrowband personal communications services, in contrast, are for non-voice applications such as paging and data service and are separately licensed. The FCC has segmented the United States into personal communications services markets, resulting in 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awards two broadband personal communications services licenses for each major trading area and four licenses for each basic trading area. Thus, generally, six licensees will be authorized to compete in each area. The two major trading area licenses authorize the use of 30 MHz of spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. The FCC permits licensees to split their licenses and as-sign a portion, on either a geographic or frequency basis or both, to a third party. In this fashion, AT&T assigned us 20 MHz of its 30 MHz licenses covering our licensed area. Two cellular licenses are also available in each market. Cellular markets are defined as either metropolitan or rural service areas.

The FCC awards initial personal communications services licenses by auction. Auctions began with the 30 MHz, major trading area licenses and concluded in 1998 with the last of the basic trading area licenses. However, in March 1998, the FCC adopted an order that allows troubled entities that won personal commu-nications services 30 MHz C-Block licenses at auction to obtain financial re-lief from their payment obligations and to return some or all of their C-Block licenses to the FCC for reauctioning. The FCC completed the reauction of the returned licenses in April 1999. This action places additional spectrum in the hands of our potential competitors. The FCC may reauction other licenses that are returned by bidders or that are subject to default.

Under the FCC's current rules specifying spectrum aggregation limits affecting broadband personal communications services and cellular licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 MHz of personal communications services, cellular and certain specialized mo-bile radio services where there is significant overlap in any geographic area. Significant overlap will occur when at least 10% of the population of the per-sonal communications services licensed service area is within the cellular and/or specialized mobile radio service area(s). These spectrum aggregation rules are subject to a pending FCC proceeding which could revise or eliminate them.

All personal communications services licenses have a 10-year term, at the end of which they must be renewed. The FCC will award a renewal expectancy to a personal communications services licensee that has:

  .  provided substantial service during its past license term; and

  . has substantially complied with applicable FCC rules and policies and the Communications Act.

Cellular radio licenses also generally expire after a 10-year term in the par-ticular market and are renewable for periods of 10 years upon application to the FCC. Licenses may be revoked for cause and license renewal applications de-nied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for cellular licenses will be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings. Under current policies, the FCC will grant incumbent cellular licenses the same re-newal expectancy granted to personal communications services licensees.

All personal communications services licensees must satisfy certain coverage requirements. In our case, we must construct facilities that offer coverage to one-third of the population of our service area within five years of the origi-nal license grants to AT&T and to two-thirds of the population within ten years. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license. Our cellular license is not subject to coverage re-quirements.

For a period of up to five years, subject to extension, after the grant of a personal communications services license, a licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate our personal communications services systems efficiently and with adequate population coverage, we need to relocate approximately four of these incumbent licensees. In an effort to balance the competing interests of exist-ing microwave users and newly authorized personal communications services licensees, the FCC has adopted:

  . a transition plan to relocate such microwave operators to other spectrum blocks; and

  . a cost sharing plan so that if the relocation of an incumbent benefits more than one personal communications services licensee, those licensees will share the cost of the relocation.

Initially, this transition plan allowed most microwave users to operate in the personal communications services spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities that dedicate a majority of their system communications to po-lice, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two-year mandatory negotiation peri-od. In 1998 the FCC shortened the voluntary negotiation period by one year, without lengthening the mandatory negotiation period, for non-public safety personal communications services licensees in the C, D, E and F Blocks. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the personal communications services spectrum will be responsible for the costs of relocating to alternate spectrum locations. Our cellular li-cense is not encumbered by existing microwave licenses.

Personal communications services and cellular systems are subject to certain FAA regulations governing the location, lighting and construction of transmit-ter towers and antennas and may be subject to regulation under Federal environ-mental laws and the FCC's environmental regulations. State or local zoning and land use regulations also apply to our activities. We expect to use common car-rier point to point microwave facilities to connect the transmitter, receiver, and signaling equipment for each personal communications services or cellular cell, the cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of com-mercial mobile radio service, which includes personal communications services and cellular service. The FCC does not regulate commercial mobile radio service or private mobile radio service rates.

Transfers and Assignments of Cellular and Personal Communications Services Licenses

The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a personal communications services or cellular system. In addition, the FCC has established transfer dis-closure requirements that require licensees who assign or transfer control of a personal communications services license within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the li-censee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval subject to the FCC's spectrum aggrega-tion limits. However, we may require approval of the Federal Trade Commission and the Department of Justice, as well as state or local regulatory authorities having competent jurisdiction, if we sell or acquire personal communications services or cellular interests over a certain size.


Foreign Ownership

Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-US citizens or their representa-tives, by a foreign government or its representatives or by a foreign corpora-tion. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-US citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsis-tent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public inter-est with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, al-though we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

Recent Industry Developments

The FCC has announced rules for making emergency 911 services available by cel-lular, personal communications services and other commercial mobile radio serv-ice providers, including enhanced 911 services that provide the caller's tele-phone number, location and other useful information. The original timetable re-quired commercial mobile radio services providers:

  . to be able to process and transmit 911 calls without call validation, including those from callers with speech or hearing disabilities, by late 1997;

  . to take actions enabling them to relay a caller's automatic number iden-tification and cell site by mid-1998; and

  . by 2001 to be able to identify the location of a 911 caller within 125 meters in 67% of all cases.

The FCC is currently considering a revised implementation schedule for these requirements. The FCC has granted waivers of the requirement to provide 911 service to users with speech or hearing disabilities to various providers, and we have obtained a waiver. On June 9, 1999, the FCC also adopted rules designed to ensure that analog cellular calls to 911 are completed. These rules, which do not apply to digital cellular service or to personal communications servic-es, give each cellular provider a choice of three ways to meet this require-ment. State actions incompatible with the FCC rules are subject to preemption.

On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the United States Court of Appeals for the Eighth Circuit, on January 25, 1999, the United States Supreme Court reversed the Eighth Circuit and upheld the FCC in all respects material to our opera-tions. On June 10, 1999, the Eighth Circuit issued an order requesting briefs on certain issues it did not address in its earlier order, including the pric-ing regime for interconnection. While appeals have been pending, the rationale of the FCC's order has been adopted by many states' public utility commissions, with the result that the charges that cellular and personal communications services operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

In its implementation of the Telecommunications Act, the FCC established fed-eral universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to both federal and state univer-sal service funds. Many states are also moving forward to develop state univer-sal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service prov-iders. Multiple parties have challenged various aspects of the FCC's universal service order, and the cases have been consolidated in the United States Court of Appeals for the Fifth Circuit in New Orleans. A judicial determination ad-verse to the FCC, as well as any further modification to the FCC's universal service rules, could affect the commercial mobile radio service provider sup-port payments required for federal and state universal service programs.

On August 1, 1996, the FCC released a report and order expanding the flexibil-ity of cellular, personal communications services and other commercial mobile radio service providers to provide fixed as well as mobile services. Such fixed services include, but need not be limited to, wireless local loop services, for example, to apartment and office buildings, and wireless backup to private branch exchange or switchboards and local area networks, to be used in the event of interruptions due to weather or other emergencies. The FCC has not yet decided whether such fixed services should be subjected to universal service obligations, or how they should be regulated, but it has proposed a presumption that they be regulated as commercial mobile radio service services.

The FCC has adopted rules on telephone number portability that will enable cus-tomers to migrate their landline and cellular telephone numbers to cellular or personal communications services providers and from a cellular or personal com-munications services provider to another service provider. On February 8, 1999, the FCC extended the deadline for compliance with this requirement to November 24, 2002, subject to any later determination that number portability is neces-sary to conserve telephone numbers. The FCC has also adopted rules requiring cellular and personal communications services providers to provide functions to facilitate electronic surveillance by law enforcement officials and has pro-posed to adopt certain additional obligations furthering provision of these functions. Representatives of the cellular and personal communications services industry are challenging the surveillance rules.

The FCC has determined that the interstate, interexchange offerings, commonly referred to as long distance, of commercial mobile radio service providers are subject to the interstate, interexchange rate averaging and integration provi-sions of the Communications Act. Rate averaging requires us to average our in-terstate long distance commercial mobile radio service rates between high cost and urban areas. The FCC has delayed implementation of the rate integration re-quirements with respect to wide area rate plans we offer pending further recon-sideration of its rules. The FCC also delayed the requirement that there be commercial mobile radio service long distance rate integration among commercial mobile radio service affiliates. On December 31, 1998, the FCC reaffirmed, on reconsideration, that its interexchange rate integration rules apply to interexchange commercial mobile radio service services. The FCC announced it would initiate a further proceeding to determine how integration requirements apply to typical commercial mobile radio service offerings, including One-Rate plans. Until this further proceeding is concluded, the FCC will enforce long distance rate integration on our services only where we separately state a long distance toll charge and bill to our customers. To the extent that we offer services subject to the FCC's rate integration and averaging requirements, these requirements generally reduce our pricing flexibility. We cannot assure you that the FCC will decline to impose rate integration or averaging require-ments on us or decline to require us to integrate our commercial mobile radio service long distance rates across our commercial mobile radio service affili-ates.

The FCC recently adopted new rules limiting the use of customer proprietary network information by telecommunications carriers, including Triton, in mar-keting a broad range of telecommunications and other services to their custom-ers and the customers of affiliated companies. The FCC has received numerous petitions for reconsideration of its customer proprietary network information rules, the majority of them from commercial mobile radio service providers. The FCC has stayed portions of its rules that relate to how telecommunications car-riers identify customer proprietary network information that a customer has re-stricted, particularly the portion of the rules that requires all carriers to develop an electronic auditing and compliance system. This stay will extend for six months after the date that the customer proprietary network information rules are reconsidered. We do not anticipate that the rules will result in a significant adverse impact on our financial position, results of operation or liquidity.

In addition, state commissions have become increasingly aggressive in their efforts to conserve numbering resources. These efforts may impact wireless service providers disproportionately by imposing additional costs or limiting access to numbering resources. Examples of state conservation methods include:

  .  number pooling;

  .  number rationing; and

  .  transparent overlays.

Number pooling is especially problematic for wireless providers because it is dependent on number portability technology. In addition, the FCC has rejected transparent overlays, although that decision is subject to petitions for re-consideration before the FCC. On June 2, 1999, the FCC released a notice of proposed rulemaking soliciting comments on a variety of administrative and technical measures that would promote more efficient allocation and use of numbering resources. Adoption of some of the proposed methods could have a disproportionate impact on commercial mobile radio services providers.

The FCC is also considering adopting rules to govern customer billing by com-mercial mobile radio services providers. The FCC adopted detailed billing rules for landline telecommunications service providers and is considering whether to extend those rules to commercial mobile radio services providers. The FCC may require that more billing detail be provided to consumers, which could add to the expense of the billing process as systems are modified to conform to any new requirements. The FCC also is considering whether carriers who decide to pass through their mandatory universal service contributions to their customers should be required to provide a full explanation of the pro-gram, and whether to ensure that the carriers who pass through their contribu-tion do not recover amounts greater than their mandatory contributions from their customers. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to bill customers for services in the most commercially advantageous way.

The FCC has adopted an order that determines the obligations of telecommunica-tions carriers to make their services accessible to individuals with disabili-ties. While the text of the order has not been released, public statements in-dicate that the order will require telecommunications services providers, such as Triton, to offer equipment and services that are accessible to and useable by persons with disabilities, if that equipment can be made available without much difficulty or expense. While we would not expect that the final rules will have a material adverse effect on our business, until the text of the or-der and the rules are released, we cannot assure you that the final rules may not require us to make material changes to our network, product line, or serv-ices.

In June 1999, the FCC initiated an administrative rulemaking proceeding to help facilitate the offering of calling party pays as an optional wireless service. Under the calling party pays service, the party placing the call to a wireless customer pays the wireless airtime charges. Most wireless customers in the U.S. now pay both to place calls and to receive them. Adoption of a calling party pays system on a widespread basis could make commercial mobile radio service providers more competitive with traditional landline telecommu-nications providers for the provision of regular telephone service.

State Regulation and Local Approvals

The states in which we operate do not regulate wireless service at this time. In the 1993 Budget Act, Congress gave the FCC the authority to preempt states from regulating rates or entry into commercial mobile radio service, including cellular and personal communications services. The FCC, to date, has denied all state petitions to regulate the rates charged by commercial mobile radio service providers. States may, however, regulate the other terms and condi-tions of commercial mobile radio service. The siting of cells also remains subject to state and local jurisdiction, although the FCC is considering is-sues relating to siting in a pending rulemaking. States also may require wire-less service providers to charge and collect from their customers fees such as the fee for state emergency 911 services programs.

                                   Management

Executive Officers and Directors

The table below sets forth certain information regarding the directors of Tri-ton Holdings, the executive officers of Triton and certain executive officers of Triton's subsidiaries. Triton PCS, Inc. is a wholly-owned subsidiary of Tri-ton Holdings, and Michael Kalogris is the sole director of Triton PCS, Inc.

Name                     Age Position
----                     --- --------
Michael Kalogris........  50 Chairman of the Board of Directors and Chief Executive Officer
Steven Skinner..........  57 President, Chief Operating Officer and Director
Clyde Smith.............  60 Executive Vice President and Chief Technical Officer
David Clark.............  35 Senior Vice President, Chief Financial Officer and Secretary
Steven McNulty..........  46 President and General Manager of the Mid-Atlantic Region
Michael Mears...........  44 President and General Manager of the South Carolina Region
Scott Anderson..........  40 Director
John Beletic............  47 Director
Arnold Chavkin..........  48 Director
Mary Hawkins-Key........  48 Director
John Watkins............  36 Director

Michael Kalogris has served as Chairman and Chief Executive Officer of Triton since its inception. Mr. Kalogris was previously President and Chief Executive Officer of Horizon Cellular Group, which he joined October 1, 1991. Under Mr. Kalogris' leadership, Horizon Cellular Group became the fifth largest indepen-dent non-wireline company in the United States, specializing in suburban mar-kets and small cities encompassing approximately 3.2 million potential custom-ers, and was sold for approximately $575.0 million. Before joining Horizon Cel-lular Group, Mr. Kalogris served as President and Chief Executive Officer of Metrophone of Philadelphia, a non-wireline carrier. Comcast Corporation ac-quired Metrophone for over $1.1 billion. Prior to joining Metrophone, Mr. Kalogris worked at IBM. Mr. Kalogris is a member of the board of directors of General Magic, Inc.

Steven Skinner has served as President and Chief Operating Officer of Triton and a Director of Triton Holdings since its inception. Mr. Skinner previously served as the Vice President of Operations and Chief Operating Officer of Hori-zon Cellular Group beginning in May of 1993. From March 1992 to May 1993, Mr. Skinner served as Vice President of Acquisitions for Horizon Cellular Group. From January 1991 to March 1992, he served as a consultant in the area of cel-lular acquisitions to Norwest Venture Capital Management, Inc. and others. From August 1987 to January 1991, he served as President and General Manager of Houston Cellular Telephone Company. Before 1987, he served as a General Manager of Cybertel, Inc., a non-wireline carrier serving St. Louis. Mr. Skinner has also been active in the National CellularOne Group, most recently acting as Chairman of the Advisory Committee.

Clyde Smith has served as the Executive Vice President and Chief Technical Of-ficer of Triton since January 1998. Mr. Smith previously served as Vice Presi-dent and Chief Technical Officer of ALLTEL Communications Inc. from January 1993 to January 1998, where he oversaw the expansion and migration of its wire-less network to include digital and wireless data technologies. Before joining ALLTEL, Mr. Smith served as Director of Wireless Technologies for Bell Atlantic Mobile Systems, where he was responsible for the evaluation of new technolo-gies. Mr. Smith is active in industry organizations, having served as the Chairman of the CTIA Chief Technical Officers Forum. In addition, Mr. Smith served as Secretary/Treasurer of the Code Division Multiple Access Development Group.

David Clark has served as Senior Vice President, Chief Financial Officer and Secretary of Triton since its inception. Before joining Triton, he was a Manag-ing Director at Furman Selz L.L.C. specializing in communications finance, which he joined in March 1996. Prior to joining Furman Selz, Mr. Clark spent over ten years at Citibank N.A. and Citicorp Securities Inc. as a lending offi-cer and a high yield finance specialist.

Steven McNulty has served as President and General of Triton's Mid-Atlantic re-gion since July 1998. Before joining Triton, he was Vice President Central/West Operations with United States Cellular in Chicago, Illinois. Mr. McNulty previ-ously served as Vice President of Marketing for ALLTEL Communications from Jan-uary 1994 to June 1998.

Michael Mears has served as President and General Manager of Triton's South Carolina region since its inception. Mr. Mears previously served as the Vice President and General Manager of American Telecommunications Inc. from June 1995 until April 1997. Before that, Mr. Mears was the Regional and Area General Manager of GTE Corp., serving in that capacity from October 1992 to June 1995. From 1986 to 1992, Mr. Mears served as Regional and Area General Manager for Providence Journal Co.

Scott Anderson has served as a Director of Triton Holdings since February 1998. He is currently a member of the board of directors of PriCellular Corporation, Wireless Facilities, Inc. and Tegic Corp. and a principal of Cedar Grove Part-ners, LLC. Mr. Anderson was previously Senior Vice President for Acquisitions and Development at AT&T Wireless Services, Inc., formerly McCaw Cellular Commu-nications, Inc., which he joined in 1986, and a director of Horizon Cellular Group.

John Beletic has served as a Director of Triton Holdings since February 1998. Mr. Beletic currently serves as Chairman and Chief Executive Officer of Pagemart Wireless Inc., which he joined in March 1992. He also serves as a di-rector of Pulsepoint Communications, Inc., PCIA and President of the Paging Leadership Association.

Arnold Chavkin has served as a Director of Triton Holdings since February 1998. Mr. Chavkin is also a member of the advisory board of Triton Cellular and a di-rector of American Radio Systems Corp., American Tower Systems, Bell Sports Corporation, Patina Oil & Gas Corporation, R&B Falcon Corporation, Wireless One, Inc. and U.S. Silica Company. He also serves on the Advisory Investment Boards of Richina Group, the Indian Private Equity Fund and the Southeast Asian Investment Fund. Mr. Chavkin has been a General Partner of Chase Capital Part-ners since January 1992. Prior to joining Chase Capital Partners, he was a mem-ber of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

Mary Hawkins-Key has served as a Director of Triton Holdings since January 1999. Ms. Hawkins-Key is the Senior Vice President of Partnership Operations for AT&T Wireless Services. Partnership Operations include AT&T's proportionate interests in active 850 MHz cellular markets, such as Bay Area Cellular Tele-phone, strategic alliances such as Rogers Cantel, and AT&T's equity participa-tion in affiliated new personal communications services businesses which are members of the AT&T Wireless Network. Ms. Hawkins-Key leads the multi-disci-plinary team which provides guidance, consulting and assistance to partnership operations in virtually every area of the business. Ms. Hawkins-Key joined AT&T Wireless' Messaging Division in 1995 and subsequently became Chief Operating Officer for the 1100 employee division. While in this role, Ms. Hawkins-Key served as business leader of the team responsible for spinning off the Messaging business unit.

John Watkins has served as a Director of Triton Holdings since February 1998. Mr. Watkins serves as a member of the advisory board of FrontierVision Partners L.P. and Triton Cellular. Mr. Watkins is also a Managing Director and an offi-cer of J.P. Morgan Capital Corporation. Previously, Mr. Watkins was a director of Horizon Cellular Group, Prism Radio Partners, L.P. and Inference Corp.

Compensation Committee

We established a compensation committee in June 1998. The compensation commit-tee currently consists of Mr. Beletic, as chairman, Mr. Chavkin and Mr. Wat-kins.

Compensation of Directors

The non-independent members of the board of directors do not receive cash com-pensation for service on the board, although they are reimbursed for certain out-of-pocket expenses in connection with attendance at board meetings. Triton Holdings' two independent directors receive compensation of $10,000 per year, plus $1,000 for each meeting they attend in person and $500 for each meeting they attend via conference call, as well as shares of Triton Holdings common stock awarded to them under Triton's Amended and Restated Common Stock Trust Agreement for Management Employees and Independent Directors, dated June 26, 1998.

Executive Compensation

The following table sets forth certain information concerning the compensation we paid for the years ended December 31, 1997 and 1998 to our Chief Executive Officer and to each of our other executive officers.

Certain executive officers were issued shares of restricted stock in connection with the Norfolk acquisition and the Myrtle Beach acquisition. These shares had nominal value at the date of issuance and, therefore, no amounts are reported as compensation in the table below. The restricted shares vest in equal in-stallments over a five-year period. As of December 31, 1998, Messrs. Kalogris, Skinner, Clark and Smith held approximately 96,645 shares, 72,484 shares, 8,054 shares and 4,295 shares, respectively, of restricted stock.

                           Summary Compensation Table

                                   -----------------------------------
                                    Annual Compensation
                                   ----------------------
                         Principal                           All Other
Name                      Position Year   Salary    Bonus Compensation
----              ---------------  ---- -------- -------- ------------
Michael Kalogris  Chairman of the  1998 $350,000 $350,000          --
                  Board of         1997  228,619  350,000          --
                  Directors and
                  Chief Executive
                  Officer
Steven Skinner    President and    1998 $225,000  225,000          --
                  Chief Operating  1997  148,712  225,000          --
                  Officer
David Clark       Senior Vice      1998 $190,000  190,000       83,188(1)
                  President,       1997  122,243  165,000          --
                  Chief Financial
                  Officer and
                  Secretary
Clyde Smith       Executive Vice   1998 $205,051  220,000          --
                  President and    1997      --       --           --
                  Technical
                  Officer

---------------
(1) Consists of relocation and related expenses.

Employment Agreements

On February 4, 1998, Triton Management Company entered into an employment agreement with Michael Kalogris, Triton's Chairman of the board of directors and Chief Executive Officer. Mr. Kalogris' employment agreement has a term of five years unless the agreement is terminated earlier by either Mr. Kalogris or Triton Management. Mr. Kalogris may terminate his employment agreement:

  .  at any time at his sole discretion upon 30 days' prior written notice;
     and

  .  immediately, upon written notice:

    (a) if there is a change of control, as defined in the employment agree-ment, or

    (b) for good reason, which means that Mr. Kalogris is demoted, removed or not re-elected as Chairman of the board of directors of Triton Holdings. However, after the date on which Triton Holdings receives in excess of $20.0 million in gross proceeds from the sale of its common stock under a registration statement under the Securities Act, which will be the initial public offering date, so long as Mr. Kalogris remains a member of the board of directors and Chief Execu-tive Officer of Triton Holdings, it is not considered good reason if Mr. Kalogris is no longer Chairman of the board.

Triton Management may terminate Mr. Kalogris' employment agreement:

  . at any time, upon written notice, without cause at the sole discretion of Triton Management;

  .  for cause; or

  .  upon the death or disability of Mr. Kalogris.

If Mr. Kalogris terminates the employment agreement for good reason or Triton Management terminates the employment agreement without cause, Mr. Kalogris is entitled to receive the following severance benefits:

  .  $1.0 million;

  . up to an additional $0.5 million if he is unable to secure employment in a senior executive capacity by the second anniversary date of the termi-nation of the agreement;

  .  the vesting of some of his unvested shares as follows:

    (a) if the termination occurs before February 4, 2001, 50% of all shares of common stock that are unvested under the employment agreement as of such date will vest,

    (b) if the termination occurs between February 4, 2001 and February 3, 2002, 25% of the unvested shares will vest, and

    (c) if the termination occurs after such period, none of the unvested shares will vest; and

  . Triton Management will allow him to participate in all health, dental, disability and other benefit plans maintained by Triton Management for a period of two years following the date of termination of the employment agreement.

If Mr. Kalogris' employment is terminated on or after the initial five year term of the employment agreement, or due to Triton Management's failure to re-new the agreement, Triton Management will pay him a severance benefit in the amount of his base salary at that time. Mr. Kalogris' employment agreement pro-vides for an initial annual base salary of $350,000, subject to annual in-creases at the discretion of the compensation committee of the board of direc-tors, and an annual bonus in an amount up to 100% of his base salary based on Triton's performance. Mr. Kalogris is also entitled to acquire shares of Triton Holdings' Series C preferred stock pursuant to a stock purchase plan that may be created under the terms of the employment agreement and is required to in-vest toward the purchase of such shares 30% of any amounts he receives on ac-count of an annual bonus in excess of 50% of his base salary.

On February 4, 1998, Triton Management entered into an employment agreement with Steven Skinner, President and Chief Operating Officer of Triton. The em-ployment agreement has a term of five years unless terminated earlier by either Mr. Skinner or Triton Management. Mr. Skinner may terminate his employment agreement:

  .  at any time at his sole discretion upon 30 days' prior written notice;
     and

  .  immediately, upon written notice:

    (a) if there is a change of control, as defined in the employment agree-ment, or

    (b) for good reason, which means that Mr. Skinner is demoted, removed or, before the initial public offering date not re-elected to the board of directors of Triton Holdings.

Triton Management may terminate the employment agreement:

  . at any time, upon written notice, at the sole discretion of Triton Man-agement;

  .  for cause; or

  .  upon the death or disability of Mr. Skinner.

If Mr. Skinner terminates the employment agreement for good reason or Triton Management terminates the employment agreement without cause, Mr. Skinner is entitled to receive the following severance benefits:

  .  $675,000;

  . up to an additional $337,500 if he is unable to secure employment in a senior executive capacity by the second anniversary date of the termina-tion of the agreement;

  .  the vesting of some of his unvested shares as follows:

    (a) if the termination occurs before February 4, 2001, 50% of all shares of common stock that are unvested under the employment agreement as of that date will vest, and

    (b) if the termination occurs between February 4, 2001 and February 3, 2002, 25% of the unvested shares will vest, and

    (c) if the termination occurs after such period, none of the unvested shares will vest; and

  . Triton Management will allow him to participate in all health, dental, disability and other benefit plans maintained by Triton Management for a period of two years following the date of termination of the agreement.

If Mr. Skinner's employment is terminated on or after the initial five-year term of the employment agreement, or due to Triton Management's failure to re-new the employment agreement, Triton Management will pay Mr. Skinner a sever-ance benefit in the amount of his base salary at that time. Mr. Skinner's em-ployment agreement provides for an initial annual base salary of $225,000, sub-ject to annual increases at the discretion of the compensation committee of the board of directors, and an annual bonus in an amount up to 100% of his base salary based on the Triton's performance. Mr. Skinner is also entitled to ac-quire shares of Triton Holdings' Series C preferred stock pursuant under a stock purchase plan and is required to invest toward the purchase of such shares 30% of any amounts he receives on account of an annual bonus in excess of 50% of his base salary.

On January 8, 1998, Triton Management entered into an employment agreement with Clyde Smith, Executive Vice President and Chief Technical Officer of Triton. The employment agreement has a term of five years unless terminated earlier by either Mr. Smith or Triton Management. Mr. Smith may terminate the employment agreement:

  .  at any time at his sole discretion upon 60 days' prior written notice;
     and

  . upon 60 days' written notice, for good reason, which means that Triton's employment of each of Michael Kalogris and Steve Skinner has been termi-nated during the five year period.

Triton Management may terminate the employment agreement:

  . at any time, upon 60 days' written notice, at the sole discretion of Triton Management;

  .  for cause, as defined in the employment agreement;

  .  upon Mr. Skinner's death; or

  . a specified period of disability, as described in the employment agree-ment.

If Mr. Smith terminates the employment agreement for good reason or Triton Man-agement terminates the employment agreement without cause, Mr. Smith is enti-tled to receive the following severance benefits:

  .  an amount equal to 150% of his then annual base salary; and

  .  the vesting of some of his unvested shares as follows:

    (a) the percentage of unvested shares that would have vested in the year following the year of his termination, and

    (b) a proportionate amount, based on the number of days worked that year, of the shares that would have vested in the year of his termi-nation.

Mr. Smith's employment agreement provides for an initial annual base salary of $220,000, subject to annual increases at the discretion of the compensation committee of the board of directors, and an annual bonus in an amount up to 100% of his base salary based on Triton's performance. Mr. Smith has also re-ceived shares of Triton Holdings common stock, which vest according to the schedule set forth in a letter agreement dated as of February 4, 1998, between Triton Management and Mr. Smith.

                               Security Ownership

The following table sets forth, as of June 30, 1999, information with respect to the beneficial holdings of each director, each of the executive officers named in the summary compensation table, and all executive officers and direc-tors as a group, of Triton Holdings, as well as the holdings of each stock-holder of Triton Holdings who was known to Triton to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the common stock and the Series C preferred stock, based on Triton's records. Shares of Series C preferred stock are convertible immediately into shares of common stock on a one-for-one basis, and accordingly, holders of Series C preferred stock are deemed to own the same number of shares of common stock. On all mat-ters to be submitted to the stockholders of Triton Holdings, the holders of the Series C preferred stock have the right to vote on an as-converted basis as a single class with the holders of the common stock.

                          -----------------------------------------------------------------------------
                                                          Series C
                              Common Stock             Preferred Stock                Total
                          ------------------------- ------------------------- -------------------------
Name(1)                     Number       Percentage   Number       Percentage   Number       Percentage
-------                   ----------     ---------- ----------     ---------- ----------     ----------
Michael Kalogris          143,226.23(7)    52.42         5,000           *    148,226.23         5.4
Steven Skinner             81,974.19(8)     30.0         2,500           *     84,474.19         3.1
Clyde Smith                 4,371.95(9)      1.6           --          --       4,371.95           *
David Clark                 8,197.42(10)     3.0           --          --       8,197.42           *
Scott Anderson                984.46           *           --          --         984.46           *
John Beletic                  984.46           *           --          --         984.46           *
Arnold Chavkin(2)                --          --            --          --            --          --
Mary Hawkins-Key                 --          --            --          --            --          --
John Watkins(3)                  --          --            --          --            --          --
CB Capital Investors,
 L.P.(2)                         --          --     533,510.62        21.7    533,210.62        19.5
J.P. Morgan Investment
 Corporation(3)                  --          --     469,113.00(3)     19.1    469,113.00(12)    17.2
Desai Capital Management
 Incorporated(4)                 --          --     517,510.62(13)    21.0    517,510.62(13)    18.9
Toronto Dominion Capital
 (USA), Inc.(5)                  --          --     129,378.18         5.3    129,378.18         4.7
First Union Capital
 Partners, Inc.                  --          --     177,385.94         7.2    177,385.94         6.5
DAG--Triton PCS, L.P.            --          --      80,788.15         3.3     80,788.15         3.0
AT&T Wireless PCS(6)             --          --     543,683.47(14)    22.1    543,683.47(14)    19.9
All directors and execu-
 tive officers as a
 group                    273,207.79(11)   100.0      7,500.00           *    280,707.79        10.3

---------------
  * Represents less than 1%.
 (1) Unless otherwise indicated, the address of each person listed in this table is c/o Triton Management Company, Inc. 375 Technology Drive, Malvern, Pennsylvania 19355.
 (2) CB Capital Investment Inc. is the sole general partner of CB Capital Investors, L.P. Mr. Chavkin is a vice president of CB Capital Investments Inc. Mr. Chavkin disclaims beneficial ownership of any such shares. The address of CB Capital Investors is 380 Madison Avenue, New York, New York, 10017.
 (3) Mr. Watkins is a managing director and an officer of J.P. Morgan Investment Corporation. Mr. Watkins disclaims beneficial ownership of any such shares. The address of J.P. Morgan is 101 California Street, San Francisco, California 94111.
 (4) The address of Desai Capital Management Incorporated is 540 Madison Avenue, New York, New York 10022.
 (5) The address of Toronto Dominion Capital (USA), Inc. is 31 West 52nd Street, New York, New York 10019.
 (6) The address of AT&T Wireless is 5000 Carillon Point, Kirkland, Wisconsin 98033.
 (7) Includes 33,927.31 shares held by Mr. Kalogris as trustee under an amended and restated common stock trust agreement for management employees and independent directors, dated June 26, 1998, to which we will distribute common stock to management employees and independent directors. 74,323.26 of the 109,298.92 shares of common stock directly held by Mr. Kalogris are subject to forfeiture in accordance with Mr. Kalogris' employment agreement over a five-year period.
 (8) 55,742.45 of the 81,974.19 shares of common stock are subject to forfeiture in accordance with Mr. Skinner's employment agreement.
 (9) 3,628.72 of the 4,371.95 shares of common stock are subject to forfeiture according to the terms of Mr. Smith's employment agreement.
(10) 6,557.94 of the 8,197.42 shares of common stock are subject to forfeiture according to the terms of a letter agreement, dated as of February 4, 1998, between Triton and Mr. Clark.
(11) See footnotes (7)-(10). Also includes 25,788.00 shares of common stock held by certain management employees, all of which are subject to forfeiture in accordance with the terms of letter agreements with the employees, and 1,410.76 shares of common stock held by a former management employee, 705.38 of which are subject to forfeiture in accordance with the terms of a separation agreement with the former employee, and 805.38 shares of common stock held by a different former management employee, none of which are subject to forfeiture according to the terms of a separation agreement with the former employee.
(12) Includes 23,907 shares of Series C preferred stock held by Sixty Wall Street SBIC Fund, L.P., an affiliate of J.P. Morgan Investment Corporation. The address for Sixty Wall Street SBIC is 60 Wall Street, New York, New York 10260.
(13) Consists of 258,755.31 shares of Series C preferred stock held by Private Equity Investors III, L.P., and 258,755.31 shares of Series C preferred stock held by Equity Link Investors-II, each an affiliate of Desai Capital Management. The address for Private Equity Investors III and Equity Linked Investors II is 540 Madison Avenue, 38th Floor, New York, New York 10022.
(14) Consists of 543,683.47 shares of Series D preferred stock. Shares of Series D preferred stock are convertible into an equivalent number of shares of Series C preferred stock at any time. AT&T Wireless also owns 786,252.64 shares of Series A preferred stock.

                Certain Relationships and Related Transactions

The following summary highlights the material provisions of the securities purchase agreement and the agreements with AT&T, as each has been modified. It does not contain all of the information that is important to you. To under-stand these agreements fully, you should carefully read each of the agree-ments. We will make copies of the securities purchase agreement and the AT&T agreements available to you as set forth under the caption "Available Informa-tion."

The Securities Purchase Agreement

Under the terms of a securities purchase agreement, dated as of October 8, 1997, among AT&T Wireless, the cash equity investors, Michael Kalogris, Steven Skinner and Triton Holdings, on February 4, 1998, AT&T transferred to us per-sonal communications services licenses which cover 20 MHz of authorized fre-quencies, and entered into certain other agreements, in exchange for 732,371 shares of Triton Holdings Series A preferred stock, an aggregate value of ap-proximately $79.0 million, and 366,131 shares of Triton Holdings Series D pre-ferred stock, an aggregate value of approximately $39.5 million. AT&T has re-tained 10 MHz of spectrum within our licensed areas for its use as a non-mo-bility wireless provider.

The cash equity investors, Chase Capital Partners, J.P. Morgan Investment Cor-poration, Desai Capital Management Incorporated, Toronto Dominion Capital
(USA), Inc., First Union Capital Partners, Inc. and Duff Ackerman Goodrich & Assoc. L.P. have each made irrevocable commitments to contribute to Triton Holdings approximately $39.8 million, $39.8 million, $39.8 million, $9.9 mil-lion, $5.0 million and $5.0 million, respectively, in cash in exchange for ap-proximately 398,000 shares, 398,000 shares, 398,000 shares, 99,000 shares, 50,000 shares and 50,000 shares, respectively, of Triton Holdings Series C preferred stock. Michael Kalogris and Steven Skinner have each made irrevoca-ble commitments to contribute to Triton Holdings $500,000 and $250,000, re-spectively, in cash in exchange for 5,000 shares and 2,500 shares, respective-ly, of Triton Holdings Series C preferred stock. The cash equity investors, together with Michael Kalogris and Steven Skinner, have contributed an aggre-gate of $80.0 million of their $140.0 million commitment as of the date of this prospectus. The cash equity investors and Michael Kalogris and Steven Skinner are required to contribute the unfunded portion of their respective commitments under the securities purchase agreement to Triton Holdings on the first, second and third anniversary dates of February 4, 1998. Each cash eq-uity investor's obligation to make capital contributions to Triton Holdings after the securities purchase closing date in respect of its unfunded commit-ment amount is an unconditional and irrevocable obligation, and is not subject to set-off or reduction for any reason and secured by a pledge of the invest-or's Series C preferred stock.

The Myrtle Equity Contribution

Under the terms of a preferred stock purchase agreement, dated as of June 29, 1998, Triton Holdings received additional equity contributions of approxi-mately $10.2 million, $10.0 million, $9.8 million, $2.5 million, $1.2 million and $1.2 million, respectively, from Chase Capital Partners, J.P. Morgan In-vestment Corporation, Desai Capital Management Incorporated, Toronto Dominion Capital (USA), Inc., First Union Capital Partners, Inc. and Duff Ackerman Goodrich & Assoc. L.P. in exchange for approximately 102,000 shares, 100,000 shares, 98,000 shares, 25,000 shares, 12,000 shares and 12,000 shares, respec-tively, of its Series C preferred stock. These contributions were contributed to Triton at the same time, and the shares were issued on terms substantially similar to the terms of the securities purchase agreement.

The Norfolk Contribution

Under the terms of a preferred stock purchase agreement, dated as of December 31, 1998, Triton Holdings received an additional contribution of $16.5 million from some of the cash equity investors in order to fund a portion of the $110.0 million purchase price for the Norfolk acquisition. Triton Holdings is-sued an additional $16.5 million of its Series C preferred stock to AT&T. At closing, Triton Holdings also issued $14.6 million of its Series D preferred stock to AT&T. We financed the balance of the purchase price through use of $96.6 million from the net proceeds of the private offering.

License Exchange with AT&T

On June 8, 1999, we completed a license exchange with AT&T, transferring li-censes for the Hagerstown and Cumberland, Maryland basic trading areas, which cover 512,000 potential customers, to AT&T in exchange for licenses for cer-tain counties in the Savannah and Athens, Georgia basic trading areas which cover 517,000 potential customers. In addition, Triton Holdings issued consid-eration of approximately $9.7 million in its preferred stock to AT&T. All the licenses we acquired in the exchange are continguous to our existing service area. The li-censed areas in Savannah and Athens have not been built-out and we expect to include them in our current build-out plan for our licensed area.

The AT&T Agreements

The Stockholders' Agreement
General. Triton Holdings entered into a stockholders' agreement, dated as of February 4, 1998, with AT&T Wireless, the cash equity investors, Michael Kalogris, Steven Skinner, David Clark, Clyde Smith, Patricia Gallagher, David Standig and Michael Mears concerning Triton Holdings' capital stock. Additional management stockholders and the independent directors have also agreed to be bound by the provisions of the stockholders' agreement in connection with the issuance to them of capital stock. The agreement covers matters in connection with our management and operations and the sale, transfer or other disposition of the capital stock.

Board of Directors. A board of directors consisting of seven persons governs Triton Holdings. Actions of the board of directors require the affirmative vote of a majority of the entire board, although some transactions require a higher vote. Each of the stockholders has agreed to vote for the seven board members as follows:

  .  two directors selected by the cash equity investors;

  . two directors selected by the cash equity investors and acceptable to Michael Kalogris, Steven Skinner and AT&T Wireless;

  .  Michael Kalogris, so long as he is an officer of Triton Holdings;

  .  Steven Skinner, so long as he is an officer of Triton Holdings; and

  . one director nominated by AT&T Wireless, as holder of Series A preferred stock, so long as it has the right to nominate one director in accor-dance with Triton Holdings' restated certificate of incorporation.

Representatives of AT&T Wireless and certain cash equity investors also have the right to attend each meeting of the board of directors as observers, pro-vided that they continue to own a certain amount of capital stock of Triton Holdings. A majority of disinterested directors must approve any transactions between Triton and the stockholders of Triton Holdings, except for transactions under the agreements and arms-length agreements with AT&T. If an executive com-mittee of the board is formed, it must consist of at least the director nomi-nated by AT&T Wireless as the holder of Series A preferred stock, one of the directors selected by the cash equity investors and Michael Kalogris, so long as he is an officer of Triton Holdings. The cash equity investors also have agreed to contribute all or part of their unfunded commitment amount to Triton Holdings upon 20 business days' notice from the board.

Restrictions on Transfer. The stockholders' agreement imposes numerous restric-tions with respect to the sale, transfer or other disposition of the capital stock. Generally, before the initial public offering date, no transfers or other dispositions are permitted, except:

  . Series C preferred stock, Series D preferred stock and common stock may be transferred at any time:

    (a) to an affiliate of a person who is a transferee or a successor-in-interest to any or all of that person's Triton Holdings capital stock and is required to become a party to the stockholders' agree-ment under its terms, or

    (b) in the case of a transfer by a cash equity investor, to any part-ners, limited partners or members of a cash equity investor who are transferees of Series C preferred stock or common stock pursuant to distributions in accordance with the partnership agreement or oper-ating agreement of such cash equity investor;

  . after February 4, 2001, the cash equity investors may transfer shares of Series C preferred stock or common stock to another cash equity invest-or; and

  . after February 4, 2001, Series C preferred stock and common stock may be transferred to any person, except to certain prohibited transferees, subject to certain rights of first refusal of the non-transferring stockholders.

Additionally, before the initial public offering date:

  . neither AT&T Wireless nor any cash equity investor may transfer or oth-erwise dispose of less than all of its Series C preferred stock or com-mon stock to any person other than an affiliated successor or a equity investor affiliate as described above, unless, after giving effect to the transfer or disposition, the transferor and the transferee will each own at least the lesser of:

    .  5% of common stock, and

    . one-half of the common stock beneficially owned by the transferor on the date of transfer or other disposition; and

  . no management stockholders may effect more than one transfer of his or her common stock during any 12-month period to any person other than an affiliated successor to his or her capital stock.

On and after the initial public offering date, no transfers or dispositions of Series D preferred stock or common stock are permitted, except:

  . after February 4, 2001, the cash equity investors may transfer or other-wise dispose of Series D preferred stock or common stock to another cash equity investor;

  . the stockholder may transfer shares of Series D preferred stock and com-mon stock at any time to an affiliated successor or an equity investor affiliate; and

  . common stock may be transferred to any person, subject to rights of first refusal.

AT&T Wireless is subject to all of the above restrictions with respect to its shares of Series C preferred stock and common stock. AT&T Wireless may not transfer or otherwise dispose of any of its shares of Series D preferred stock at any time other than to an affiliated successor. AT&T Wireless also holds shares of Series A preferred stock. Before the initial public offering date, AT&T Wireless may not make any transfers or other dispositions except:

  .  to an affiliated successor of AT&T Wireless; or

  . to any person subject to certain rights of first refusal of the non-transferring stockholders.

No transfer restrictions exist with respect to the shares of Series A pre-ferred stock on or after initial public offering date.

In addition to the transfer restrictions outlined above, each stockholder has agreed, subject to some exceptions, not to transfer or otherwise dispose of any shares of Series A preferred stock, Series B preferred stock, Series D preferred stock or common stock to any of the three largest carriers, other than AT&T or other specified wireless carriers, of telecommunications services that currently constitute inter-exchange services.

Registration Rights. The stockholders' agreement grants certain demand and piggyback registration rights to the stockholders. On or after the 91st day after the initial public offering date, the following stockholders may cause an underwritten demand registration, subject to customary proportionate cut-back and blackout restrictions, so long as registration is reasonably expected to result in aggregate proceeds of at least $10.0 million:

  .  AT&T Wireless;

  . a holder of shares of Series C preferred stock or common stock, if the registration is reasonably expected to result in aggregate gross pro-ceeds of at least $25.0 million; or

  . employee stockholders beneficially owning at least 50.1% of the shares of common stock then beneficially owned by all of them together.

In addition to the demand registration rights, any stockholder may piggyback on a registration by Triton Holdings at any time, other than registrations on Forms S-4 or S-8 of the Securities Act, subject to customary proportionate cutback restrictions. The demand and piggyback registration rights and obliga-tions survive 20 years.

If the initial public offering date has not occurred by February 4, 2003, Tri-ton Holdings, at the request of any holders beneficially owning in the aggre-gate greater than one-third of the Series C preferred stock and common stock then outstanding, or AT&T Wireless for so long as it beneficially owns more than two-thirds of the initial issuance to AT&T Wireless of Series A preferred stock, shall undertake a registration of common stock.

Preemptive Rights. The stockholders' agreement grants preemptive rights in some circumstances to the stockholders. Each stockholder has a preemptive right to purchase a proportionate amount of shares if Triton Holdings proposes to issue for cash, including in an initial public offering, any equity securi-ty. However, the stockholders' preemptive rights do not extend to any stock option or stock appreciation rights plan.

Exclusivity. Triton Holdings and the stockholders have also reached several agreements regarding operational matters. The stockholders have agreed that during the term of the stockholders' agreement, none of the stockholders nor their respective affiliates will provide or resell, or act as the agent for any person offering, within the territory defined in the stockholders' agreement, mobile wireless telecommunications services initiated or terminated using time division multiple access and frequencies licensed by the FCC. However, AT&T Wireless and its affiliates may:

  .  resell or act as agent for us;

  . provide or resell wireless telecommunications services to or from speci-fied locations; and

  . resell the above communications services for another person in any area where we have not yet placed a system into commercial service.

However, AT&T Wireless must have provided us with prior written notice of AT&T Wireless' intention to engage in resales and only dual band/dual mode phones may be used in connection with the resale activities. Additionally, with re-spect to the markets listed on the roaming agreement, Triton and AT&T Wireless agree to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other par-ty, in its capacity as the serving carrier, is the preferred provider in such markets. Each party also agrees to refrain from inducing any of its customers to change programming.

Build-Out. We are bound to certain operational obligations, including:

  . meeting the construction requirements set forth in an agreed-upon mini-mum build-out plan;

  . ensuring compatibility of our personal communications services systems with the majority of systems in the southeastern region of the United States;

  . satisfying the FCC construction requirements in the territory defined in the stockholders' agreement;

  .  offering certain core service features with respect to our systems;

  . causing our systems to comply with AT&T Wireless' time division multiple access quality standards; and

  . refraining from providing or reselling interexchange services other than interexchange services under our FCC licenses or that we procure from AT&T.

If we materially breach any of the foregoing operational obligations or if AT&T Wireless decides to adopt a new technology standard in a majority of its mar-kets and we decline to adopt the new technology, AT&T Wireless may terminate its exclusivity obligations.

Certain Transactions. Triton and AT&T have certain rights in the event a merg-er, consolidation, asset acquisition or disposition or other business combina-tion involving AT&T and an entity that:

  . derives from telecommunications businesses annual revenues in excess of $5.0 billion;

  . derives less than one-third of its aggregate revenues from the provision of wireless telecommunications; and

  . owns FCC licenses to offer and does offer mobile wireless telecommunica-tions services serving more than 25% of the potential customers within the territory defined in the stockholders' agreement.

These rights include:

  . AT&T's right, upon written notice, to terminate certain of its obliga-tions in a portion of the territory in which the other party owns an FCC license to offer commercial mobile radio service. However, upon such a termination, we have the right to cause AT&T Wireless to exchange cer-tain shares of its Series A preferred stock into shares of Series B pre-ferred stock and certain shares of its Series D preferred stock, or Se-ries C preferred stock or common stock if it has converted Series D stock into either one, into shares of Series B preferred stock; and

  . joint marketing rights in the Charlotte, North Carolina, Atlanta, Geor-gia, Baltimore, Maryland/Washington, D.C. or Richmond, Virginia basic trading areas. This right will arise only if AT&T Wireless proposes to sell, transfer or assign to any non-affiliate any personal communica-tions services system it or any of its affiliates owns and operates in any of those markets. If AT&T Wireless makes such a disposition, it will provide us with the joint-marketing opportunity in the applicable market for a 180-day period.

Without the prior written consent of AT&T Wireless, Triton Holdings and its subsidiaries may not effect any sale of substantially all the assets or liqui-dation, merger or consolidation of Triton Holdings or any of its subsidiaries. There are limited exceptions to this provision.

Acquisition of Cellular Licenses. We may acquire cellular licenses that the board of directors has determined are demonstrably superior alternatives to construction of a personal communications services system in the applicable area within the territory, provided that:

  . a majority of the cellular potential customers are within the territory defined in the stockholders' agreement;

  . AT&T Wireless and its affiliates do not own commercial mobile radio service licenses in the area; and

  . our ownership of the cellular license will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

Equipment, Discounts and Roaming. At our request, AT&T Wireless will use all commercially reasonable efforts to assist us in obtaining discounts from any vendor with whom we are negotiating for the purchase of any infrastructure equipment or billing services and to enable us to become a party to the roaming agreements between AT&T Wireless and its affiliates which operate other cellu-lar and personal communications services systems.

Resale Agreements. At AT&T Wireless' request, we will enter into resale agree-ments relating to the territory defined in the stockholders' agreement. The rates, terms and conditions of service that we provide shall be at least as fa-vorable to AT&T Wireless, taken as a whole, as the rates, terms and conditions provided by Triton to other customers.

Subsidiaries. All of Triton Holdings' subsidiaries must be direct or indirect wholly-owned subsidiaries of Triton Holdings.

Amendments. Amendments to the stockholders' agreement require consent of the holders of:

  . a majority of the shares of each class of capital stock, including the shares held by AT&T Wireless;

  . two-thirds of the common stock beneficially owned by the cash equity in-vestors; and

  . 60.1% of the common stock beneficially owned by the employee stockhold-ers.

However, in the event any party to the stockholders' agreement ceases to own any shares of capital stock, the party ceases to be a party to the stockhold-ers' agreement and his or her corresponding rights and obligations terminate.

Termination. The stockholders' agreement terminates upon the earliest to occur of:

  .  the written consent of each party to the agreement;

  .  February 4, 2009; and

  .  one stockholder owning all of the shares of common stock.

However, some provisions expire on the initial public offering date and certain consent rights of AT&T Wireless expire when and if it fails to own a specified amount of capital stock.

License Agreement
Under the terms of a network membership license agreement, dated as of February 4, 1998, between AT&T Corp. and Triton PCS Operating Company L.L.C., AT&T has granted us a royalty-free, non-transferable, non-sublicensable, non-exclusive, limited right and license to use certain licensed marks solely in connection with certain licensed activities. The licensed marks include the logo contain-ing the AT&T and globe design and the expression Member, AT&T Wireless Services Network. The licensed activities include:

  . the provision to end-users and resellers, solely within the territory specified in the agreement, of communications services on frequencies licensed to us for commercial mobile and radio service provided in ac-cordance with the AT&T agreements; and

  .  marketing and offering the licensed services within the territory.

The license agreement also grants us the right and license to use the licensed marks on permitted mobile phones.

Except in specified instances, AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offer-ing, the communications services we are offering within the territory under the licensed marks. In all other instances, except as described above, AT&T re-serves for itself the right to use the licensed marks in connection with its provision of services, whether within or without the territory.

The license agreement contains numerous restrictions with respect to our use and modification of any of the licensed marks. We are obligated to use commer-cially reasonable efforts to cause all licensed services we market and provide using the licensed marks to be of comparable quality to the licensed services AT&T markets and provides in areas comparable to our licensed territory, taking into account the relative stage of development of the areas and other factors. The license agreement also sets forth specific testing procedures to determine compliance with these standards and affords us a grace period to cure any in-stances of alleged noncompliance. Following the cure period, we must cease us-ing the licensed marks until we are in compliance.

We may not assign or sublicense any of our rights under the license agreement. However, the license agreement may be, and has been, assigned to our lenders under our credit facility. After the expiration of any applicable grace and cure periods under the credit facility, our lenders may enforce our rights un-der the license agreement and assign the license agreement to any person with AT&T's consent.

The license agreement has a five-year term which renews for an additional five-year period if neither party terminates the agreement. The license agreement may be terminated at any time in the event of our significant breach, including our misuse of any licensed marks, our license or assignment of any of the rights in the license agreement, our failure to maintain AT&T's quality stan-dards or if we experience a change of control. After the initial five-year term, in the event AT&T converts any shares of Series A preferred stock into common stock in connection with the stockholders' agreement, the license agree-ment terminates on the later of two years from the date of such conversion and the then existing expiration date of the license agreement. After the initial five-year term, AT&T may also terminate the license agreement upon the occur-rence of specified transactions. See "The Stockholders' Agreement--Certain Transactions."

Roaming Agreement
Under an intercarrier roamer service agreement, dated as of February 4, 1998, between AT&T Wireless Service, Inc., on behalf of its affiliates, and Triton PCS Operating Company, L.L.C. on behalf of Triton, AT&T and Triton agree to provide mobile wireless radiotelephone service for registered customers of the other party's customers when they are out of their home carrier's geographic area and in the geographic area where the serving carrier, itself or through affiliates, holds a license or permit to construct and operate a mobile wire-less radio-telephone system and station. Each home carrier whose customers re-ceive service from a serving carrier shall pay the serving carrier 100% of the wireless service charges and 100% of the pass-through charges, such as toll or other charges. Each serving carrier's service charges per minute of use or par-tial minute of use for the first three years will be fixed at a declining rate, and after the first three years will be equal to an adjusted average home rate or any lower rate the parties negotiate from time to time. Each serving carri-er's toll charges per minute of use for the first three years will be fixed at a declining rate. After the first three years, the parties may renegotiate the rate from time to time.

The roaming agreement has a term of 20 years, unless a party terminates earlier due to:

  .  the other party's uncured breach of any term of the roaming agreement;

  .  the other party's voluntary liquidation or dissolution; or

  . the FCC's revocation or denial of the other party's license or permit to provide commercial mobile radio service.

Neither party may assign or transfer the roaming agreement or any of its rights under the agreement except to an assignee of all or part of its license or per-mit to provide commercial mobile radio service, provided that the assignee ex-pressly assumes all or the applicable part of the assigning party's obligations under the agreement.

Resale Agreement
Under the terms of the stockholders' agreement, we are required at AT&T's re-quest to enter into a resale agreement substantially in the form of Exhibit C to the securities purchase agreement. Under the resale agreement, AT&T Wireless will be granted the right to purchase and resell on a nonexclusive basis access to and usage of our services in the territory.

AT&T Wireless will pay us the charges, including usage and roaming charges, as-sociated with services it requests under the agreement. We will retain the con-tinuing right to market and sell our services to customers and potential cus-tomers.

The resale agreement will have a term of 10 years and will renew automatically for successive one-year periods unless either party elects to terminate the agreement. Following the eleventh anniversary of the agreement, either party may terminate with 90 days' prior written notice. Furthermore, AT&T Wireless may terminate the agreement at any time for any reason on 180-days' written no-tice.

Under the terms of the stockholders' agreement, Triton Holdings has agreed that the rates, terms and conditions of service, taken as a whole, that we provide to AT&T Wireless under to the resale agreement shall be at least as favorable as, or if permitted by applicable law, superior to, the rates, terms and condi-tions of service, taken as a whole, to any other customer. We will design the rate plan we will offer under the resale agreement to result in a discounted average actual rate per minute of use AT&T Wireless pays for service below the weighted average actual rate per minute that we bill our customers generally for access and air time.

Neither party may assign or transfer the resale agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except:

  .  to an affiliate of that party at the time of the agreement's execution;

  .  by us to any of our operating subsidiaries; and

  . to the transferee of a party's stock or substantially all of the party's assets, provided that all FCC and other necessary approvals have been received.

Triton PCS Property Company LLC and Triton PCS Operating Company LLC entered into an agreement on July 13, 1999 with American Tower to sell all of Triton PCS Property's owned personal communications tower facilities, along with cer-tain other related assets. The aggregate purchase price for these assets is ap-proximately $72.0 million. At the closing of the transaction, the parties will enter into certain other agreements, including:

  . a master license and sublease agreement providing for Triton's lease of the tower facilities from American Tower;

  . an amendment to an existing build-to-suit agreement between Triton and American Tower providing for American Tower's construction of 100 addi-tional tower sites that Triton will then lease from American Tower; and

  . an amendment to an existing site acquisition agreement expanding the agreement to provide for American Tower to perform site acquisition services for 70% of the tower sites Triton develops through December 31, 2000.

The closing of the sale is conditioned on the receipt of regulatory approval and approval from Triton's lenders. Triton intends to use the proceeds from the sale to make capital expenditures and to acquire other long-term assets that are used or useful in Triton's business.

Other Related Party Transactions

Over the course of 1997, Triton Communications L.L.C., our predecessor, in-curred certain costs on behalf of Triton Cellular, an entity affiliated with us through management overlap and shared leased facilities. These costs totaled $148,100 and Triton Cellular reimbursed us in 1999. In addition, we purchased $22,800 of equipment from Horizon Cellular Telephone Company, L.P., an entity affiliated with us through management overlap and shared leased facilities.

On February 3, 1998, we entered into a credit facility. Affiliates of each of J.P. Morgan Investment Corporation, a holder of approximately 17.2% of Triton Holdings' issued and outstanding capital stock, and CB Capital Investors, also a holder of approximately 20% of Triton Holdings' issued and outstanding capi-tal stock, serve as agent and lenders under the credit facility. Each of the agent and lenders under the credit facility has received and will continue to receive customary fees and expenses in connection with the credit facility's execution. Through June 30, 1999, affiliates of J.P. Morgan and CB Capital have received approximately $98,000 and $204,000, respectively, in their capacity as agent and lender under such facility.

We have entered into letter agreements with certain of our management employees and with our independent directors. Under the letter agreements, these individ-uals were issued shares of Triton Holdings common stock which vest at 20% per year over a five-year period. See "Security Ownership."

On March 7, 1997, each of Chase Venture Capital Associates, L.P., an affiliate of Chase Capital Partners, and J.P. Morgan Investment Corporation provided $0.55 million in financing, and on July 3, 1997, each of Chase Venture Capital L.P. and J.P. Morgan provided an additional $0.25 million in financing to Tri-ton Communications in the form of convertible promissory notes in order to fund its start-up costs. The $1.6 million in notes originally bore interest at 14% annually, payable at maturity. On January 15, 1998, Triton Communications as-signed the notes to us. In conjunction with Triton Holdings and the notehold-ers, we subsequently negotiated a revised arrangement under which we would not pay interest on the notes, and the promissory notes would be converted into ap-proximately $3.2 million worth of Triton Holdings' Series C preferred stock. We converted the cash repayment of the notes into 16,000 shares each of Series C preferred stock on February 4, 1998. We accounted for the $1.6 million pre-ferred return to the investors as a financing cost during the period the notes were outstanding. Accordingly, we accrued $1.2 million in financing costs on the notes as of December 31, 1997. We recognized the remaining $0.4 million fi-nancing costs in the first quarter of 1998.

On January 19, 1998, Triton Operating Company entered into a master services agreement with Wireless Facilities Inc. Wireless Facilities will provide us with radio frequency design and system optimization support services. We have paid approximately $12.0 million to Wireless Facilities against the $18.0 mil-lion under the agreement. Mr. Scott Anderson, a director of Triton Holdings, is also a director of Wireless Facilities.

On May 4, 1998, we consummated a private offering pursuant to which we raised net proceeds of approximately $290.0 million. J.P. Morgan Securities Inc. and Chase Securities Inc., each an affiliate of entities that own in the aggregate approximately 47.8% of the outstanding Triton Holdings Series C preferred stock, were initial purchasers in the private offering and received a placement fee of $6.3 million.

                         Description of Credit Facility

On February 3, 1998, we entered into a $425.0 million credit facility with The Chase Manhattan Bank, as administrative agent, and certain other financial in-stitutions. The following is a summary of the material terms of the credit fa-cility. This summary is qualified in its entirety by the terms of the credit facility.

The credit facility provides for:

  . an aggregate of $175.0 million senior secured term loans, the Tranche A term loans, which may be drawn at any time until February 2001, and which mature in August 2006;

  . an aggregate of $150.0 million senior secured term loans, the Tranche B term loans, which could be drawn through August 1998, and which mature in May 2007; and

  . a $100.0 million senior secured revolving credit facility which matures in August 2006; the revolving credit facility includes a $3.0 million subfacility for the issuance of letters of credit.

As of June 30, 1999, we have not drawn down on the Tranche A term loans, $150.0 million of Tranche B term loans were outstanding and we have not drawn down on the revolving credit loans.

We must repay the Tranche A term loans in eighteen consecutive quarterly in-stallments, beginning in February 2002. The amount of each of the first four installments is $4,375,000, the amount of each of the next four installments is $6,562,500, the amount of each of the next four installments is $8,750,000, the amount of each of the next four installments is $10,937,500, and the amount of each of the last two installments is $26,250,000.

We must repay the Tranche B term loans in twenty-one consecutive quarterly in-stallments, beginning in February 2002. The amount of each of the first sixteen installments is $375,000, the amount of each of the next four installments is $7.5 million, and the amount of the last installment is $114.0 million.

The amount that we can borrow and that can be outstanding under the revolving credit facility reduces, beginning in August 2004, in eight quarterly reduc-tions. The amount of each of the first two reductions is $5 million, the amount of each of the next four reductions is $10.0 million, and the amount of each of the last two reductions is $25.0 million.

Interest on the Tranche A term loans and the revolving credit loans accrues, at our option, either at:

  . the reserve adjusted London interbank offered rate, plus an applicable margin of between 2.25% and 1.00%, depending on the level of our ratio of debt to EBITDA; or

  . the higher of The Chase Manhattan Bank's prime rate or the federal funds rate plus 0.5%, plus an applicable margin of between 1.25% and 0%, de-pending on the level of our ratio of debt to EBITDA.

Interest on the Tranche B term loans accrues, at our option, either at:

  . the reserve adjusted London interbank offered rate, plus a margin of 3.0%; or

  . the higher of The Chase Manhattan Bank's prime rate or the federal funds rate plus 0.5%, plus a margin of 1.75%.

Interest on any overdue amounts will accrue at a rate per annum equal to 2% plus the rate otherwise applicable to such amount.

The credit facility requires that we pay an annual commitment fee of between 0.375% and 0.50%, depending on the level of our ratio of debt to EBITDA, of the unused portion of the facilities payable quarterly in arrears and a separate agent's fee payable to the administrative agent. The credit facility also re-quires us to purchase one or more interest rate hedging contracts covering an amount equal to at least 60% of the total amount of our outstanding indebted-ness. In 1998, we purchased two interest rate hedges totaling $75.0 million. We have not been required to purchase any interest rate hedges due to the percent-age of fixed interest rate borrowings in our debt portfolio.

We must repay the term loans, and the commitments under the revolving credit facility will be reduced, in an aggregate amount equal to:

  . 50% of excess cash flow of each of our fiscal years commencing with the fiscal year ending December 31, 2001;

  . 100% of the net proceeds of certain asset sales outside the ordinary course of business, in excess of a $1.0 million yearly threshold, and of unused insurance proceeds;

  .  100% of the net cash proceeds of certain issuances of debt obligations;
     and

  .  50% of the net cash proceeds of certain issuances of equity securities.

Triton Holdings, which is our sole stockholder, and each of our subsidiaries have guaranteed all of our obligations under the credit facility. Our obliga-tions under the credit facility are secured by security interests in substan-tially all of our assets, and in substantially all of the assets, other than FCC licenses, of each of our subsidiaries, and by a pledge of all of our capi-tal stock and of all of the capital stock and other equity interests of all of our subsidiaries, except that we are only required to pledge 65% of the shares of foreign subsidiaries.

We may not permit certain of our subsidiaries to incur any liabilities or obli-gations other than their guarantee of the credit facility, the security agree-ment they have entered into in connection with the credit facility, and, in the case of any subsidiary established to hold real estate, liabilities incurred in the ordinary course of business of such subsidiary which are incidental to be-ing the lessee of real property or the purchaser, owner or lessee of equipment and taxes and other liabilities incurred in the ordinary course in order to maintain its existence.

The credit facility contains covenants customary for facilities and transac-tions similar to the credit facility, including covenants relating to the amounts of indebtedness that we may incur, limitations on dividends and distri-butions on, and redemptions and repurchases of, capital stock and other similar payments. limitations on the acquisition and disposition of assets, and cove-nants relating to the number of potential customers covered by our network and number of customers. The credit facility requires that we comply with certain financial covenants, including a senior debt to total capital test, a total debt to total capital test, a minimum subscriber test, an aggregate service revenue test, a total debt to annualized EBITDA test, a total debt to annualized adjusted EBITDA test, a senior debt to annualized EBITDA test, a se-nior debt to annualized adjusted EBITDA test, an interest coverage test, a fixed charge ratio test, and a limitation on capital expenditures.

The credit facility also contains customary representations, warranties, yield maintenance and break funding provisions, indemnities and conditions precedent to borrowing.

The credit facility includes customary events of default. An event of default under the credit facility permits the lenders to accelerate, or, in certain events, triggers an automatic acceleration of, the maturity of the indebtedness under the credit facility, may result in cross defaults under other debt, in-cluding the notes, and may restrict our ability to meet our obligations under the notes. A default under the notes constitutes an event of default under the credit facility.

Loans under the credit facility are available to fund capital expenditures re-lated to the construction of our personal communications services network, the acquisition of related businesses, our working capital needs and customer ac-quisition costs.

                              Description of Notes

In this section only, we use the term Triton to refer Triton PCS, Inc. but not any of its subsidiaries. The notes were issued under an indenture, dated as of May 4, 1998, between Triton, the guarantors and PNC Bank, National Association, as trustee.

We have attached the indenture as an exhibit to the registration statement of which this prospectus is a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms. The statements under this caption relating to the notes and the indenture are sum-maries. They are not complete descriptions. When we refer to particular provi-sions of the indenture or the registration rights agreement, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to the indenture and the registration rights agreement. In addition, some of the defined terms used in the indenture are defined in this prospectus in "--Certain Definitions."

The notes are general unsecured obligations of Triton, limited to $450.0 mil-lion of gross proceeds, of which $300.0 million of gross proceeds were offered in this offering. We may issue additional amounts of notes in one or more se-ries from time to time subject to the limitations set forth under "Covenants-- Limitations on Incurrence of Indebtedness." We will treat additional notes as a single series for all purposes under the indenture. The notes are senior subor-dinated obligations, subordinated in right of payment to all Triton's senior debt.

Principal, Maturity and Interest

The notes will mature on May 1, 2008. No cash interest will accrue or be pay-able on the notes prior to May 1, 2003. Cash interest will accrue at 11% per annum, except as noted under "--Registration Rights," from May 1, 2003 and will be payable semi-annually on May 1 and November 1 of each year, commencing No-vember 1, 2003, to the holder in whose name a note is registered at the close of business on the preceding April 15 or October 15, as the case may be. Cash interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 1, 2003. We will com-pute cash interest on the notes on the basis of a 360-day year of twelve 30-day months. Noteholders must surrender the notes to the paying agent to collect principal payments. At our option, we may pay principal and interest at the trustee's corporate trust office or by check mailed to a holder's registered address.

Optional Redemption

The notes will be subject to redemption, at our option, in whole or in part, at any time on or after May 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of notes to be redeemed at his or her registered address, and in amounts of $1,000 or an integral multiple of $1,000.

We will redeem the notes at the following redemption prices, expressed as per-centages of principal amount, plus accrued interest, if any, but excluding the date fixed for redemption and subject to the right of noteholders on the rele-vant record date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on May 1 of the years indicated:

                 Year                 Percentage
                 ----                 ----------
                 2003                    105.50%
                 2004                    103.67%
                 2005                    101.84%
                 2006 and thereafter     100.00%

In addition, on or prior to May 1, 2001, Triton may redeem up to 35% of the principal amount at maturity of notes issued under the indenture, at a redemp-tion price equal to 111% of the accreted value to the redemption date, with the net proceeds of one or more equity offerings of qualified stock of:

  .  Triton;

  .  Triton Holdings; or

  . a special purpose corporation formed to hold Triton's or Triton Hold-ings' qualified stock.

However, at least 65% of the aggregate principal amount at maturity of notes issued under the indenture must remain outstanding immediately after giving ef-fect to the redemption. Notice of redemption under this paragraph must be mailed to noteholders not later than 60 days following the completion of the relevant equity offering.

The trustee may select the notes for any partial redemption in accordance with the rules of any national securities exchange on which the notes may be listed or, if they are not so listed, ratably, by lot or in any other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed to the registered address of each holder of notes to be redeemed prior to the redemption date. On and after the redemption date, the notes or portions of notes called for redemption will cease to accrue in-terest.

The notes will not have the benefit of any sinking fund.

Ranking

Our obligations regarding payment of the principal of, premium, if any, and in-terest, including additional interest, on, and all other obligations in respect of each and all of the notes shall be subordinated in right of payment, to the extent and in the manner provided in the indenture, to prior payment in full and in cash of all our existing and future senior debt.

All amounts of our senior debt due or to become due, including any interest ac-cruing subsequent to an event of bankruptcy, regardless of whether the interest is an allowed claim enforceable against the debtor under the federal bankruptcy laws, upon:

  . any payment or distribution of any of our assets or securities of any kind or character and whether in cash, property or securities; or

  . any total or partial dissolution, winding up, total or partial liquida-tion or reorganization,whether voluntary or involuntary, or in bankrupt-cy, insolvency, receivership or other proceedings,

shall first be paid in full in cash, before the noteholders, or the trustee on their behalf, are entitled to receive any note payment. Before we, or any per-son making the payment or distribution, may make any note payment of the prin-cipal of, premium, if any, or interest, including additional interest, on, or any other obligation in respect of, the notes upon any of the events listed above, we must satisfy all our senior debt. Before any payment or distribution of any of our assets or securities of any kind or character, to which the note-holders or the trustee, on their behalf, would be entitled but for the subordi-nation provisions of the indenture, we must make payment directly and propor-tionately to the holders of our senior debt or their representatives, or to the trustee or trustees under any other indenture under which we issued senior debt, to the extent necessary to pay all our senior debt in full, in cash, af-ter giving effect to any concurrent payment, distribution or provision to or for the holders of that senior debt.

We will not make any direct or indirect note payment, deposit or distribution of any kind or character if at the time the payment is due a default exists in the payment of any portion of our obligations with respect to any or all of our designated senior debt. The default must not have been cured or waived, and the senior debt holders must not have otherwise waived their right to payment in favor of the noteholders. This benefit applies to all of our senior debt at all times, including:

  .  at maturity of any or all of our senior debt;

  . on account of mandatory redemption or prepayment of any or all of our senior debt;

  .  on account of acceleration of our senior debt; or

  .  at any other point.

Thus, under these circumstances we will not make note payments:

  .  in cash, property or securities;

  . under the terms of Indebtedness subordinated to the notes, except for payment or distribution of permitted junior securities; or

  . of principal of, premium, if any, or interest, including additional in-terest, on, or any other obligation in respect of the notes, other than payments to noteholders from funds held in trust for their benefit, whether according to the terms of the notes, or upon acceleration, by way of:

    .  repurchase,

    .  redemption,

    .  defeasance, or

    .  otherwise.

Additionally, holders of designated senior debt may give the trustee notice of any default or event of default resulting in our non-payment of that senior debt and its maturity due to acceleration. Once the trustee has received a pay-ment blockage notice, unless and until the default or event of default has been waived, cured or has ceased to exist, or the senior debt in question has been discharged or repaid in full, we may not make any note payments other than pay-ments to noteholders from funds held in trust for their benefit for 179 days after the trustee received the notice. However:

  . in no event will a payment blockage period extend beyond 179 days from the date the trustee received the payment blockage notice; and

  . there must be 180 days in any 360-day period during which no payment blockage period is in effect.

No more than one payment blockage period may be commenced with respect to the notes during any period of 360 consecutive days. Thus, if any default or event of default existed or was continuing with respect to the designated senior debt which triggered a payment blockage period, that default or event of default may not trigger any other payment blockage period, whether or not within 360 con-secutive days, unless the default or event of default has first been cured or waived for a period of not less than 90 consecutive days.

Our failure to make any payment or distribution for or on account of the notes by reason of the provisions of the indenture described under this section will not be construed as preventing the occurrence of an event of default described in clauses (1) through (3) "--Events of Default."

By reason of the subordination provisions described above, in the event of our insolvency, funds which otherwise would be payable to noteholders will be paid to holders of our senior debt to the extent necessary to repay that senior debt in full, and we may be unable to meet fully our obligations with respect to the notes. Subject to the restrictions set forth in the indenture, in the future we may incur additional senior debt.

The Guarantees

The indenture provides that the guarantors will, jointly and severally, uncon-ditionally guarantee on a senior subordinated basis all of our obligations un-der the indenture, including our obligation to pay principal, premium, if any, and interest, including additional interest, with respect to the notes. As of the date of this registration statement, all of our direct and indirect subsid-iaries are guarantors on a full, unconditional, and joint and several basis and are wholly-owed by us. Triton Holdings, our direct parent and sole stockholder, is not a guarantor. Each guarantor is limited to the maximum amount which, af-ter the guarantor gives effect to all other contingent and fixed liabilities, will result in its obligations under the guarantee not constituting a fraudu-lent conveyance or fraudulent transfer under federal or state law.

We will not permit any of our subsidiaries to become a direct or indirect obli-gor under, or in respect of, any senior credit facilities without causing the subsidiary to become a guarantor. Any subsidiary in that situation shall:

  . execute and deliver a supplemental indenture in a form reasonably satis-factory to the trustee. Under the terms of the supplemental indenture, the subsidiary shall unconditionally guarantee all of our obligations under the notes and the indenture on the terms set forth in the inden-ture; and

  . deliver to the trustee an opinion of counsel that the supplemental in-denture has been duly authorized, executed and delivered by the subsidi-ary and constitutes a valid and legally binding and enforceable obliga-tion of the subsidiary.

Any guarantor that is no longer a direct or indirect obligor, including as a guarantor, under or in respect of all senior credit facilities shall be re-leased from its guarantee upon delivery of an officers' certificate to the trustee certifying to that effect.

In addition, the indenture provides that if we or any subsidiary sells all of a guarantor's capital stock, including by issuance or otherwise, in a transaction constituting an asset disposition or which would constitute an asset disposi-tion except that the aggregate consideration was not in excess of $5.0 million, and:

  . the net available proceeds from the asset disposition are used in accor-dance with the covenant limiting asset dispositions; or

  . we deliver to the trustee an officers' certificate to the effect that the net available proceeds from the asset disposition will be used in accordance with the covenant limiting asset dispositions within speci-fied time limits, then the guarantor shall be released and discharged from its guarantee obligations upon use of the proceeds, in the case of the first clause above, or upon delivery of the certificate, in the case of the second clause above.

We may, at our option, cause any of our subsidiaries to be a guarantor. Each guarantor's obligations under its guarantee are subordinated in right of pay-ment to the prior payment in full of the guarantor's senior debt on the same basis as our obligations on the notes are subordinated to our senior debt. Each guarantee will rank ratably in right of payment with any other senior subordinated Indebtedness of the guarantor and senior in right of payment to any future subordinated Indebtedness of each guarantor.

Certain Covenants

The indenture contains, among others, the following covenants.

Limitation on Incurrence of Indebtedness
The indenture provides that we will not, and will not cause or permit any re-stricted subsidiary to, directly or indirectly, incur any Indebtedness, in-cluding acquired Indebtedness, except:

  (1) additional Indebtedness if the incurrence, receipt and application or use of the net proceeds, including, without limitation, to repay In-debtedness, complete an asset acquisition or make any restricted pay-ment, results in:

    (a) a ratio of total consolidated Indebtedness to annualized pro forma consolidated operating cash flow which is less than:

      .  7.0 to 1.0, if we incur the Indebtedness prior to July 1, 2004, or

      .  6.0 to 1.0, if we incur the Indebtedness on or after July 1, 2004;
         or

    (b) total consolidated Indebtedness is equal to or less than 75% of to-tal invested capital, but only regarding Indebtedness we incur prior to July 1, 2004;

  (2) Indebtedness which we and our restricted subsidiaries incur under one or more senior credit facilities, in a principal amount at any one time outstanding not to exceed $425.0 million in the aggregate for all such senior credit facilities;

  (3) Indebtedness which we and our restricted subsidiaries have outstanding from time to time according to the terms of any Vendor Credit Arrange-ment;

  (4) Indebtedness we owe to any restricted subsidiary or Indebtedness a re-stricted subsidiary owes to us or to another restricted subsidiary. However, upon either:

    (a) a restricted subsidiary's or our transfer or disposition of any In-debtedness permitted under this clause to a person other than us or another restricted subsidiary; or

    (b) the issuance of shares other than directors' qualifying shares, or the sale, transfer or other disposition of shares of such restricted subsidiary's capital stock, or other ownership interests, including by consolidation or merger, to a person other than us or restricted subsidiary, the exception provided by this paragraph shall no longer be applicable to that Indebtedness and the Indebtedness shall be deemed to have been incurred at the time of the issuance, sale, transfer or other disposi-tion, as the case may be;

  (5) Indebtedness under any interest rate agreement to the extent entered into to protect us or a restricted subsidiary from fluctuations in in-terest rates on any other Indebtedness permitted by the indenture, in-cluding the notes, and not for speculative purposes;

  (6) Indebtedness incurred to refinance any Indebtedness incurred under the notes, the guarantees, or paragraphs (1) and (3) above. However, such Indebtedness may not exceed:

    (a) the principal amount, or accreted value, if less, of the Indebted-ness so refinanced plus

    (b) the amount of any premium which must be paid in connection with the refinancing according to its terms, or the amount of any premium the issuer of the Indebtedness reasonably determines is necessary to ac-complish the refinancing by means of:

      .  a tender offer;

      .  an exchange offer; or

      .  a privately negotiated repurchase,

    plus

    (c) the expenses which the issuer reasonably incurs in connection with such refinancing.

    Further, any Indebtedness refinancing that is ranked ratably with the notes must be made equal with or subordinate to the notes in right of payment. In the case of any Refinancing Indebtedness that is subordinate to the notes in right of payment, it must be made subordinate to the notes on terms no less favorable to the noteholders than those contained in the Indebtedness being refinanced. Either way, the refinancing In-debtedness may not have an average life less than the remaining average life of the Indebtedness being refinanced, either by its terms or by the terms of any agreement or instrument under whose terms the Indebtedness is issued. Finally we, or the obligor on the Indebtedness being refi-nanced, must be the party incuring the refinancing Indebtedness;

  (7) our Indebtedness under the notes and the guarantors' Indebtedness under the guarantee incurred in accordance with the indenture;

  (8) our or any restricted subsidiary's capital lease obligations regarding that entity's leasing of tower sites and equipment. However, capital lease obligations shall not exceed $25.0 million in aggregate principal amount at any time outstanding;

  (9) our or any restricted subsidiary's Indebtedness consisting of a guaran-tee of the Indebtedness permitted to be incurred by another provision of this covenant;

  (10) our or any restricted subsidiary's Indebtedness in respect of statu-tory obligations, performance, surety or appeal bonds or other obliga-tions of a like nature incurred in the ordinary course of business; and

  (11) our Indebtedness not otherwise permitted to be incurred under clauses
       (1) through (10) above which, together with any other outstanding In-debtedness incurred under this clause, has an aggregate principal amount not in excess of $75.0 million at any time outstanding.

Indebtedness of an entity which exists at the time that entity becomes a re-stricted subsidiary, or which is secured by a lien on an asset we or a re-stricted subsidiary acquired, whether or not the acquiring entity assumes the Indebtedness, shall be deemed incurred at the time the person becomes a re-stricted subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of indebtedness permitted under clauses (1) through (11) above, we may, in our sole discretion, classify the item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify the item of Indebted-ness in any manner that would comply with this covenant at the time of the re-classification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this cove-nant.

Limitation on Layered Debt
The indenture provides that we will not:

  (1) directly or indirectly, incur any Indebtedness that by its terms would expressly rank senior to the notes and subordinate to any other of our Indebtedness in right of payment; and

  (2) cause or permit any guarantor to, and no guarantor will, directly or indirectly, incur any Indebtedness that by its terms would expressly rank senior to the guarantor's Indebtedness in right of payment. Howev-er, no Indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

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

Limitation on Restricted Payments
The indenture provides that we will not, and will not cause or permit any re-stricted subsidiary to, directly or indirectly, on or prior to December 31, 2000:

  (1) declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our capital stock, excluding any dividends or distributions payable solely in shares of our qualified stock or in options, warrants or other rights to acquire our qualified stock;

  (2) purchase, redeem, or otherwise acquire or retire for value any shares of our capital stock, any options, warrants or rights to purchase or acquire shares or any securities convertible or exchangeable into shares, other than any such shares of capital stock, options, warrants, rights or securities that are owned by us or by a restricted subsidi-ary;

  (3) make any investment other than a permitted investment in any entity, other than Triton or a restricted subsidiary; or

  (4) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment of subordinated indebtedness.

Each of the transactions described in clauses (1) through (4), other than ex-ceptions listed in those clauses, is a restricted payment.

At any time after December 31, 2000, we will not, and will not cause or permit any restricted subsidiary to, directly or indirectly, make a restricted pay-ment if, at that time:

  (A) a default or an event of default has occurred and is continuing at the time of or after giving effect to the restricted payment;

  (B) immediately after giving effect to the restricted payment, we could not incur at least $1.00 of additional Indebtedness under clause (1) of "-- Limitation on Incurrence of Indebtedness" above; and

  (C) immediately upon giving effect to the restricted payment, the aggregate amount of all restricted payments declared or made on or after May 4, 1998, including any designation amount, as defined below in "--Limita-tions on Designations of Unrestricted Subsidiaries" exceeds the sum, without duplication, of:

    (a) the amount of:

      . our consolidated cash flow after December 31, 2000 through the end of the latest full fiscal quarter for which our consolidated fi-nancial statements are available preceding the date of the re-stricted payment, treated as a single accounting period;

      less

      . 150% of our cumulative consolidated interest expense after Decem-ber 31, 2000 through the end of the latest full fiscal quarter for which our consolidated financial statements are available,

    plus

    (b) the aggregate net cash proceeds, other than excluded cash proceeds, which we received as a capital contribution in respect of, or from the proceeds of a sale of, qualified stock made after May 4, 1998. This excludes in each case:

      . the proceeds from a sale of qualified stock to a restricted sub-sidiary; and

      . the proceeds from a sale, other than from a public sale, of quali-fied stock, if the proceeds are applied to optionally redeem notes on or prior to May 1, 2001;

    plus

    (c) if the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment, other than to a restricted subsidiary, of any investment made after May 4, 1998 con-stitutes a restricted payment in an amount equal to the lesser of:

      .  the return of capital with respect to the investment, and

      . the initial amount of the investment, in either case, less the cost of disposition of the investment, plus

    (d) an amount equal to the consolidated net investment on the date of revocation made by us and/or any of our restricted subsidiaries in any subsidiary that has been designated as an unrestricted subsidi-ary after May 4, 1998, upon its redesignation as a restricted sub-sidiary in accordance with the covenant described under "--Limita-tion on Designations of Unrestricted Subsidiaries."

For purposes of the preceding clause (b), the value of the aggregate net cash proceeds to us from, or as a capital contribution in connection with, the issu-ance of qualified stock either upon the conversion of our convertible Indebted-ness or that of any of our restricted subsidiaries, in exchange for our out-standing Indebtedness or that of any of our restricted subsidiaries or upon the exercise of options, warrants or rights, will be the net cash proceeds received by us or any of our restricted subsidiaries upon the entity's issuance of In-debtedness, options, warrants or rights plus the incremental amount received upon their conversions, exchange or exercise.

For purposes of the preceding clause (d), the value of the consolidated net in-vestment on the date of revocation shall be equal to the fair market value of the aggregate amount of our and/or any restricted subsidiary's investments in the subsidiary on the applicable date of designation.

For purposes of determining the amount expended for restricted payments, cash distributed shall be valued at its face amount and property other than cash shall be valued at its fair market value on the date Triton or a restricted subsidiary makes the restricted payment, as the case may be.

The provisions of this covenant do not prohibit:

  (i) our payment of any dividend or distribution within 60 days after the date we declare the dividend, if at the date of declaration, payment would comply with the provisions of the indenture;

  (ii) so long as no default or event of default has occurred and is continu-ing, our purchase, redemption, retirement or other acquisition of any of our capital stock out of the net cash proceeds of a substantially concurrent capital contribution to us in connection with qualified stock or out of the net cash proceeds we receive from the substan-tially concurrent issuance or sale, other than to a restricted subsid-iary, of our qualified stock. However, the net cash proceeds:

    .  shall be excluded from clause (C)(b) above,

    .  do not constitute Excluded Cash Proceeds, and

    . if from a sale other than a public sale, shall not be applied to op-tionally redeem the notes on or prior to May 1, 2001;

  (iii) so long as no default or event of default has occurred and is contin-uing, our purchase, redemption, retirement, defeasance or other ac-quisition of our subordinated Indebtedness made by exchange for or conversion into, or out of the net cash proceeds we receive, or out of a capital contribution made to us in connection with a concurrent issuance and sale, other than to a restricted subsidiary, of our qualified stock. However, the net cash proceeds:

    .  shall be excluded from clause (C)(b) above,

    .  do not constitute Excluded Cash Proceeds, and

    . if from a sale other than a public sale, shall not be applied to op-tionally redeem the notes, on or prior to May 1, 2001 or our other subordinated Indebtedness that has an average life equal to or greater than the average life of the subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

  (iv) so long as no default or event of default has occurred and is continu-ing, the making of a direct or indirect investment constituting a re-stricted payment in an amount not to exceed the amount of the proceeds of a concurrent capital contribution in respect of qualified stock or from our issuance or sale other than to a restricted subsidiary of qualified stock. However, the net cash proceeds:

    .  shall be excluded from clause (C)(b) above,

    .  do not constitute Excluded Cash Proceeds, and

    . if from a sale other than a public sale, shall not be applied to op-tionally redeem the notes on or prior to May 1, 2001; or

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

  (v) so long as no default or event of default has occurred and is continu-ing, dividends or distributions we make to Triton Holdings for repur-chase, redemption, acquisition or retirement for value of any capital stock of Triton Holdings held by any member of management of Triton Holdings, us or any of our subsidiaries pursuant to any management eq-uity subscription agreement, stock option agreement or other similar agreement. However:

    . the aggregate amount of these dividends or distributions shall not exceed $2.0 million in any twelve-month period, and

    . any unused amount in any twelve-month period may be carried forward to one or more future periods.

Restricted payments made pursuant to clauses (i) and (v) above shall be in-cluded in making the determination of available amounts under clause (C) above, and restricted payments made pursuant to clauses (iii), (iv) and (v) above shall not be included in making the determination of available amounts under clause (C) above.

Limitation on Restrictions Affecting Restricted Subsidiaries
The indenture provides that we will not, and will not cause or permit any re-stricted subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any restricted subsidiary to:

  (1) pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or pay any In-debtedness or other obligation owed to us or any other restricted sub-sidiary;

  (2) make any investment in us or any other restricted subsidiary; or

  (3) transfer any of its property or assets to us or to any other restricted subsidiary, except for encumbrances or restrictions existing under or by reason of:

    (a) any agreement in effect on May 4, 1998 as the agreement remains in effect;

    (b) any senior credit facilities;

    (c) any agreement relating to any Indebtedness incurred by restricted subsidiary prior to the date on which we acquired it, and outstand-ing and not incurred in anticipation or contemplation of becoming a restricted subsidiary. However, the encumbrance or restriction shall not apply to any of our property or assets or those of any re-stricted subsidiary other than the restricted subsidiary;

    (d) customary provisions contained in an agreement which has been en-tered into for the sale or disposition of all or substantially all of the capital stock or assets of a restricted subsidiary. However, the encumbrance or restriction is applicable only to that restricted subsidiary or its property and assets;

    (e) any agreement effecting a refinancing or amendment of Indebtedness incurred under any agreement referred to in sub-clause (a) above. However, the provisions contained in the refinancing or amended agreement relating to the encumbrance or restriction must be no more restrictive in any material respect than the provisions contained in the original agreement in the reasonable judgment of:

      . the board of Triton Holdings if, at the time of the refinancing or amendment, we are a subsidiary of Triton Holdings, or

      . our board if, at the time of the refinancing or amendment, we are not a subsidiary of Triton Holdings;

    (f) the indenture;

    (g) applicable law or any applicable rule, regulation or order;

    (h) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any restricted subsidiary;

    (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in this clause (3);

    (j) restrictions of the type referred to in this clause (3) contained in security agreements securing Indebtedness of a restricted subsidiary to the extent those liens were otherwise incurred in accordance with "--Limitation on Liens" below and restrict the transfer of property subject to the agreements; or

    (k) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

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

Limitation on Liens
The indenture provides that we will not, and will not cause or permit any re-stricted subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any lien on or with respect to our capital stock, property or assets, or those of the restricted subsidiary, owned on May 4, 1998 or thereafter cre-ated or acquired to secure any Indebtedness, without making, or causing the restricted subsidiary to make, effective provision for securing the notes and all other amounts due under the indenture equally and ratably with the Indebt-edness or, in the event the Indebtedness is subordinated Indebtedness, prior to the Indebtedness as to the property or assets for so long as the Indebted-ness shall be so secured.

These foregoing restrictions do not apply to:

  (1) liens existing on May 4, 1998 and securing Indebtedness existing on May 4, 1998;

  (2) liens securing senior debt, including liens securing Indebtedness under any senior credit facilities and any corresponding guarantees, to the extent that the covenant described under "--Limitation on Incurrence of Indebtedness" above permits Indebtedness thus secured to be incurred;

  (3) liens securing only the notes and the guarantees, if any;

  (4) liens in favor of us or any guarantor;

  (5) liens to secure Indebtedness incurred in connection with Vendor Credit Arrangements;

  (6) liens on property existing immediately prior to our acquisition of that property, and not created in connection with or in anticipation or con-templation of the financing of the acquisition;

  (7) liens on property of an entity existing at the time the entity is ac-quired or merged with or into or consolidated with us or any restricted subsidiary, and not created in connection with or in anticipation or contemplation of the business combination;

  (8) liens to secure the performance of statutory obligations, surety or ap-peal bonds or bid or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other similar liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provi-sion, as is required by GAAP, if any, shall have been made;

  (9) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appro-priate proceedings promptly instituted and diligently concluded, as long as any reserve or other appropriate provision that shall be re-quired in conformity with GAAP shall have been made;

  (10) liens to secure Indebtedness incurred to refinance in whole or in part, any Indebtedness secured by liens referred to in clauses (1) through (9) above, so long as the liens do not extend to any addi-tional category of property and the principal amount of Indebtedness so secured is not increased, except for the amount of any premium re-quired to be paid in connection with refinancing under the terms of the Indebtedness refinanced or the amount of any premium we have rea-sonably determined is necessary to accomplish the refinancing by means of:

    .  a tender offer,

    .  an exchange offer, or

    .  a privately negotiated repurchase,

    plus

    the expenses of the issuer of the Indebtedness reasonably incurred in connection with the refinancing; and

  (11) liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee.

Limitation on Certain Asset Dispositions
The indenture provides that we will not, and will not cause or permit any re-stricted subsidiary to, directly or indirectly, make any asset dispositions unless:

  (1) we or the restricted subsidiary receive consideration for the asset disposition at least equal to the fair market value of the assets sold or disposed of, as determined by either:

    (a) the board of Triton Holdings if, at the time of the asset disposi-tion, we are a subsidiary of Triton Holdings, or

    (b) our board if, at the time of the asset disposition, we are not a subsidiary of Triton Holdings,

    in good faith and evidenced by a resolution of the appropriate board filed with the trustee;

  (2) other than in the case of a permitted asset swap, not less than 75% of the consideration received by us or our restricted subsidiary from the disposition consists of:

    (a) cash or Cash Equivalents,

    (b) the assumption of Indebtedness other than non-recourse Indebtedness or any subordinated Indebtedness of ours or our restricted subsidi-ary or other obligations relating to the assets, accompanied by our irrevocable unconditional release or that of the restricted subsidi-ary from all liability on the Indebtedness or other obligations as-sumed, or

    (c) notes or other obligations received by us or the restricted subsidi-ary from the transferee that we or the restricted subsidiary convert into cash concurrently with the receipt of the notes or other obli-gations, to the extent of the cash we actually receive; and

  (3) all Net Available Proceeds, less any amounts invested within 365 days of such asset disposition:

    (a) to acquire all or substantially all of the assets of, or a majority of the voting stock of, an entity primarily engaged in a Permitted Business,

    (b) to make a capital expenditure, or

    (c) to acquire other long-term assets that are used or useful in a Per-mitted Business,

are applied, on or prior to the 365th day after the asset disposition, unless and to the extent that we shall determine to make an Offer to Purchase, to the permanent reduction and prepayment of any of our senior debt then outstanding, including a permanent reduction of the commitments in that respect. Any Net Available Proceeds, from any asset disposition subject to the immediately pre-ceding sentence, that are not applied as provided in the immediately preceding sentence, shall be used promptly after the expiration of the 365th day after the asset disposition, or earlier if we so elect, to make an Offer to Purchase outstanding notes at a purchase price in cash equal to:

  (i) 100% of the Accreted Value on the purchase date, if the purchase date is on or before May 1, 2003; and

  (ii) 100% of the principal amount at maturity plus accrued and unpaid in-terest to the purchase date, if the purchase date is after May 1, 2003.

However, we may defer making any Offer to Purchase notes until there are aggre-gate unutilized Net Available Proceeds from asset dispositions otherwise sub-ject to the two immediately preceding sentences, equal to or in excess of $15.0 million, at which time the entire unutilized Net Available Proceeds from asset dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as this para-graph requires. We may use any remaining Net Available Proceeds following the completion of the required Offer to Purchase for any other purpose, subject to the other provisions of the indenture, and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction completed in compliance with the provisions of the indenture described under "--Mergers, Consolidations and Certain Sales of Assets" below.

Pending application as set forth above, the Net Available Proceeds of any asset disposition may be invested in cash or Cash Equivalents or used to reduce tem-porarily Indebtedness outstanding under any revolving credit agreement to which we are a party and under which we will incur Indebtedness.

In the event that we make an Offer to Purchase the notes, we will comply with any applicable securities laws and regulations, including any applicable re-quirements of Section 14(e) of, and Rule 14e-1, under the Exchange Act.

Limitation on Transactions with Affiliates
The indenture provides that we will not, and will not cause or permit any re-stricted subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our respective affiliates or those of our subsidiaries, or any beneficial holder of 10% or more of any class of Triton or Triton Holdings capital stock, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or investment, either directly or indirectly, unless the terms of the transaction are at least as favorable as the terms that we or the restricted subsidiary could obtain at that time in a comparable transaction made on an

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

arm's-length basis with a person who is not an affiliate. However, in any transaction involving aggregate consideration in excess of $10.0 million, we will deliver an officer's certificate to the trustee stating that a majority of the disinterested directors of either:

  . the board of Triton Holdings if, at the time of the transaction, we are a subsidiary of Triton Holdings, or

  . our board if, at the time of the transaction, we are not a subsidiary of Triton Holdings,

has determined, in its good faith judgment, that the terms of the transaction are at least as favorable as the terms that we or a restricted subsidiary could obtain in a comparable transaction made on an arm's-length basis between unaf-filiated parties. If the aggregate consideration is in excess of $25.0 million, we will also deliver to the trustee, prior to the transaction's closing, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the notehold-ers, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to:

  (1) transactions between or among us and/or any restricted subsidiaries;

  (2) any restricted payment or permitted investment permitted by the cove-nant described under "--Limitation on Restricted Payments;"

  (3) directors' fees, indemnification and similar arrangements, officers' indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

  (4) any other agreement in effect on May 4, 1998, as it shall be amended from time to time. However, any material amendment must comply with the provisions of the preceding paragraph of this covenant;

  (5) transactions with AT&T or any of its affiliates, relating to the mar-keting or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us or our restricted subsidiary, as applicable, than those available from unaffiliated third parties;

  (6) transactions involving the leasing, sharing or other use by us or any restricted subsidiary of communications network facilities, including, without limitation, cable, or fiber lines, equipment or transmission capacity, of any affiliate of ours or any beneficial holder of 10% or more of any class of capital stock of Triton or Triton Holdings, or any related party, on terms that are no less favorable, when taken as a whole, to us or our subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

  (7) transactions involving the provision of telecommunication services by a related party in the ordinary course of its business to us or any re-stricted subsidiary, or by us or any restricted subsidiary to a related party, on terms that are no less favorable, when taken as a whole, to us or the restricted subsidiary, as applicable, than those available from such related party to unaffiliated third parties;

  (8) any sales agency agreements under which an affiliate has the right to market any or all of our products or services of or any of those of our restricted subsidiaries; and

  (9) customary commercial banking, investment banking, underwriting, place-ment agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

Limitation on Activities of Triton and the Restricted Subsidiaries
The indenture provides that we will not, and will not permit any restricted subsidiary to, engage in any business other than a Permitted Business, except to the extent it is not material to us and our restricted subsidiaries, taken as a whole.

Change of Control
Within 30 days following the closing date of a transaction resulting in a Change of Control, we will commence an Offer to Purchase all outstanding notes at a purchase price in cash equal to:

  . 101% of the Accreted Value on the purchase date if the date is on or be-fore May 1, 2003; and

  . 101% of the principal amount at maturity, plus accrued and unpaid inter-est, if any, to the purchase date, if the date is after May 1, 2003.

We will complete an Offer to Purchase not earlier than 30 days and not later than 60 days after the offer's commencement. Each holder shall be entitled to tender all or any portion of the notes he or she owns according to the terms of our Offer to Purchase, subject to the requirement that any portion of a note tendered must be in an integral multiple of $1,000 principal amount.

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

In the event that we make an Offer to Purchase the notes, we will comply with any applicable securities laws and regulations, including any applicable re-quirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

We will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture ap-plicable to an Offer to Purchase made by us and purchases all notes validly tendered and not withdrawn under the Offer to Purchase.

With respect to the sale of assets referred to in the definition of Change of Control, the phrase all or substantially all of our assets will likely be in-terpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertain-ing whether a sale or transfer of all or substantially all of our assets has occurred. In addition, we cannot assure you that we will be able to acquire notes tendered upon the occurrence of a Change of Control. Our ability to pay cash to the noteholders upon a Change of Control may be limited to our then existing financial resources. We and some of our domestic subsidiaries are parties to a credit agreement, dated February 3, 1998, which contains cove-nants prohibiting, or requiring waiver or consent of the lenders prior to, the repurchase of the notes upon a Change of Control. Future debt agreements we enter into may provide the same. If we do not obtain a waiver or consent or repay the Indebtedness, we will remain prohibited from repurchasing the notes. In that event, our failure to purchase tendered notes would constitute an event of default under the indenture, which in turn would constitute a default under the credit agreement and possibly other Indebtedness. Neither our board of directors nor the trustee may waive any of the provisions relating to a re-purchase upon a Change of Control.

The provisions summarized above will not prevent us from entering into trans-actions of the types described above with management or their affiliates. In addition, those provisions may not necessarily afford the noteholders protec-tion in the event of a highly leveraged transaction, including a reorganiza-tion, restructuring, merger or similar transaction involving us that may ad-versely affect the noteholders, because the transaction may not involve a shift in voting power or beneficial ownership, or even if it does, it may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

Amendments to Securities Purchase Agreement
The indenture provides that neither we nor Triton Holdings will amend, modify, waive or refrain from enforcing any provision of the securities purchase agreement, dated as of October 8, 1997, as amended as of October 1, 1998, among AT&T Wireless, Triton Holdings, the cash equity investors and the man-agement stockholders, in any manner that would materially alter the obliga-tions of the cash equity investors or the management stockholders to provide additional equity capital to Triton Holdings and to further contribute such equity capital to us in the form of Triton Holdings' qualified stock until a time when we have received, subsequent to May 4, 1998, Net Cash Proceeds from capital contributions or sales, in respect of Triton Holdings' qualified stock, equal to at least $122.0 million.

Provision of Financial Information
The indenture provides that, whether or not required by the SEC's rules and regulations, so long as any notes are outstanding, we will furnish to the noteholders:

  (1) all quarterly and annual financial information that we would be re-quired to include on Forms 10-Q and 10-K if we were required to file those forms with the SEC, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that describes our consolidated financial condition and results of opera-tions and, with respect to the annual information only, a report by our certified independent accountants; and

  (2) all current reports that we would be required to file on Form 8-K if we were required to file those reports with the SEC,

in each case within the time period specified in the SEC's rules and regula-tions. In addition, we will file a copy of all information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept the filing, and make the information available to securities analysts and prospective investors upon request. We will also, for as long as any notes remain outstanding, furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information we are required to deliver under to Rule 144A(d)(4) under the Securities Act.

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

Limitation on Designations of Unrestricted Subsidiaries
The indenture provides that we may designate any of our subsidiaries, other than Triton PCS License Company, L.L.C., Triton PCS Property Company, L.L.C. and Triton PCS Equipment Company, L.L.C., as an unrestricted subsidiary under the indenture only if:

  (1) no default or event of default has occurred and is continuing at the time of or after giving effect to the designation;

  (2) we would be permitted under the indenture to make an investment at the time of designation and, assuming the effectiveness of the designation, in an amount, referred to as a designation amount, equal to the fair market value of the aggregate amount of our investments in the subsidi-ary on that date; and

  (3) except in the case of a subsidiary in which we are investing under and as permitted by the third paragraph of the covenant "Limitation on Re-stricted Payments," we would be permitted to incur $1.00 of additional Indebtedness under the first clause of "--Limitation on Incurrence of Indebtedness" at the time of designation, assuming the effectiveness of the designation.

In the event of any designation, we shall be deemed to have made an investment, constituting a restricted payment as described under "--Limitation on Re-stricted Payments" for all purposes of the indenture, in the designation amount. The indenture further provides that we will not, and will not permit any restricted subsidiary, at any time to:

  (A) provide direct or indirect credit support for, or a guarantee of, any Indebtedness of any unrestricted subsidiary, including any undertaking, agreement or instrument evidencing the Indebtedness;

  (B) be directly or indirectly liable for any Indebtedness of any unre-stricted subsidiary; or

  (C) be directly or indirectly liable for any Indebtedness which provides that the holder may, upon notice, lapse of time or both, declare a de-fault or cause payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any unrestricted subsidiary, including any right to take enforcement action against the unrestricted subsidiary, except, in the case of clauses (A) and (B) above, to the extent permitted under "--Limitation on Restricted Payments."

The indenture further provides that we may revoke any designation of a subsidi-ary as an unrestricted subsidiary. The subsidiary shall then constitute a re-stricted subsidiary if:

  (i) no default has occurred and is continuing at the time of and after giv-ing effect to the revocation; and

  (ii) all liens and Indebtedness of the unrestricted subsidiary outstanding immediately following the revocation would, if incurred at that time, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by resolutions of Triton de-livered to the trustee certifying compliance with the provisions.

Mergers, Consolidations and Certain Sales of Assets
We will not consolidate or merge with or into any person, or sell, assign, lease, convey or otherwise dispose of, or cause or permit any restricted sub-sidiary to consolidate or merge with or into any person or sell, assign, lease, convey or otherwise dispose of, all or substantially all of our assets, deter-mined on a consolidated basis for Triton and our restricted subsidiaries, whether as an entirety or substantially an entirety in one transaction or a se-ries of related transactions, including by way of liquidation or dissolution, to any person unless, in each case:

  (1) the entity formed by or surviving a consolidation or merger, if other than Triton or our restricted subsidiary, as the case may be, or to which the sale, assignment, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State or the District of Columbia;

  (2) the surviving entity assumes by supplemental indenture all of our obli-gations under the notes and the indenture;

  (3) immediately after giving effect to the transaction and the use of any resulting net proceeds, on a pro forma basis, we or the surviving enti-ty, as the case may be, could incur at least $1.00 of Indebtedness un-der the clause (1) of "--Limitation on Incurrence of Indebtedness" above;

  (4) immediately after giving effect to the transaction, and treating any Indebtedness which becomes an obligation of ours or of our restricted subsidiaries as a result of the transaction, as having been incurred by us or our restricted subsidiary at the time of the transaction, no de-fault or event of default has occurred and is continuing; and

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

  (5) if, as a result of the transaction, property or assets of ours or our restricted subsidiary would become subject to a lien not excepted from the provisions of the indenture described under "--Limitation on Liens" above, we, the restricted subsidiary or the surviving entity, as the case may be, shall have secured the notes as required by that covenant.

The provisions of this paragraph shall not apply to any merger of a restricted subsidiary with or into Triton or any of its wholly-owned subsidiaries or the release of any guarantor in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of the indenture described under "--Limitation on Certain Asset Dispositions" above.

Events of Default

The following are events of default under the indenture:

  (1) failure to pay the Accreted Value or principal of, or premium, if any, on any note when due, whether or not prohibited by the provisions of the indenture described under "--Ranking" above;

  (2) failure to pay any interest on any note when due, continued for 30 days, whether or not prohibited by the provisions of the indenture de-scribed under "--Ranking" above;

  (3) default in the payment of the Accreted Value or principal of and inter-est on notes required to be purchased through an Offer to Purchase, as described under "--Covenants--Change of Control" and "--Covenants-- Limitation on Certain Asset Dispositions" above, when due and payable, whether or not prohibited by the provisions of the indenture described under "--Ranking" above;

  (4) failure to perform or comply with any of the provisions described under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above;

  (5) failure to perform any other covenant or agreement of ours under the indenture or the notes, continued for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the notes sub-mit notice to us;

  (6) default under the terms of one or more instruments evidencing or secur-ing Indebtedness of ours or any of our subsidiaries having an outstand-ing principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of payment of the such Indebtedness or failure to pay principal when due at the final stated maturity of the Indebtedness;

  (7) the rendering of a final judgment or judgments, not subject to appeal, against us or any of our subsidiaries in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days af-ter the date on which the right to appeal has expired;

  (8) events of bankruptcy, insolvency or reorganization affecting us or any material subsidiary; and

  (9) any guarantee of a material subsidiary ceases to be in full force and effect, is declared null and void and unenforceable, or is found to be invalid or any guarantor denies its liability under the guarantee, other than by reason of a release of that guarantor from the guarantee in accordance with the terms of the indenture and the guarantee.

If an event of default, other than an event of default with respect to us de-scribed in clause (8) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes may accelerate the maturity of all the notes. However, after an acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) above with respect to us occurs, the outstanding notes will be-come immediately due and payable without any declaration or other act on the part of the trustee or any noteholder. For information as to waiver of de-faults, see "--Modification and Waiver."

The indenture provides that the trustee shall, within 30 days after the occur-rence of any default or event of default with respect to the notes, give the holders notice of all uncured defaults or events of default known to it. Howev-er, except in the case of an event of default or a default in any payment with respect to the notes or a default or event of default in complying with "--Cov-enants--Mergers, Consolidations and Certain Sales of Assets," the trustee shall be protected in withholding notice if and so long as the board or directors or responsible officers of the trustee in good faith determine that the withhold-ing of such notice is in the interest of the noteholders.

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

No noteholder will have any right to institute any proceeding with respect to, or for any remedy under the indenture, unless that holder has previously given to the trustee written notice of a continuing event of default and unless:

  . the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes shall have made written request, and offered rea-sonable indemnity, to the trustee to institute a proceeding as trustee; and

  . the trustee has not received from the holders of a majority in aggregate principal amount at maturity of the notes a direction inconsistent with the request and has failed to institute the proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a noteholder for enforcement of payment of the principal of and premium, if any, or interest on a note on or after the respective due dates expressed in the note.

We are required to furnish to the trustee an annual statement as to our perfor-mance of certain of our obligations under the indenture and as to any default in such performance.

Satisfaction and Discharge of Indenture; Defeasance

We may terminate our substantive obligations and the substantive obligations of the guarantors in respect of the notes and the guarantees by delivering all outstanding notes to the trustee for cancellation and paying all sums payable by us on account of principal of, premium, if any, and interest on all the notes or otherwise. In addition, we may, provided that no default or event of default has occurred and is continuing or would arise, or, with respect to a default or event of default specified in clause (8) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of the de-posit, it being understood that this condition shall not be deemed satisfied until after the 91st day, and provided that it would not cause any default un-der any senior debt, terminate our substantive obligations and the substantive obligations of the guarantors in respect of the notes and the guarantees, ex-cept for our obligation to pay the principal of, and premium, if any, on, and the interest on the notes and the guarantors' guarantee thereof by:

  (1) depositing with the trustee, under the terms of an irrevocable trust agreement, money or United States government obligations sufficient, without reinvestment, to pay all remaining Indebtedness on the notes to maturity or to redemption;

  (2) delivering to the trustee either an opinion of counsel or a ruling di-rected to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income, gain or loss for fed-eral income tax purposes as a result of such deposit and termination of obligations;

  (3) delivering to the trustee an opinion of counsel to the effect that our option exercise under this paragraph will not result in Triton, the trustee or the trust created by our deposit of funds according to this provision becoming or being deemed to be an investment company under the Investment Company Act of 1940, as amended; and

  (4) complying with other requirements set forth in the indenture.

In addition, we may, provided that no default or event of default has occurred and is continuing or would arise or, with respect to a default or event of de-fault specified in clause (8) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of the deposit, it being under-stood that this condition shall not be deemed satisfied until after the 91st day, and provided that no default under any senior debt would result, terminate all of its substantive obligations and all of the substantive obligations of the guarantors in respect of the notes and the guarantees, including our obli-gation to pay the principal of, and premium, if any, on, and interest on the notes and the guarantors' guarantee by:

  (A) depositing with the trustee, under the terms of an irrevocable trust agreement, money or United States Government obligations sufficient, without reinvestment, to pay all remaining Indebtedness on the notes to maturity or to redemption;

  (B) delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the noteholders will not recognize income gain or loss for federal income tax purposes as a result of the deposit and termination of obligations or an opinion of counsel based upon such a ruling addressed to the trustee or a change in the applicable federal tax law since the date of the indenture, to that effect;

  (C) delivering to the trustee an opinion of counsel to the effect that our exercise of our option under this paragraph will not result in Triton, the trustee or the trust created by our deposit of funds pursuant to this provision becoming or being deemed to be an investment company un-der the Investment Company Act of 1940, as amended; and

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

  (D) complying with other requirements set forth in the indenture.

We may make an irrevocable deposit pursuant to this provision only if at the time of the proposed deposit we are not prohibited from doing so under the sub-ordination provisions of the indenture or covenants in the instruments gov-erning senior debt and we have delivered to the trustee and any paying agent an officers' certificate to that effect.

Governing Law

The indenture, the notes and the guarantees are governed by the laws of the State of New York without regard to principles of conflicts of laws.

Modification and Waiver

Triton and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount at maturity of the out-standing notes. However, no such modification or amendment may, without the consent of the holder of each note affected by the change:

   (1) change the stated maturity of the principal of any note;

   (2) alter the optional redemption or repurchase provisions of any note or of the indenture in a manner adverse to the noteholders;

   (3) reduce the principal amount of any note;

   (4) reduce the rate of, or change the time for payment of interest on, any note;

   (5) change the place or currency of payment of principal of or interest on any note;

   (6) modify any provisions of the indenture relating to the waiver of past defaults, other than to add sections of the indenture subject to those provisions, the right of the holders to institute suit for the en-forcement of any payment on or with respect to any note or the guaran-tee, or the modification and amendment of the indenture and the notes, other than to add sections of the indenture or the notes which may not be amended, supplemented or waived without the consent of each holder affected;

   (7) reduce the percentage of the principal amount of outstanding notes necessary for amendment to or waiver of compliance with any provision of the indenture or the notes or for waiver of any default;

   (8) waive a default in the payment of principal of, interest on, or re-demption payment with respect to, any note, except a rescission of ac-celeration of the notes by the holders as provided in the indenture and a waiver of the payment default that resulted from acceleration;

   (9) modify the ranking or priority of the notes or the guarantees, modify the definition of senior debt or designated senior debt or amend or modify the subordination provisions of the indenture in any manner ad-verse to the holders;

  (10) release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the indenture; or

  (11) modify any of the provisions, including the related definitions, re-lating to any Offer to Purchase required under the covenants described under "--Covenants--Limitation on Certain Asset Dispositions" or "-- Covenants--Change of Control" in a manner materially adverse to the noteholders with respect to any asset disposition that has been com-pleted or Change of Control that has occurred.

The holders of a majority in aggregate principal amount at maturity of the out-standing notes, on behalf of all noteholders, may waive our compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggre-gate principal amount at maturity of the outstanding notes, on behalf of all noteholders, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

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

Notwithstanding the previous paragraph, without the consent of any noteholder, we and the trustee may amend or supplement the indenture or the notes:

  (A) to cure any ambiguity, defect or inconsistency;

  (B) to provide for uncertificated notes in addition to or in place of cer-tificated notes;

  (C) to provide for the assumption of our obligations to noteholders in the case of a merger, or consolidation or sale of all or substantially all of our assets;

  (D) to make any change that would provide additional rights or benefits to the noteholders or that does not adversely affect their legal rights under the indenture; or

  (E) to comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of Triton or any of its subsidi-aries, acting in that capacity, will have any liability for any obligations of Triton or any guarantor under the notes, the indenture, the guarantees or any claim based on, in respect of, or by reason of, such obligations or their crea-tion. Each holder, by accepting a note, waives and releases all liability to this effect. This waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and the SEC believes that the type of a waiver is against public policy.

The Trustee

The indenture provides that, except during the continuance of a default, the trustee will perform only the duties specifically set forth in the indenture. During the existence of a default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circum-stances in the conduct of his or her own affairs. The indenture and provisions of the Trust Indenture Act it incorporates by reference contain limitations on the rights of the trustee, should it become a creditor of ours, the guarantors, or any other obligor upon the notes, to obtain payment of claims in certain cases or to realize on property it receives in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or our affiliates. However, if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the inden-ture. Please refer to the indenture for the full definition of all terms listed below, as well as any other terms we use in this section without providing a definition here.

Accreted Value shall mean, as of any date of determination prior to May 1, 2003, the sum of:

  .  the initial offering price of each note; and

  . the portion of the excess of the principal amount of each note over the initial offering price which we shall have amortized in accordance with GAAP through the date, the amount to be amortized on a daily basis and compounded semi-annually on each interest payment date at a rate of 11% per annum from May 4,1998 through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

Annualized Pro Forma Consolidated Operating Cash Flow means consolidated cash flow for the latest two full fiscal quarters for which our consolidated finan-cial statements are available, multiplied by two. For purposes of calculating consolidated cash flow for any period, for purposes of this definition only:

  . any of our subsidiaries that is a restricted subsidiary on the date of the transaction giving rise to the need to calculate annualized pro forma consolidated operating cash flow shall be deemed to have been a restricted subsidiary at all times during that period; and

  . any of our subsidiaries that is not a restricted subsidiary on the transaction date shall be deemed not to have been a restricted subsidi-ary at any time during such period.

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

In addition to, and without limitation by, the previous paragraph, for purposes of this definition only, consolidated cash flow shall be calculated after giv-ing effect on a pro forma basis for the applicable period to, without duplica-tion, any asset dispositions or asset acquisitions, including any asset acqui-sition giving rise to the need to make this calculation as a result of our or one of our restricted subsidiaries, including any person who becomes a re-stricted subsidiary as a result of the asset acquisition, incurring, assuming or otherwise being liable for acquired Indebtedness occurring during the period commencing on the first day of the two fiscal quarter periods to and including the transaction date, as if that asset sale or asset acquisition occurred on the first day of the reference period.

Average Life means, as of the date of determination, with respect to any In-debtedness for borrowed money or preferred stock, the quotient obtained by di-viding:

  . the sum of the products of the number of years from the date of determi-nation to the dates of each successive scheduled principal or liquida-tion value payments of the Indebtedness or preferred stock, respective-ly, and the amount of the principal or liquidation value payments, by,

  .  the sum of all principal or liquidation value payments.

Cash Equivalents means:

  (1) direct obligations of, or obligations whose principal and interest are unconditionally guaranteed by, the United States of America, or by any of its agencies to the extent the obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;

  (2) investments in commercial paper maturing within 365 days from the date of acquisition and having, at the date of acquisition, the highest credit rating obtainable from Standard & Poor's Corporation or from Moody's Investors Service;

  (3) investments in certificates of deposit, banker's acceptance and time deposits maturing within 365 days from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts is-sued or offered by, any domestic office of any commercial bank orga-nized under the laws of the United States of America or any State which has a combined capital and surplus and undivided profits of not less than $500.0 million;

  (4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

  (5) money market funds substantially all of whose assets comprise securi-ties of the type described in clauses (1) through (3) above.

Change of Control means the occurrence of one or more of the following events:

  (1) Any person or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted hold-ers, or a person or group controlled by a permitted holder or permitted holders, becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that person has the right to acquire within one year, upon the happening of an event or other-wise, is or becomes the beneficial owner, directly or indirectly, of:

    . securities of Triton Holdings representing 50% or more of the com-bined voting power of Triton Holdings' then outstanding voting stock, or

    . securities of Triton representing 50% or more of the combined voting power of Triton's then outstanding voting stock;

  (2) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Tri-ton Holdings or Triton:

    .  individuals who, on October 1, 1998, constitute the board, and

    . any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election con-test, including a consent solicitation relating to the election of directors of Triton Holdings or Triton, whose appointment or election by the board or nomination for election by Triton's stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was pre-viously so approved or recommended; or

  (3) the stockholders of Triton Holdings or of Triton shall approve any plan of liquidation, whether or not otherwise in compliance with the provi-sions of the indenture.

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For purposes of the foregoing, the transfer, by lease, assignment, sale or oth-
erwise, in a single transaction or series of transactions, of all or substan-tially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Consolidated Cash Flow of any entity means, for any period, that entity's con-solidated net income for the period:

  (1) increased, to the extent consolidated net income for the period has been reduced, by the sum of, without duplication:

    (a) the entity's consolidated expense for the period,

    plus

    (b) the entity's consolidated income tax expense for the period,

    plus

    (c) the consolidated depreciation and amortization expense of the entity and its restricted subsidiaries for the period,

    plus

    (d) any other non-cash charges of the entity and its restricted subsidi-aries for the period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

  (2) decreased, to the extent consolidated net income for the period has been increased, by any non-cash gains from asset dispositions.

Consolidated Income Tax Expense of any entity means, for any period, the con-solidated provision for the income taxes of that entity and its restricted sub-sidiaries for the period, calculated on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense for any entity means, for any period, without du-plication:

  (1) the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of that entity and its restricted subsidiaries for that period calculated on a consolidated basis in accordance with GAAP, including:

    (a) any amortization of debt discount,

    (b) the net costs under interest rate agreements,

    (c) all capitalized interest,

    (d) the interest portion of any deferred payment obligation, and

    (e) all amortization of any premiums, fees and expenses payable in con-nection with the incurrence of any Indebtedness;

    plus

  (2) the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by the entity and its restricted subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income of any entity means, for any period the consolidated net income, or loss, of the entity and its restricted subsidiaries for the pe-riod determined on a consolidated basis in accordance with GAAP. However, the following items are excluded from the determination of consolidated net income:

  (1) the net income, or loss, of any entity acquired by the entity or its restricted subsidiary in a pooling-of-interests transaction for any pe-riod prior to the date of the transaction;

  (2) the net income, but not loss, of any of the other entity's restricted subsidiary which is subject to restrictions preventing or limit payment of dividends or making of distributions to that entity to the extent of those restrictions, regardless of any waiver;

  (3) the net income of any other entity, other than a restricted subsidiary of the first entity, except to the extent of the amount of dividends or other distributions representing the first entity's proportionate share of the second entity's net income, for the period actually paid in cash to the first entity by the second entity during the period;

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

  (4) gains or losses, other than for purposes of calculating consolidated net income under clause (3) of the second paragraph under "Limitation on Restricted Payments", on asset dispositions by the entity or its re-stricted subsidiaries;

  (5) all extraordinary gains but not, other than for purposes of calculating consolidated net income under clause (3) under "Limitation on Re-stricted Payments," losses, determined in accordance with GAAP; and

  (6) in the case of a successor to the referent entity by consolidation or merger or as a transferee of the referent entity's assets, any earnings or losses of the successor corporation prior to the consolidation, merger or transfer of assets.

Disqualified Stock of any entity means any capital stock of the entity which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the notes.

Excluded Cash Proceeds means the first $122.0 million of net cash proceeds we received subsequent to May 4, 1998 from capital contributions in respect of our qualified stock or from the issuance or sale, other than to a restricted subsidiary, of qualified stock.

Indebtedness means, without duplication, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

  (1) every obligation of the entity for money borrowed;

  (2) every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  (3) every reimbursement obligation of the entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the ac-count of that entity;

  (4) every obligation of the entity issued or assumed as the deferred pur-chase price of property or services, but excluding trade accounts pay-able or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

  (5) every capital lease obligation of the entity;

  (6) every net obligation under interest rate swap or similar agreements of the entity; and

  (7) every obligation of the type referred to in clauses (1) through (6) above of a second entity and all dividends of the second entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guaran-tor or otherwise.

Indebtedness shall include the liquidation preference and any mandatory re-demption payment obligations in respect of any Disqualified Stock of Triton and any restricted subsidiary, and any preferred stock of a subsidiary of Tri-ton.

Indebtedness shall never be calculated taking into account any cash and cash equivalents held by the first entity. Indebtedness shall not include obliga-tions arising from agreements of Triton or a restricted subsidiary to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposi-tion of any business or assets of a restricted subsidiary. The amount of any Indebtedness outstanding as of any date shall be:

  (A) its accreted value, in the case of any Indebtedness issued with origi-nal issue discount;

  (B) principal amount thereof, in the case of any Indebtedness other than Indebtedness issued with original issue discount; and

  (C) the greater of the maximum repurchase or redemption price or liquida-tion preference, in the case of any Disqualified Stock or preferred stock.

Net Available Proceeds from any asset disposition by any entity means cash or readily marketable Cash Equivalents received, including by way of sale or dis-counting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to the properties or assets or re-ceived in any other non-cash form, by the entity, including any cash received by way of deferred

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

payment or upon the monetization or other disposition of any non-cash consider-ation, including notes or other securities received in connection with the as-set disposition, net of:

  . all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset disposition;

  . all payments made by the entity or any of its restricted subsidiaries on any Indebtedness which is secured by the assets in accordance with the terms of any lien upon or with respect to the assets or which must by the terms of the lien, or in order to obtain a necessary consent to the asset disposition or by applicable law, be repaid out of the proceeds from the asset disposition;

  . all payments made with respect to liabilities associated with the assets which are the subject of the asset disposition, including, without limi-tation, trade payables and other accrued liabilities;

  . appropriate amounts to be provided by the entity or any of its re-stricted subsidiaries, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and re-tained by the entity or any restricted subsidiary, after the asset dis-position, including, without limitation, liabilities under any indemni-fication obligations and severance and other employee termination costs associated with the asset disposition, until such time as the amounts are no longer reserved or the reserve is no longer necessary, at which time any remaining amounts will become Net Available Proceeds to be al-located in accordance with the provisions of clause (3) of the covenant described under "--Covenants--Limitation on Certain Asset Dispositions;" and

  . all distributions and other payments made to minority interest holders in restricted subsidiaries of the entity or joint ventures as a result of the asset disposition.

Net Investment means the excess of:

  (1) the aggregate amount of all investments made in any unrestricted sub-sidiary or joint venture by Triton or any restricted subsidiary on or after May 4, 1998. In the case of an investment made other than in cash, the amount shall be the fair market value of the investment as determined in good faith by the board of Triton or the restricted sub-sidiary;

    over

  (2) the aggregate amount returned in cash on or with respect to those in-vestments whether through interest payments, principal payments, divi-dends or other distributions or payments. However, these payments or distributions shall not be, and have not been, included in clause (3) of "--Covenants--Limitation on Restricted Payments."

Furthermore, with respect to all investments made in any unrestricted subsidi-ary or joint venture, the amounts referred to in clause (2) above with respect to those investments shall not exceed the aggregate amount of all investments made in the unrestricted subsidiary or joint venture.

Offer to Purchase means a written offer sent by Triton by first class mail, postage prepaid, to each noteholder at his or her address appearing in the reg-ister for the notes on the date of the offer, offering to purchase up to:

  . the Accreted Value of the notes if the offer is made on or prior to May 1, 2003; or

  . the principal amount at maturity of the notes, if the offer is made af-ter May 1, 2003,

at the purchase price specified in the offer, as determined under the terms of the indenture.

Unless otherwise required by applicable law, the offer shall specify an expira-tion date, which shall be not less than 30 days nor more than 60 days after the date of the offer, and a settlement date, referred to herein as the purchase date for purchase of the notes within five business days after the expiration date. We will notify the trustee at least 15 business days, or any shorter pe-riod acceptable to the trustee, prior to mailing the offer, of our obligation to make an Offer to Purchase. We will mail the offer, or, at our request, the trustee will mail the offer in our name and at our expense. The offer will con-tain all the information required by applicable law. The offer will contain all instructions and materials necessary to enable holders to tender notes under the terms of the Offer to Purchase. The offer will also state:

  . the section of the indenture under which we are making the Offer to Pur-chase;

  .  the expiration date and the purchase date;

  . the aggregate principal amount at maturity of the outstanding notes we are offering to purchase, if less than 100%, and the manner by which we determined that amount;

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

  . the purchase price to be paid by us for each $1,000 aggregate principal amount at maturity of notes accepted for payment, as specified under the terms of the indenture;

  . that the holder may tender all or any portion of the notes registered in his or her name and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

  .  the place or places where holders may surrender notes for tender;

  . that interest on any note not tendered, or tendered but not purchased, will continue to accrue;

  . that on the purchase date the purchase price will become due and payable upon each note being accepted for payment, and that interest shall cease to accrue on and after the purchase date;

  . that each holder electing to tender all or any portion of a note will be required to surrender the note at the place or places specified in the offer prior to the close of business on the expiration date. If we or the trustee so requires, the holder must duly endorse the note, or ac-company it with a written instrument of transfer in form satisfactory to us and the trustee and duly executed by the holder or the holder's at-torney duly authorized in writing;

  . that holders will be entitled to withdraw all or any portion of notes tendered if we or our paying agent receive, not later than the close of business on the fifth business day next preceding the expiration date, a telegram, telex, facsimile transmission or letter setting forth the holder's name, the principal amount of the note, the certificate number of the note and a statement that the holder is withdrawing all or a por-tion of his tender;

  .  that:

    (a) we will purchase all notes in an aggregate principal amount at matu-rity less than or equal to the purchase amount that are duly ten-dered and not withdrawn, and

    (b) if notes in an aggregate principal amount at maturity in excess of the purchase amount are tendered and not withdrawn, we will purchase notes having an aggregate principal amount at maturity equal to the purchase amount on a proportionate basis, with adjustments as we may deem appropriate so that we will purchase only notes in denomina-tions of $1,000 or integral multiples of $1,000; and

  . that in the case of any holder whose note is purchased only in part, we will execute and the trustee will authenticate and deliver to the holder without service charge, a new note or notes of any authorized denomina-tion as the holder requests, in an aggregate principal amount at matu-rity equal to and in exchange for the unpurchased portion of the note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any offer.

Permitted Business means:

  . the delivery or distribution of telecommunications, voice, data or video services;

  . any business or activity reasonably related or ancillary to those listed above, including, any business we or a restricted subsidiary conducts on May 4, 1998, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

  . any other business or activity in which we and the restricted subsidiar-ies expressly contemplate engaging in under the provisions of our cer-tificate of incorporation and bylaws as in effect on May 4, 1998.

Permitted Holder means:

  . each of AT&T Corporation, Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, and any of their re-spective affiliates and the respective successors, by merger, consolida-tion, transfer or otherwise, to all or substantially all of the respec-tive businesses and assets of any of them; and

  . any entity or group, as such terms are used in Section 13(d) and 14(d) of the Exchange Act, controlled by one or more entities identified above.

Permitted Investments means:

  .  investments in Cash Equivalents;

  . the first investments representing capital stock or obligations issued to us or any restricted subsidiary in the course of good faith settle-ment of claims against any other entity or by reason of a composition or readjustment of debt or a reorganization of any debtor of ours or of any restricted subsidiary;

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

  . deposits, including interest-bearing deposits, we maintain in the ordi-nary course of business in banks;

  . any investment in any entity. However, after giving effect to any in-vestment, the entity must be a restricted subsidiary or must merge, con-solidate or amalgamate with or into, or transfer or convey substantially all of its assets to, or liquidate into, us or one of our restricted subsidiaries;

  . trade receivables and prepaid expenses, in each case arising in the or-dinary course of business. However, such receivables and prepaid ex-penses must be recorded as assets of that entity in accordance with GAAP;

  . endorsements for collection or deposit in the ordinary course of busi-ness by that entity of bank drafts and similar negotiable instruments of a second entity, received as payment for ordinary course of business trade receivables;

  . any interest rate agreements with an unaffiliated entity otherwise per-mitted by clause (5) or (6) under "--Covenants--Limitation on Incurrence of Indebtedness";

  . investments received as consideration for an asset disposition in com-pliance with the provisions of the indenture described under "--Cove-nants--Limitation on Certain Asset Dispositions";

  . loans or advances to our employees or those of any restricted subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding;

  . any investment acquired by us or any of our restricted subsidiaries as a result of a foreclosure by us or any of our restricted subsidiaries or in connection with the settlement of any outstanding Indebtedness or trade payable;

  . loans and advances to officers, directors and employees for business-re-lated travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and

  . other investments, with such investment being valued as of the date made and without giving effect to subsequent changes in value, in an aggre-gate amount not to exceed $7.5 million at any one time outstanding.

Permitted Junior Securities means:

  .  qualified stock;

  . securities of Triton or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of such securities to Triton's senior debt and made by a court of competent jurisdiction in a reorganization pro-ceeding under any applicable bankruptcy, insolvency or other similar law; or

  . any securities of Triton provided for by a plan of reorganization or re-adjustment that are subordinated in right of payment to all senior debt that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the notes are subordinated as provided in the indenture.

Strategic Equity Investor means any of the initial cash equity investors, as defined in the securities purchase agreement, any of their affiliates or any other entity engaged in a Permitted Business whose Total Equity Market Capital-ization exceeds $500.0 million.

Total Consolidated Indebtedness means, at any date of determination, an amount equal to:

  . the accreted value of all Indebtedness, in the case of any Indebtedness issued with original issue discount;

  plus

  . the principal amount of all Indebtedness, in the case of any other In-debtedness, of Triton and our restricted subsidiaries outstanding as of the date of determination.

Total Equity Market Capitalization of any person means, as of any day of deter-mination, the sum of:

  .  the product of:

    (a) the aggregate number of the entity's outstanding primary shares of common stock on that day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of that entity's common stock, multiplied by

    (b) the average closing price of the common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding the day of determi-nation,

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

  plus

  . the liquidation value of any outstanding shares of that entity's pre-ferred stock on that day.

Total Invested Capital means, at any time of determination, the sum of, without duplication:

  . the total amount of equity contributed to us as of May 4, 1998, as set forth on our March 31, 1998 combined balance sheet;

  plus

  . irrevocable binding commitments to purchase capital stock, other than Disqualified Stock, existing as of May 4, 1998;

  plus

  . the aggregate net cash proceeds we received from capital contributions, the issuance or sale of capital stock, other than Disqualified Stock but including capital stock issued upon the conversion of convertible In-debtedness or from the exercise of options, warrants or rights to pur-chase capital stock, other than Disqualified Stock, subsequent to May 4, 1998, other than to a restricted subsidiary. However, the aggregate net cash proceeds we received under the terms of this clause shall exclude any amounts included as commitments to purchase capital stock in the preceding clause;

  plus

  . the aggregate net cash proceeds we or any restricted subsidiary received from the sale, disposition or repayment of any investment made after May 4, 1998 and constituting a restricted payment in an amount equal to the lesser of:

    (a) the return of capital with respect to the investment, and

    (b) the initial amount of the investment, in either case, less the cost of the disposition of the investment;

  plus

  . an amount equal to the consolidated net investment on the date we and/or any of our restricted subsidiaries make in any subsidiary that has been designated as an unrestricted subsidiary after May 4, 1998, upon its re-designation as a restricted subsidiary in accordance with the covenant described under "--Certain Covenants--Limitation on Designations of Un-restricted Subsidiaries;"

  plus

  .  Total Consolidated Indebtedness;

  minus

  . the aggregate amount of all restricted payments including any designa-tion amount, but not a restricted payment of the type referred to in clause (3)(b) of "--Certain Covenants--Limitation on Restricted Pay-ments," declared or made on or after May 4, 1998.

Vendor Credit Arrangement means any Indebtedness, including Indebtedness under any credit facility, entered into with any vendor or supplier or any financial institution acting on behalf of vendor or supplier. However, the net proceeds of the Indebtedness must be utilized for the purpose of financing the cost of design, development, site acquisition, construction, integration, handset manu-facture or acquisition or microwave relocation of assets used or usable in a Permitted Business, including, among other things, through the acquisition of capital stock of an entity engaged in a Permitted Business.

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                          Description of Capital Stock

General

Triton Holdings' authorized capital stock, as set forth in its restated certif-icate of incorporation, consists of 10,000,000 shares of common stock, par value $0.01 per share, 7,000,000 shares of preferred stock, par value $0.01 per share, including 1,000,000 shares designated Series A convertible preferred stock, 2,000,000 shares designated Series B preferred stock, 3,000,000 shares designated Series C convertible preferred stock and 1,000,000 shares designated Series D convertible preferred stock. As of the date of this prospectus, 786,252.64 shares of Series A preferred stock, no shares of Series B preferred stock, 1,915,186.51 shares of Series C preferred stock, 543,683.47 shares of Series D preferred stock and 273,207.79 shares of common stock are outstanding. In addition, no shares of Series A preferred stock, 1,329,936.11 shares of Se-ries B preferred stock, 543,683.47 shares of Series C preferred stock, no shares of Series D preferred stock and 3,245,122.62 shares of common stock are reserved for issuance in connection with transactions contemplated to occur af-ter the securities purchase closing date pursuant to the stockholders' agree-ment.

Series A Preferred Stock

The Series A preferred stock, with respect to dividend rights and rights on liquidation, dissolution or winding up, ranks on a parity basis with the Series B preferred stock and ranks senior to the Series C preferred stock, the Series D preferred stock, the common stock and any other series or class of Triton Holdings' preferred or common stock authorized currently or in the future. The holders of Series A preferred stock are entitled to cumulative quarterly cash dividends at the annual rate of 10% multiplied by the aggregate accreted value of the Series A preferred stock. Triton Holdings may elect to defer payment of any dividends until the 42nd quarterly payment is due, at which time, and not earlier, it must make all deferred payments. Except as required by law or in certain specified instances, the holders of the Series A preferred stock do not have any voting rights. So long as AT&T Wireless owns at least two-thirds of the number of shares of Series A preferred stock it owned on February 4, 1998, AT&T Wireless has the exclusive right, voting separately as a single class, to nominate one director of Triton Holdings. The Series A preferred stock is re-deemable at its accreted value at Triton Holdings' option on or after February 4, 2008 and at the option of its holders on or after February 4, 2018. Upon any liquidation, dissolution or winding up of Triton Holdings, the holders of the Series A preferred stock are entitled to the accreted value of the Series A preferred stock. Additionally, on or after February 4, 2006, AT&T Wireless, certain of its affiliates and qualified transferees have the right to convert each share of Series A preferred stock into common stock at its accreted value divided by the market price of one share of common stock.

Series B Preferred Stock

The Series B preferred stock ranks on a parity basis with the Series A pre-ferred stock and is identical in all respects to the Series A preferred stock except:

  . the Series B preferred stock is not convertible into the common stock or any other security of Triton Holdings at any time;

  . the Series B preferred stock is redeemable at its accreted value at any time at the option of Triton Holdings; and

  . holders of Series B preferred stock do not have the right to nominate any directors of Triton Holdings.

Series C Preferred Stock

The Series C preferred stock ranks junior to the Series A preferred stock and Series B preferred stock with respect to dividend rights and rights on liquida-tion, dissolution or winding up, ranks junior to the Series D preferred stock with respect to rights on a statutory liquidation, ranks on a parity basis with the Series D preferred stock and common stock with respect to dividend rights, and ranks senior to the common stock and any other series or class of Triton Holdings' preferred or common stock now or hereafter authorized, other than Se-ries A preferred stock, Series B preferred stock or Series D preferred stock, with respect to rights on liquidation, dissolution and winding up. The holders of Series C preferred stock are entitled to dividends when, as and if declared by Triton Holdings' board of directors. Upon any liquidation, dissolution or winding up of Triton Holdings, the holders of the Series C preferred stock are entitled, after payment to any stock ranking senior to the Series C preferred stock, to a liquidation preference of $100 per share, subject to adjustment. The holders of the Series C preferred stock have the right at any time to con-vert each share of Series C preferred stock, and each share of Series C pre-ferred stock automatically converts, into one share of common stock, subject to adjustment, on the initial public offering date. On all matters to be submitted to the stockholders of Triton Holdings, the holders of the

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

Series C preferred stock have the right to vote on an as-converted basis as a single class with the holders of common stock. Additionally, the vote of the holders of a majority of the Series C preferred stock is required in certain instances. The Series C preferred stock is not redeemable except under certain circumstances.

Series D Preferred Stock

The Series D preferred stock ranks junior to the Series A preferred stock and the Series B preferred stock with respect to dividend rights and rights on liq-uidation, dissolution or winding up, ranks senior to the Series C preferred stock with respect to rights on a statutory liquidation, ranks on a parity ba-sis with the Series C preferred stock and common stock with respect to dividend rights, and ranks senior to the common stock and any other series or class of Triton Holdings' common or preferred stock now or hereafter authorized, other than Series A preferred stock, Series B preferred stock or Series C preferred stock, with respect to rights on liquidation, dissolution and winding up. Sub-ject to the preceding sentence, the Series D preferred stock is identical in all respects to the Series C preferred stock except:

  . the Series D preferred stock is convertible into an equivalent number of shares of Series C preferred stock at any time;

  . except as required by law or in certain specified instances, the holders of the Series D preferred stock do not have any voting rights; and

  . shares of Series D preferred stock are not subject to automatic conver-sion upon the initial public offering date, although the conversion rate will be set, subject to adjustment, on the initial public offering date.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock on all matters on which stockholders generally are entitled to vote and to all other rights, powers and privileges of stockholders under Delaware law. Upon the dissolution, liquidation or winding up of Triton Holdings, after any preferential amounts to be distributed to the holders of the preferred stock then outstanding have been paid or declared and funds sufficient for payment in full have been set apart for payment, the holders of the common stock will be entitled to receive proportionately all the remaining assets of Triton Holdings available for distribution to its stockholders.

Limitation on Directors' Liabilities

The Delaware General Corporation Law authorizes corporations to limit or elimi-nate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information rea-sonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it ena-bles corporations to limit available relief to equitable remedies such as in-junction or rescission. Triton Holdings' restated certificate of incorporation limits the liability of its directors to Triton Holdings or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, the direc-tors will not be personably liable for monetary damages for breach of a direc-tor's fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to Triton Holdings or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, which relates to the unlawful payment of dividend or unlawful stock purchase or re-demption by a corporation; or

  . for any transaction from which a director derived an improper personal benefit.

The inclusion of this provision in Triton Holdings' restated certificate of in-corporation may have the effect of reducing the likelihood of derivative liti-gation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Tri-ton Holdings and its stockholders. In addition, under the terms of the employ-ment agreements with Michael Kalogris and Steven Skinner, we will purchase di-rectors' and officers' liability insurance coverage for Messrs. Kalogris and Skinner in amounts customary for similarly situated companies.

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

             Certain United States Federal Income Tax Consequences

General

The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but is not purported to be a complete analysis of all potential tax ef-fects. This summary is based upon the Internal Revenue Code of 1986, as amend-ed, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons that purchased the notes for cash and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We will treat the notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

This summary is for general information only and does not address the tax con-sequences to taxpayers who are subject to special rules, such as financial in-stitutions, tax-exempt organizations, insurance companies, S corporations, reg-ulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax, United States holders, as de-fined below, whose functional currency is not the U.S. dollar and persons that will hold the notes as part of a position in a straddle or as part of a con-structive sale or a hedging, conversion or other integrated transaction, or ad-dress aspects of federal taxation that might be relevant to a prospective in-vestor based upon such investor's particular tax situation. This summary does not address any tax consequences arising under any state, municipality, foreign country or other taxing jurisdiction. Prospective investors are urged to con-sult their tax advisors regarding the United States federal tax consequences of owning and disposing of the notes, including the investor's status as a United States holder or a Non-United States holder, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

A United States holder means a beneficial owner of a note that, for United States federal income tax purposes, is a citizen or individual resident, as de-fined in Section 7701(b) of the Internal Revenue Code, of the United States; a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any State thereof or the District of Co-lumbia unless, in the case of a partnership, otherwise provided by regulation; an estate the income of which is subject to United States federal income tax without regard to its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States holders prior to such date, that elect to continue to be so treated, shall also be considered to be United States holders. A Non-United States holder means a holder of a note that is not a United States holder.

Effect of Exchange of the Outstanding Notes for the Registered Notes

We believe that the exchange of the outstanding notes for the notes in accor-dance with the exchange offer will not be treated as a taxable exchange for United States federal income tax purposes because the notes will not be consid-ered to differ materially in kind or extent from the outstanding notes. Rather, the notes received by a holder will be treated as a continuation of the out-standing notes in the hands of such holder. Consequently, holders will not rec-ognize any taxable gain or loss or any interest income as a result of such an exchange, the holding period of the notes will include the holding period of the outstanding notes, and the basis of the notes will equal the basis of the outstanding notes immediately before the exchange.

United States Holders

Original Issue Discount. Because the notes were issued at a discount from their stated redemption price at maturity, they have original issue discount for United States federal income tax purposes. The amount of original issue dis-count generally equals the excess of the note's stated redemption price at ma-turity over its issue price. The note's issue price is the first price at which a substantial amount of the notes is sold, excluding sales to bond houses, bro-kers or similar persons or organizations acting in the capacity of underwriters or wholesalers. The note's stated redemption price at maturity is the sum of all cash payments to be made on such note, whether denominated as principal or interest, other than payments of qualified stated interest. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because there will be no required payment of inter-est on the notes prior to May 1, 2003, none of the interest payments on the notes constitute qualified stated interest; and, accordingly, each note bears original issue discount in an amount equal to the excess of the sum of its principal amount and all stated interest payments, over its issue price.

A United States holder is required to include original issue discount in gross income as ordinary interest income, periodically over the term of the note be-fore receipt of the cash or other payment attributable to such income, regard-less of such holder's method of tax accounting. The amount to be included for any taxable year is the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year during which such holder holds the note. The daily portion is de-termined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the note's adjusted issue price at the beginning of the accrual period multiplied by the note's yield to maturity. For purposes of computing original issue discount, we will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. A United States holder is permit-ted to use different accrual periods; provided that each accrual period is no longer than one year, and each scheduled payment of interest or principal oc-curs on either the first or last day of an accrual period. The adjusted issue price of a note at the beginning of any accrual period is its issue price in-creased by the aggregate amount of original issue discount previously includ-ible in the gross income of the holder and decreased by any payments previously made on the note. The note's yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made on the note, produces an amount equal to the issue price of the note.

Under these rules, United States holders are required to include in gross in-come increasingly greater amounts of original issue discount in each successive accrual period. Payments of stated interest on a note will not be separately included in income, but rather will be treated first as payments of previously accrued and unpaid original issue discount and then as payments of principal. Consequently, such payments will reduce a United States holder's basis in the note, as described below under "--United States Holders--Sale, Exchange or Re-demption of the Notes."

We do not intend to treat the possibility of an optional redemption, as de-scribed under "Description of Notes--Optional Redemption" or a repurchase pur-suant to a change in control, as described under "Description of Notes--Change of Control" as affecting the determination of the yield to maturity of the notes, or as giving rise to any additional accrual of original issue discount or recognition of ordinary income upon the redemption, sale or exchange of the notes. In the unlikely event that the interest rate on the notes is increased, then such increased interest may be treated as increasing the amount of origi-nal issue discount on the notes includible by a United States holder in income as such original issue discount accrues, in advance of the receipt of any cash payment therefor.

Acquisition Premium. A United States holder that purchases a note for an amount that is greater than its adjusted issue price as of the purchase date will be considered to have purchased such note at an acquisition premium. The amount of original issue discount that such holder must include in its gross income with respect to such note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. The information that we will report to the record holders of the notes on an annual basis will not account for an offset against original issue discount for any portion of any acquisition premium. Accordingly, each United States holder should consult its own tax advisor as to the determination of the acquisition premium amount and the resulting adjustments to the amount of reportable original issue dis-count.

Acquisition Bond Premium. A United States holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased the note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of the note, or, if a smaller amortiza-tion allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the United States holder's interest income from the note. Bond premium on a note held by a United States holder that does not make such an election will decrease the gain or increase the loss otherwise recog-nized on disposition of the note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or sub-sequently acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies and may not be re-voked without the consent of the Internal Revenue Service.

Market Discount. If a United States holder purchases a note, subsequent to its original issuance, for an amount that is less than its revised issue price as of the purchase date, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The Internal Revenue Code provides that the revised issue price of a note equals its issue price plus the amount of original issue discount includ-ible in the income of all holders for periods prior to the purchase date, disregarding any deduction for acquisition premium, reduced by the amount of all prior cash payments on the note. Subject to a de minimis exception, a United States holder will be re-quired to treat any prior payment on, or any gain recognized on the sale, ex-change, redemption, retirement or other disposition of, the note as ordinary income to the extent of any accrued market discount that has not previously been included in income and treated as having accrued on such note at the time of such payment or disposition. If a United States holder disposes of such a note in a nontaxable transaction other than as provided in Sections 1276(c) and
(d) of the Internal Revenue Code, such holder must include as ordinary income the accrued market discount as if such holder had disposed of the note in a taxable transaction at the note's fair market value. In addition, the United States holder may be required to defer, until the maturity date of the note or its earlier disposition, including a nontaxable transaction other than as pro-vided in Sections 1276(c) and (d), the deduction of all or a portion of the in-terest expense on any indebtedness incurred or continued to purchase or carry such note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States holder elects to accrue market discount on a constant interest method. A United States holder may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. This elec-tion to include currently, once made, applies to all market discount obliga-tions acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the United States holder makes such an election, the foregoing rules with re-spect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply.

Election to Treat All Interest as Original Issue Discount. A United States holder may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, original issue discount, mar-ket discount, de minimis original issue discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisi-tion premium. Special rules and limitations apply to taxpayers who make this election; therefore, United States holders should consult their tax advisors as to whether they should make this election.

The AHYDO Rule. The notes constitute applicable high yield discount obliga-tions, or AHYDOs. Accordingly, we are not entitled to deduct original issue discount that accrues with respect to the notes until amounts attributable to such original issue discount are paid in cash. Treatment of the notes as AHYDOs will not disqualify interest or original issue discount accruing with respect thereto from the portfolio interest exception described below under "Certain United States Federal Tax Considerations--Non-United States Holders--Interest;" provided that all applicable requirements for the exception are otherwise sat-isfied.

Sale, Exchange or Redemption of the Notes. Generally, a sale, exchange or re-demption of the notes will result in taxable gain or loss equal to the differ-ence between the amount of cash plus the fair market value of other property received and the United States holder's adjusted tax basis in the notes. A United States holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will initially equal the cost of the note to such holder and will be increased by:

  .  any amounts included in income as original issue discount; and

  .  any market discount previously included in income by such holder;

and decreased by:

  .  any principal and stated interest payments received by such holder; and

  .  any amortized premium previously deducted from income by such holder.

Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the note is held by the United States holder for more than one year, otherwise such gain or loss will be short-term.

United States holders that are corporations generally will be taxed on net cap-ital gains at a maximum rate of 35%. In contrast, United States holders that are individuals generally will be taxed on net capital gains at a maximum rate of 39.6% for property held for 12 months or less, and 20% for property held more than 12 months. Special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a United States holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a United States holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

Non-United States Holders

Interest. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest, including original issue discount, paid on the notes to a Non-United States holder will not be subject to the normal 30% United States federal withholding tax if:

  (1) the interest is effectively connected with the conduct of a trade or business in the United States by the Non-United States holder and the Non-United States holder timely furnishes to us or our paying agent two duly executed copies of Internal Revenue Service Form W-8ECI, or any successor form, executed under penalties of perjury; or

  (2) all of the following conditions of the portfolio interest exception are met:

    (a) the Non-United States holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

    (b) the Non-United States holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock owner-ship;

    (c) the Non-United States holder is not a bank receiving interest, in-cluding original issue discount pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

    (d) either (1) the Non-United States holder certifies to us or our pay-ing agent, under penalties of perjury, that it is a Non-United States holder and provides its name and address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the notes in such capacity, certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by it or by any other financial institution between it and the beneficial owner and furnishes us or our agent with a copy thereof.

The foregoing certification may be provided by the Non-United States holder on Internal Revenue Service Form W-8BEN, or any successor form, executed under penalties of perjury. Such certificate is effective with respect to payments of interest, including original issue discount, made after the issuance of the certificate in the calendar year of its issuance and the two immediately suc-ceeding calendar years.

In the event that the interest, including original issue discount, paid on the notes is effectively connected with the conduct of a trade or business within the United States of the Non-United States holder, the Non-United States holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions at the graduated rates that are applicable to United States holders in essentially the same manner as if the notes were held by a United States holder, as discussed above. In the case of a Non-United States holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States holder is a qualified resident of the treaty country.

If the interest on the notes is not effectively connected and does not qualify for the portfolio interest exception described above, then the interest will be subject to United States federal withholding tax at a flat rate of 30% or a lower applicable income tax treaty rate upon delivery of Internal Revenue Service Form W-8BEN, or any successor form, executed under penalties of perju-ry, to us or our paying agent certifying eligibility for treaty benefits.

On October 14, 1997, final regulations were published that govern information reporting and certification procedures regarding withholding and backup with-holding on certain amounts paid to Non-United States holders. The 1997 regula-tions are effective for payments made after December 31, 2000, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules. The 1997 regulations provide documenta-tion procedures designed to simplify compliance by withholding agents. They generally do not alter the treatment of Non-United States holders, described above, but change certification procedures and forms and clarify and modify payor reliance standards. For purposes of the certification requirements, the 1997 regulations generally treat as the beneficial owners of payments on the notes those persons that, under United States federal income tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States federal income tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership has en-tered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership is treated for these purposes as pay-ment to a United States holder, even if the partnership has one or more foreign partners. The discussion under this heading and under "--Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1997 regulations. Prospective holders of the notes are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 regulations.

Gain on Sale or Other Disposition. A Non-United States holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes, unless:

  (1) the gain is effectively connected with the conduct of a trade or busi-ness within the United States of the Non-United States holder or of a partnership, trust or estate in which such Non-United States holder is a partner or beneficiary; or

  (2) the Non-United States holder is an individual that:

    (a) is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and

    (b) either has a tax home in the United States, as specially defined for purposes of the United States federal income tax, or maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.

Non-United States holders who are individuals may also be subject to tax pursu-ant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

Gains realized by a Non-United States holder that are effectively connected with the conduct of a trade or business within the United States of the Non-United States holder generally will be taxed on a net income basis at the grad-uated rates that are applicable to United States holders, as described above, unless exempt by an applicable income tax treaty. In the case of a Non-United States holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a for-eign corporation upon the deemed repatriation from the United States of effec-tively connected earnings and profits, at a 30% rate, unless the rate is re-duced or eliminated by an applicable income tax treaty and the Non-United States holder is a qualified resident of the treaty country.

Under the 1997 regulations, described above in "--Non-United States Holders-- Interest," withholding of United States federal income tax may apply to pay-ments on a taxable sale or other disposition of the notes by a Non-United States holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

Federal Estate and Gift Taxes. Notes beneficially owned by an individual who is neither a United States citizen nor a domiciliary of the United States at the time of death will not be subject to United States federal estate tax as a re-sult of such individual's death; provided that any interest thereon would have been eligible for the portfolio interest exception described above in "--Non-United States Holders--Interest," if such interest had been received by the in-dividual at the time of death.

An individual who is not a United States citizen will not be subject to United States federal gift tax on a transfer of the notes, unless such person is a do-miciliary of the United States or such person is subject to provisions of United States federal gift tax law applicable to certain United States expatri-ates, including certain former long-term residents of the United States.

Backup Withholding Tax and Information Reporting

Under current United States federal income tax law, information reporting re-quirements apply to interest, including original issue discount, paid to, and to the proceeds of sales or other dispositions of the notes before maturity by, certain United States holders. In addition, a 31% backup withholding tax ap-plies to a non-corporate United States holder if such person:

  . fails to furnish such person's taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

  . furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;

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

  . is notified by the Internal Revenue Service that such person has failed properly to report payments of interest or dividends; or

  . in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such per-son is subject to backup withholding for failure properly to report in-terest or dividend payments.

Backup withholding does not apply to payments made to certain exempt United States holders, such as corporations and tax-exempt organizations.

In the case of a Non-United States holder, under current United States federal income tax law, backup withholding does not apply to payments of interest, in-cluding original issue discount, with respect to the notes, or to payments of proceeds on the sale or other disposition of the notes, if such holder has pro-vided to us or our paying agent the certification described in clause (2)(d) of "--Non-United States Holders--Interest" or has otherwise established an exemp-tion.

We must report annually to the Internal Revenue Service and to each Non-United States holder any interest, including original issue discount, that is subject to withholding or that is exempt from withholding. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-United States holder resides.

Under current United States federal income tax law, neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the notes to or through a foreign office of a foreign broker that is not a United States related person. For this purpose, a United States related person means a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross in-come is effectively connected with the conduct of a trade or business within the United States for a specified three-year period.

If payments of proceeds on the sale or other disposition of the notes were made through the foreign office of a broker that is a United States person, as de-fined in Section 7701(a)(30) of the Internal Revenue Code or a United States related person, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such person has actual knowl-edge that the payee is a United States person.

Payments of proceeds on the sale or other disposition of the notes to or through the United States office of any United States or foreign broker will be subject to backup withholding and information reporting, unless the holder cer-tifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption, provided that the broker does not have ac-tual knowledge that the payee is a United States person or that the conditions of the exemption are, in fact, not satisfied.

The 1997 regulations, described above in "--Non-United States Holders--Inter-est," modify certain of the certification requirements for backup withholding and expand the group of United States related persons. It is possible that we or our paying agent may request new withholding exemption forms from holders of the notes in order to qualify for continued exemption from backup withholding when the 1997 regulations become effective.

Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the notes under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal in-come tax; provided that the required information is furnished to the Internal Revenue Service.

                         Book-Entry; Delivery and Form

The notes were initially issued in the form of a global note. The global note has been deposited date with, or on behalf of, the Depository and registered in the name of Cede & Co., as the Depository's nominee.

The Depository has advised us that it is:

  . a limited-purpose trust company organized under the laws of the State of New York;

  .  is a member of the Federal Reserve System;

  . a clearing operation within the meaning of the Uniform Commercial Code, as amended; and

  .  a clearing agency registered pursuant to Section 17A of the Exchange
     Act.

The Depository was created to hold securities for its participating organiza-tions and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in ac-counts of its participants, thereby eliminating the need for physical movement of certificates. The Depository's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other or-ganizations. Access to the Depository's system is also available to other enti-ties such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indi-rectly. We refer to those persons as indirect participants. Qualified institu-tional buyers may elect to hold notes purchased by them through the Depository. Qualified institutional buyers who are not participants may beneficially own securities held by or on behalf of the Depository only through participants or indirect participants. Persons that are not qualified institutional buyers may not hold notes through the Depository.

Ownership of the notes is shown on, and the transfer of ownership will be ef-fected only through, records maintained by the Depository's participants and Depository's indirect participants. The laws of some states require that cer-tain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes or to pledge the notes as collateral will be limited to such extent.

So long as the Depository or its nominee is the registered owner or holder of the global note, the Depository or its nominee will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global note will not be entitled to have notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the indenture trustee. As a result, the ability of a person having a beneficial interest in notes rep-resented by the global note to pledge that interest to persons or entities that do not participate in the Depository's system, or to otherwise take actions with respect to that interest, may be affected by the lack of a physical cer-tificate evidencing such interest.

Accordingly, each qualified institutional buyer owing a beneficial interest in the global note must rely on the procedures of the Depository and, if the qual-ified institutional buyer is not a participant or an indirect participant, on the procedures of the participant through which the qualified institutional buyer owns its interest, to exercise any rights of a holder under the indenture or the global note. We understand that under existing industry practice, in the event we request any action of holders of notes, or a qualified institutional buyer that is an owner of a beneficial interest in the global note desires to take any action that the Depository, as the holder of the global note, is enti-tled to take, the Depository would authorize the participants to take the ac-tion and the participants would authorize the qualified institutional buyers owning through those participants to take the action or would otherwise act upon the instructions of the qualified institutional buyers. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the notes.

Payments with respect to the principal of, premium, if any, interest and addi-tional interest, if any, on any notes represented by the global note registered in the name of the Depository or its nominee on the applicable record date will be payable by the trustee to or at the direction of or its nominee in its ca-pacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, Triton and the trustee may treat the persons in whose names the notes, including the global note, are reg-istered as the owners for the purpose of receiving payments and for any and all purposes whatsoever. Consequently, neither Triton nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes. We believe, however, that it is currently the Depository's policy to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the global note as shown on the Depository's records. Payments by the Depository's participants and the Depository's indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the re-sponsibility of the Depository's participants or indirect participants.

Neither Triton nor the trustee will be liable for any delay by the Depository or any participant or indirect participant in identifying the beneficial owners of the related notes and Triton and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Depository for all pur-poses, including with respect to the registration, delivery, and respective principal amounts of the notes to be issued.

The notes represented by the global note are expected to be eligible to trade in the Portal market and to trade in the Depository's Same-Day Funds Settlement System, and the Depository therefore will require settlement in immediately available fund of any permitted secondary market trading activity in the notes.

Certificated Notes

Subject to specific conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange the beneficial interest for certificated notes. Upon their issuance, the trustee is required to regis-ter any certificated notes in the name of, and cause the same to be delivered to, that person or persons, or any nominee. All such certificated notes evi-dencing outstanding notes will be subject to the legend requirements applicable to the outstanding notes. In addition, if:

  . we notify the trustee in writing that the Depository is no longer will-ing or able to act as a depository and we are unable to locate a quali-fied successor within 90 days; or,

  . at our option, we notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture,

then, upon surrender by the Depository of the global note, certificated notes will be issued to each person that identifies as being the beneficial owner of the notes represented by the global note.

The information in this section concerning the Depository and the Depository book-entry system has been obtained from sources we believe to be reliable. We will have no responsibility for the Depository's or its participants' perfor-mance of their respective obligations as described above or under the rules and procedures governing their respective operations.

                              Plan of Distribution

J.P. Morgan & Co. and Chase Securities Inc. may use this prospectus in connec-tion with offers and sales of the notes in market-making transactions. J.P. Morgan and Chase Securities may act as principals or agents in these transac-tions. They have no obligation to make a market in the notes and may discon-tinue their market-making activities at any time without notice, at their sole discretion.

We have agreed to indemnify jointly and severally J.P. Morgan and Chase Securi-ties against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in that re-spect. See "Certain Relationships and Related Transactions" for a summary of our relationships with J.P. Morgan and Chase Securities.

                                 Legal Matters

Latham & Watkins passed upon the validity of the notes.

                                    Experts

The combined financial statements of Triton PCS, Inc. and predecessor company as of December 31, 1997 and 1998 and for the period from March 6, 1997 (incep-tion) to December 31, 1997 and the year ended December 31, 1998 have been in-cluded herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Vanguard Cellular Systems of South Caroli-na, Inc. as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997, included in this registration statement, have been au-dited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and are included in this registration statement in reliance upon the authority of said firm as ex-perts in accounting and auditing in giving that report.

                             Available Information

Triton filed a registration statement on Form S-4 with the SEC covering the notes. This prospectus is part of a post-effective amendment to our registra-tion statement. For further information on Triton, you should refer to our reg-istration statement and the exhibits filed with our registration statement. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these docu-ments. We have included copies of these documents as exhibits to our registra-tion statement.

In addition, Triton files annual, quarterly and special reports with the SEC. Triton's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

Under the indenture governing the notes, Triton agreed to furnish to the trustee and to registered holders of the notes, without cost to the trustee or the registered holders, copies of all reports and other information that we are required to file with the SEC under the Exchange Act. In the event that we cease to be subject to the informational requirements of the Exchange Act, we have agreed that we will file with the SEC and distribute to the noteholders, copies of the financial information that would have been contained in our an-nual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, as the Ex-change Act otherwise would have required us to file.

                         Index to Financial Statements

                                                                           Page
                                                                           ----
Triton PCS, Inc. Consolidated Quarterly Unaudited Financial Statements
  Consolidated Balance Sheets at March 31, 1999 (unaudited) and December
   31, 1998                                                                 F-2
  Consolidated Statements of Operations (unaudited) for the three months
   ended March 31, 1999 and 1998                                            F-3
  Consolidated Statements of Cash Flows (unaudited) for the three months
   ended March 31, 1999 and 1998                                            F-4
  Notes to the Consolidated Financial Statements                            F-5
Triton PCS, Inc. Combined Audited Financial Statements
  Report of KPMG LLP                                                        F-8
  Combined Balance Sheets as of December 31, 1997 and 1998                  F-9
  Combined Statements of Operations for the period March 6, 1997
   (inception) to December 31, 1997 and the year ended December 31, 1998   F-10
  Combined Statements of Shareholder's Equity (Deficit) and Member's
   Capital for the period March 6, 1997 (inception) to December 31, 1997
   and the year ended December 31, 1998                                    F-11
  Combined Statements of Cash Flows for the period March 6, 1997
   (inception) to December 31, 1997 and the year ended December 31, 1998   F-12
  Notes to Combined Financial Statements                                   F-13
Vanguard Cellular Systems of South Carolina, Inc.--Audited Financial
 Statements
  Report of Arthur Andersen LLP                                            F-27
  Balance Sheets as of December 31, 1996 and 1997                          F-29
  Statements of Operations for the years ended December 31, 1995, 1996 and
   1997                                                                    F-29
  Statements of Cash Flows for the years ended December 31, 1995, 1996 and
   1997                                                                    F-30
  Statements of Changes in Shareholder's Deficit for the years ended
   December 31, 1995, 1996 and 1997                                        F-31
  Notes to Financial Statements                                            F-32
Myrtle Beach System of Vanguard Cellular Systems of South Carolina, Inc.
  Balance Sheet at June 30, 1998 (unaudited)                               F-36
  Statements of Operations for the six months ended June 30, 1997 and 1998 F-37
  Statements of Cash Flows for the six months ended June 30, 1997 and 1998 F-38
  Notes to Financial Statements                                            F-39
Triton PCS, Inc. and Myrtle Beach
  Pro Forma Financial Statements                                           F-43
    Combined Statement of Operations                                       F-44
    Notes to Combined Financial Statements                                 F-45

                                TRITON PCS, INC.

                          Consolidated Balance Sheets
                                    ($000's)

                                                    -------------------------
                                                    December 31,    March 31,
                                                            1998         1999
                                                    ------------  -----------
                                                                  (unaudited)
Assets:
Current assets:
  Cash and cash equivalents                             $146,172     $100,152
  Marketable securities                                   23,612       53,087
  Due from related party                                     951        1,427
  Accounts receivable net of allowance for doubtful
   accounts of $1,071and $555 respectively                 3,102        7,638
  Inventory                                                1,433        6,739
  Prepaid expenses and other current assets                4,369        5,425
                                                        --------     --------
    Total current assets                                 179,639      174,468
Property, plant, and equipment:
  Land                                                       313          313
  Network infrastructure and equipment                    34,147      170,558
  Office furniture and equipment                          17,642       26,769
  Capital lease asset                                      2,263        2,263
  Construction in progress                               145,667       31,734
                                                        --------     --------
                                                         200,032      231,637
  Less accumulated depreciation                           (1,079)      (3,396)
                                                        --------     --------
  Net property and equipment                             198,953      228,241
                                                        --------     --------
Intangible assets, net                                   307,361      304,120
Deferred transaction costs                                   906        1,074
Other non current assets                                     --         2,000
                                                        --------     --------
    Total assets                                        $686,859     $709,903
                                                        ========     ========
Liabilities And Shareholder's Equity:
Current liabilities:
  Accounts payable                                      $ 25,256     $ 33,553
  Accrued payroll and related expenses                     3,719        3,197
  Accrued expenses                                         3,646        1,184
  Accrued interest                                           545          933
  Capital lease obligations                                  281          280
                                                        --------     --------
    Total current liabilities                             33,447       39,147
Long-term debt                                           463,648      472,488
Capital lease obligations                                  2,041        1,997
Deferred income taxes                                     11,744       11,744
Shareholder's Equity:
  Common stock, $.01 par value, 1,000 shares
   authorized, 100 shares issued and outstanding             --           --
  Additional paid-in capital                             211,560      248,604
  Accumulated deficit                                    (35,581)     (64,077)
                                                        --------     --------
    Total shareholder's equity                           175,979      184,527
                                                        --------     --------
    Total liabilities and shareholder's equity          $686,859     $709,903
                                                        ========     ========

          See accompanying notes to consolidated financial statements.

                                TRITON PCS, INC.

                     Consolidated Statements of Operations
                                    ($000's)

                                               ------------------------
                                                    Three Months
                                                   Ended March 31,
                                                  1998         1999
                                               (unaudited)  (unaudited)
                                               -----------  -----------
Revenues:
  Service revenues                                 $   --       $ 9,315
  Equipment revenues                                   --         2,225
                                                   -------      -------
    Total revenue                                      --        11,540
Expenses:
  Cost of service                                      --         5,402
  Cost of equipment                                    --         3,604
  Operations                                           592        3,478
  Selling and marketing                                --         6,659
  General and administrative                         2,091        6,502
  Depreciation and amortization                        --         5,511
                                                   -------      -------
    Loss from operations                             2,683       19,616
                                                   -------      -------
Interest expense, net of capitalized interest          765       10,000
Interest income                                       (459)      (1,076)
Other income, net                                      --           (44)
                                                   -------      -------
Loss before taxes                                    2,989       28,496
Tax benefit                                         (2,847)         --
                                                   -------      -------
Net loss                                           $   142      $28,496
                                                   =======      =======



          See accompanying notes to consolidated financial statements.

                                TRITON PCS, INC.

                     Consolidated Statements Of Cash Flows
                                    ($000's)

                                                    ------------------------
                                                      Three Months Ended
                                                           March 31,
                                                       1998         1999
                                                    (unaudited)  (unaudited)
                                                    -----------  -----------
Cash flows from operating activities:
 Net loss                                              $   (142)    $(28,496)
 Adjustments to reconcile net loss to cash used in
  operating activities:
  Depreciation and amortization                             557        5,511
  Amortization of bond discount                             --           151
  Deferred income taxes                                  (2,847)         --
  Accretion of interest                                     --         8,691
  Change in operating assets and liabilities:
   Accounts receivable                                      --        (4,536)
   Inventory                                                --        (5,306)
   Prepaid expenses and other current assets                (17)      (1,057)
   Other noncurrent assets                                  --        (2,228)
   Accounts payable                                       1,410       (4,651)
   Accrued expenses                                        (182)      (2,986)
   Accrued interest                                      (1,228)         663
                                                       --------     --------
    Net cash used in operating activities                (2,449)     (34,244)
Cash flows from investing activities:
 Capital expenditures                                    (3,842)     (18,657)
 Purchase of marketable securites                           --       (29,475)
 Escrow deposit                                          (8,000)         --
                                                       --------     --------
    Net cash used in investing activities               (11,842)     (48,132)
Cash flows from financing activities:
 Borrowings under credit facility                        67,956          --
 Capital contributions from parent                       41,255       37,044
 Payment of deferred transaction costs                   (1,855)        (168)
 Advances to related party, net                             (45)        (475)
 Principal payments under capital lease obligations         --           (45)
                                                       --------     --------
    Net cash provided by financing activities           107,311       36,356
                                                       --------     --------
Net increase (decrease) in cash                          93,020      (46,020)
Cash and cash equivalents, beginning of period           11,362      146,172
                                                       --------     --------
Cash and cash equivalents, end of period               $104,382     $100,152
                                                       ========     ========

          See accompanying notes to consolidated financial statements.

                                TRITON PCS, INC

                   Notes to Consolidated Financial Statements
                            March 31, 1998 and 1999
                                  (Unaudited)

(1) Basis of Presentation

The accompanying consolidated financial statements are unaudited and have been prepared by management. In the opinion of management, these consolidated finan-cial statements contain all of the adjustments, consisting of normal recurring adjustments, necessary to present fairly, in summarized form, the financial po-sition and the results of operations of the Company. The results of operations for the three months ended March 31, 1999 are not indicative of the results that may be expected for the year ending December 31, 1999. The financial in-formation presented herein should be read in conjunction with the combined fi-nancial statements for the year ended December 31, 1998 which include informa-tion and disclosures not included herein.

The consolidated accounts of the Company include Triton PCS, Inc; Triton PCS Holdings Company L.L.C.; Triton Management Company, Inc.; Triton PCS Property Company L.L.C., Triton PCS Equipment Company L.L.C.; Triton PCS Operating Com-pany L.L.C.; Triton PCS License Company L.L.C. ("License Company"); and Triton PCS Investment Company L.L.C. All significant intercompany accounts or balances have been eliminated in consolidation.

(2) License Exchange

On June 8, 1999, the Company completed a license exchange with AT&T, transfer-ring licenses to the Hagerstown and Cumberland, Maryland basic trading areas, covering 512,000 potential customers, for licenses to several counties in the Savannah, and Athens, Georgia basic trading areas, covering 517,000 potential customers. All acquired licenses are contiguous to the Company's existing serv-ice area. In addition, consideration of approximately $9.7 million, the esti-mated fair value, in preferred stock of Holdings was issued to AT&T. The li-censed areas in Savannah and Athens have not been built and the Company expects to include them in the build-out plan developed for its licensed area.

(3) Capital Contributions

On February 4, 1998, pursuant to a securities purchase agreement, Holdings is-sued $140.0 million of Series C Preferred Stock to certain institutional in-vestors and management stockholders. The securities purchase agreement requires the institutional investors and management stockholders to fund their uncondi-tional and irrevocable obligations in installments in accordance with the fol-lowing schedule:

                                                                   ------------
                                                                         Amount
   Date Due                                                        ($ Millions)
   --------                                                        ------------
   Initial closing (funded February 4, 1998)                             $ 45.0
   First anniversary of initial closing (funded February 4, 1999)          35.0
   Second anniversary of initial closing                                   35.0
   Third anniversary of initial closing                                    25.0
                                                                         ------
     Total                                                               $140.0
                                                                         ======

The securities purchase agreement provided that the initial cash contributions and the unfunded commitments be made to Holdings. Holdings has directed that all cash contributions subsequent to the initial cash contribution be made di-rectly to the Company.

As of March 31, 1999, Holdings received $51.4 million of additional equity con-tributions, of which $35.0 million related to the acquisition of the Myrtle Beach System and $16.4 million related to the Norfolk Acquisition. These funds were concurrently contributed to the Company.

                                TRITON PCS, INC

                            March 31, 1998 and 1999
                                  (Unaudited)

(4) Myrtle Beach Acquisition

On June 30, 1998, the Company acquired an existing cellular system for a pur-chase price of approximately $164.5 million from Vangard Cellular Systems. The following unaudited pro forma information has been prepared assuming that this acquisition had taken place on January 1, 1998. The pro forma information in-cludes adjustments to interest expense that would have been incurred to finance the purchase, additional depreciation based on the fair market value of the property, plant and equipment acquired, and the amortization of intangibles arising from the transaction.

                          --------------------
                          For the Thee Months
                            Ended March 31,
                                ($000)
                            1998       1999
                          ---------  ---------
       Revenues           $   6,000  $  11,540
       Net Income (loss)  $ (13,031) $ (28,496)

                       THIS PAGE INTENTIONALLY LEFT BLANK

                          Independent Auditors' Report

The Board of Directors
Triton PCS, Inc.:

We have audited the accompanying combined balance sheets of Triton PCS, Inc. and predecessor company as defined in note 2, as of December 31, 1998 and 1997, and the related combined statements of operations, shareholder's equity (defi-cit) and member's capital, and cash flows for the year ended December 31, 1998 and the period from March 6, 1997 (inception) to December 31, 1997. In connec-tion with our audits of the combined financial statements, we have also audited the combined financial statement schedule as listed in the accompanying index. These combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Triton PCS, Inc. and predecessor company as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998 and the period from March 6, 1997 (inception) to December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material re-spects, the information set forth therein.


/s/ KPMG LLP
Philadelphia, Pennsylvania
March 8, 1999

                    TRITON PCS INC. AND PREDECESSOR COMPANY

                            Combined Balance Sheets
                                    ($000's)

                                                             -----------------
                                                               December 31,
                                                             -----------------
                                                                1997      1998
                                                             -------  --------
Assets:
Current assets:
  Cash and cash equivalents                                  $11,362  $146,172
  Marketable securities                                          --     23,612
  Due from related party                                         148       951
  Accounts receivable, net of allowance for doubtful
   accounts of $1,071 in 1998                                    --      3,102
  Inventory                                                      --      1,433
Prepaid expenses and other current assets                         21     4,288
  Deferred income taxes                                          --         81
                                                             -------  --------
    Total current assets                                      11,531   179,639
Property, plant, and equipment, net:                             473   198,953
  Intangible assets, net                                       1,249   308,267
                                                             -------  --------
    Total assets                                             $13,253  $686,859
                                                             =======  ========
Liabilities And Shareholder's Equity (deficit) And Members
 Capital:
Current liabilities:
  Accounts payable                                           $ 1,581  $ 25,256
  Accrued payroll and related expenses                           970     3,719
  Accrued expenses                                                46     3,646
  Accrued interest                                             1,228       545
  Capital lease obligations                                      --        281
  Due to related party                                            45       --
  Notes payable                                               13,344       --
                                                             -------  --------
    Total current liabilities                                 17,214    33,447
Long-term debt                                                   --    463,648
Capital lease obligations                                        --      2,041
Deferred income taxes                                            --     11,744
Commitments and contingencies                                    --        --
Shareholder's equity (deficit) and members capital:
Common stock, $.01 par value, 1,000 shares
authorized, 100 shares issued and outstanding                    --        --
Additional paid-in capital                                       --    211,560
Accumulated deficit                                           (3,961)  (35,581)
                                                             -------  --------
    Total shareholder's equity (deficit) and members capital  (3,961)  175,979
                                                             -------  --------
    Total liabilities and shareholder's equity (deficit)     $13,253  $686,859
                                                             =======  ========

            See accompanying notes to combined financial statements.

                    TRITON PCS INC. AND PREDECESSOR COMPANY

                       Combined Statements of Operations
                                    ($000's)

                                -----------------------------
                                    Period from
                                  March 6, 1997       For the
                                    (Inception)    Year Ended
                                to December 31,  December 31,
                                           1997          1998
                                ---------------  ------------
Revenues:
  Service revenues                       $  --       $ 15,823
  Equipment revenues                        --            755
                                         ------      --------
    Total revenues                          --         16,578
Expenses:
  Cost of service revenues                  --          4,298
  Cost of equipment revenues                --          1,699
  Operations                                --         13,045
  Sales and marketing                       --          1,703
  General and administrative              2,736         8,570
  Depreciation and amortization               5         6,663
                                         ------      --------
    Total operating expenses              2,741        35,978
    Loss from operations                  2,741        19,400
Interest expense                          1,228        30,391
Interest and other (income)                  (8)      (10,635)
                                         ------      --------
Loss before income taxes                  3,961        39,156
Income taxes (benefit)                      --         (7,536)
                                         ------      --------
Net loss                                 $3,961      $ 31,620
                                         ======      ========


            See accompanying notes to combined financial statements.

                    TRITON PCS INC. AND PREDECESSOR COMPANY

   Combined Statements Of Shareholder's Equity (deficit) And Members Capital For The Period From March 6, 1997 (inception) To December 31, 1997 And The Year
                            Ended December 31, 1998
                                    ($000's)

                          ----------------------------------------------------
                                              Additional
                          Common Stock           Paid-in Accumulated
                                Shares Amount    Capital     Deficit     Total
                          ------------ ------ ---------- -----------  --------
Issuance of common stock           100   $--    $    --     $    --   $    --
Net loss                           --     --         --       (3,961)   (3,961)
                                   ---   ----   --------    --------  --------
Balance at December 31,
 1997                              100    --         --       (3,961)   (3,961)
Capital contributions
 from Parent                       --     --     211,560         --    211,560
Net loss                           --     --         --      (31,620)  (31,620)
                                   ---   ----   --------    --------  --------
Balance at December 31,
 1998                              100   $--    $211,560    $(35,581) $175,979
                                   ===   ====   ========    ========  ========




            See accompanying notes to combined financial statements.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                       Combined Statements Of Cash Flows
                                    ($000's)

                                                -----------------------------
                                                    Period From
                                                  March 6, 1997  For The Year
                                                    (Inception)         Ended
                                                To December 31,  December 31,
                                                           1997          1998
                                                ---------------  ------------
Cash Flows From Operating Activities:
Net loss                                                $(3,961)     $(31,620)
Adjustments to reconcile net loss to cash used
 in operating activities:
  Depreciation and amortization                               5         6,663
  Deferred income taxes                                     --         (7,536)
  Accretion of interest on subordinated debt                --         22,648
  Change in operating assets and liabilities,
   net of effects of acquisitions:
    Accounts receivable                                     --             37
    Inventory                                               --         (1,046)
    Prepaid expenses and other current assets               (21)         (468)
    Accounts payable                                        656         2,647
    Accrued payroll and related expenses                    970         2,749
    Accrued expenses                                         46         3,456
    Accrued interest                                      1,228        (1,660)
                                                        -------      --------
  Net cash used in operating activities                  (1,077)       (4,130)
                                                        -------      --------
Cash Flows From Investing Activities:
Capital expenditures                                       (478)      (87,715)
Myrtle Beach acquisition, net of cash acquired              --       (164,488)
Norfolk acquisition                                         --        (96,557)
Purchase of marketable securities                           --        (23,612)
                                                        -------      --------
  Net cash used in investing activities                    (478)     (372,372)
                                                        -------      --------
Cash Flows From Financing Activities:
Borrowings under credit facility                            --        150,000
Borrowings on notes payable                              13,344           --
Proceeds from issuance of subordinated debt,
 net of discount                                            --        291,000
Issuance of common stock                                    --            --
Capital contributions from Parent                           --         82,696
Payment of deferred transaction costs                      (324)      (11,329)
Advances to related party, net                             (103)         (848)
Principal payments under capital lease
 obligations                                                --           (207)
                                                        -------      --------
  Net cash provided by financing activities              12,917       511,312
                                                        -------      --------
Net Increase In Cash                                     11,362       134,810
Cash And Cash Equivalents, Beginning Of Period              --         11,362
                                                        -------      --------
Cash And Cash Equivalents, End Of Period                $11,362      $146,172
                                                        =======      ========

            See accompanying notes to combined financial statements.

                   TRITON PCS, INC. AND PREDECESSOR COMPANY

                    Notes to Combined Financial Statements
      For the period from March 6, 1997 (inception) to December 31, 1998

(1) Description Of Business

Triton PCS, Inc. (formerly Triton PCS License Company, Inc. with its subsidi-aries referred to as the "Company") was formed on October 2, 1997 as a wholly-owned subsidiary of Triton PCS Holdings, Inc. (formerly Triton PCS, Inc. re-ferred to as "Holdings" or "Parent"). The Company is the exclusive provider of wireless mobility services in the AT&T Corporation (together with affiliates "AT&T") Mid-Atlantic and southeast regions. The Company intends to become the leading provider of broadband PCS in Virginia, South Carolina, North Carolina, northern Georgia, and surrounding areas. The Company is authorized to provide PCS Service in major population and business centers such as Charleston, SC, Columbia, SC, Greenville / Spartansburg, SC, Richmond, VA and Augusta, GA, as well as major resort destinations such as Myrtle Beach, SC, Hilton Head, SC, and Kiawah Island, SC. On June 30, 1998, the Company acquired an existing cel-lular system in Myrtle Beach, and on December 31, 1998, the Company extended its PCS Service into the Norfolk, Virginia BTA through the acquisition of li-censes and assets from AT&T (see note 4).

(2) Summary Of Significant Accounting Policies

Basis Of Presentation
On March 6, 1997, Triton Communications L.L.C. ("L.L.C.") was formed to ex-plore various business opportunities in the wireless telecommunications indus-try, principally related to personal communications services ("PCS") and cel-lular activities. During the period March 6, 1997 through October 1, 1997, L.L.C.'s activities consisted principally of hiring a management team, raising capital, and negotiating strategic business relationships, primarily related to PCS business opportunities. Subsequent to October 2, 1997, these activities continued but were conducted primarily through the Company. Consequently, for purposes of the accompanying financial statements, L.L.C. has been treated as a "predecessor" entity. As a result of certain financing relationships and the similar nature of the business activities conducted by each respective legal entity, L.L.C. and the Company are considered companies under common control.

The combined financial statements incorporate the PCS-related business activi-ties of L.L.C. and the activities of the Company. The consolidated accounts of the Company include Triton PCS Inc.; Triton PCS Holdings Company L.L.C.; Tri-ton Management Company, Inc.; Triton PCS Property Company L.L.C.; Triton PCS Equipment Company L.L.C.; Triton PCS Operating Company L.L.C.; and Triton PCS License Company L.L.C. All significant intercompany accounts or balances have been eliminated in consolidation.

Use Of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Ac-tual results could differ from those estimates.

Cash And Cash Equivalents
Cash and cash equivalents includes cash on hand, demand deposits and short term investments with maturities of three months or less.

Marketable Securities
Marketable securities at December 31, 1998, consist of debt securities with maturities between three and ten months. The Company has adopted the provi-sions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115") in fiscal 1998. Under Statement No. 115, the Company classifies all of its debt securities as available for sale and records them at fair value with unrealized holding gains and losses to be included as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available for sale securities are determined on the specific identifi-cation basis.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998

Inventories
Inventories, consisting primarily of wireless handsets and accessories held for resale, are valued at lower of cost or market. Cost is determined by the first-in, first-out method.

Property And Equipment
Property and equipment is stated at original cost and includes primarily com-puter equipment, software, and office equipment. Depreciation is calculated based on the straight-line method over the estimated useful lives of the re-spective assets. In connection with the construction of the PCS network, the Company capitalizes expenditures related to the design, construction, and mi-crowave relocation. In addition, the Company capitalizes interest on expendi-tures related to the buildout of the network. Expenditures for repairs and maintenance are charged to expense as incurred.

Construction In Progress
Construction in progress includes expenditures for the design, construction and testing of the Company's PCS network and also includes costs associated with developing information systems. The Company capitalizes interest on certain of its construction in progress activities. Interest capitalized for the year ended December 31, 1998 totaled $3.5 million. When the assets are placed in service, the Company transfers the assets to the appropriate property and equipment category and depreciates these assets over their respective estimated useful lives.

Investment in PCS Licenses

Investments in PCS Licenses are recorded at their estimated fair value at the time of acquisition (See Notes 3 and 4). Licenses are amortized on a straight line basis over 40 years.

Deferred Transaction Costs

Costs incurred in connection with the negotiation and documentation of the AT&T transaction, are deferred and included in the aggregate purchase price allo-cated to the net assets acquired upon completion of the transaction.

Costs incurred in connection with the negotiation and documentation of the bank financing and the Company's issuance of senior subordinated discount notes are deferred and amortized over the terms of the bank financing and notes using the effective interest rate method.

Long-lived Assets

In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company periodically evaluates the carrying value of long-term assets when events and circumstances warrant such review. The carrying value of a long lived asset is considered im-paired when the anticipated undiscounted cash flow from such asset is sepa-rately identifiable and is less than the carrying value. In that event a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk in-volved. Measurement of the impairment, if any, will be based upon the differ-ence between carrying value and the fair value of the asset. The Company has identified no such impairment losses.

Revenue Recognition

Revenues from operations primarily consist of charges to customers for monthly access, airtime, roaming charges, long- distance charges, and equipment sales. Revenues are recognized as services are rendered net of sales allowance. Unbilled revenues result from service provided from the billing cycle date to the end of the month and from other carrier's customers using the Company's systems for the last half of each month. Equipment sales are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

      (For the period from March 6, 1997 (inception) to December 31, 1998

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS No. 109, deferred income tax assets and lia-bilities are recognized for the future tax consequences attributable to differ-ences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and lia-bilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be re-covered or settled.

Financial Instruments

The Company utilized derivative financial instruments to reduce its exposure resulting from fluctuations in interest rates. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to inter-est expense.

Advertising Costs

The Company expenses advertising costs when the advertisement occurs. Total ad-vertising expense amounted to $643,000 in 1998.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standard No. 130, "Re-porting Comprehensive Income" (SFAS 130), effective January 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity of a business enterprise during a period from certain transactions and the events and circumstances from non-owner sources. For the periods presented in the accompanying combined statements of opera-tions, comprehensive loss equals the amounts of net loss reported on the accom-panying combined statements of operations.

New Accounting Pronouncements

In April 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"). This statement requires that the costs of start-up activities, including organization costs, be expensed as incurred and is effec-tive for fiscal years beginning after December 31, 1998. The Company has elected early adoption of this statement as of January 1, 1998. The initial ap-plication of the statement did not have a material effect on the Company's com-bined financial statements.

In June 1997, the FASB issued Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131)". This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS 131 and determined that there are no separate reportable segments, as defined by the standards.

In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative In-struments and Hedging Activities ("FAS 133")" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The initial applica-tion of this statement is not expected to have a material effect on the Company's financial statements.

(3) AT&T Transaction

On October 8, 1997, Holdings entered into a Securities Purchase Agreement with AT&T Wireless PCS, Inc, a subsidiary of AT&T Corp., and the other stockholders of Holdings, whereby the Company became the exclusive provider of wireless mo-bility services in the AT&T Southeast regions.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998


On February 4, 1998, Holdings executed the Closing Agreement with AT&T and the other stockholders of Holdings, finalizing the transactions contemplated in the Securities Purchase Agreement. In accordance with the Closing Agreement, Hold-ings and AT&T and the other stockholders of Holdings consented that one or more of Holdings' subsidiaries shall enter into certain agreements or conduct cer-tain operations on the condition that such subsidiaries shall at all times be direct or indirect wholly-owned subsidiaries of Holdings and Holdings shall cause such subsidiaries to perform the obligations and conduct such operations required to be performed or conducted under those agreements.

Under the Closing Agreement, Holdings issued equity to AT&T in exchange for 20 MHz A and B Block PCS licenses, which were contributed to the Company and cer-tain other agreements covering certain areas in the southeastern United States. The fair value of the FCC licenses, as determined by an independent appraisal, was $92.8 million with an estimated useful life of 40 years.

In connection with the closing of the AT&T transaction, the Company executed or was a party to certain agreements, including the following:

STOCKHOLDERS' AGREEMENT

Resale Agreement
Pursuant to the Stockholders' Agreement, the Company is required to enter into a Resale Agreement at the request of AT&T. Under this agreement, AT&T will be granted the right to purchase and resell on a nonexclusive basis access to and usage of the Company's services in the Company's Licensed Area. The Company will retain the continuing right to market and sell its services to customers and potential customers in competition with AT&T.

The Resale Agreement will have a term of ten years and will renew automatically for successive one-year periods unless, after the eleventh anniversary thereof, either party elects to terminate the Resale Agreement. Furthermore, AT&T may terminate the Resale Agreement at any time for any reason on 180 days written notice.

The Company has agreed that the rates, terms, and conditions of service, taken as a whole, provided by the Company to AT&T pursuant to the Resale Agreement, shall be at least as favorable as (or if permitted by applicable law, superior to) the rates, terms, and conditions of service, taken as a whole, provided by the Company to any other customer. Without limiting the foregoing, the rate plans offered by the Company pursuant to the Resale Agreement shall be designed to result in a discounted average actual rate per minute paid by AT&T for serv-ice below the weighted average actual rate per minute billed by the Company to its subscribers generally for access and air time.

Neither party may assign or transfer the Resale Agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except (a) to an affiliate of that party at the time of execution of the Resale Agreement, (b) by the Company to any of its operating subsidiaries, and (c) to the transferee of a party's stock or substantially all of its assets, provided that all FCC and other necessary approvals have been received.

The Company expects to enter into the Resale Agreement upon commencement of its operations in the initial configuration or shortly thereafter.

Exclusivity
Under the Stockholders' Agreement, none of the Stockholders will provide or re-sell, or act as the agent for any person offering, within the Territory mobile wireless telecommunications services initiated or terminated using Time Divi-sion Multiple Access and frequencies licensed by the FCC ("Company Communica-tions Services"), except AT&T and its affiliates may (i) resell or act as agent for the Company in connection with the provision of Company Communications Services, (ii) provide or resell wireless telecommunications services to or from certain specific locations, and (iii) resell Company Communications Serv-ices for another person in any area where the Company has not placed a system into commercial service, provided that AT&T PCS has provided the Company with prior written notice of AT&T PCS' intention to do so and only dual band/dual mode phones are used in connection with such resale activities. Additionally, with respect to the markets listed in the Roaming Agreement, each of the Com-pany and AT&T agreed to cause their respective affiliates in

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

      (For the period from March 6, 1997 (inception) to December 31, 1998 their home carrier capacities to program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier is the preferred provider in such markets, and refrain from inducing any of its cus-tomers to change such programming.

Build-out
The Company is required to conform to certain requirements regarding the con-struction of the Company's PCS system. In the event that the Company breaches these requirements, AT&T may terminate its exclusivity provisions.

Disqualifying Transactions
In the event of a merger, asset sale, or consolidation, as defined, involving AT&T and another person that derives annual revenues in excess of $5.0 billion, derives less than one third of its aggregate revenues from wireless telecommu-nications, and owns FCC licenses to offer mobile wireless telecommunication services to more than 25% of the population within the Company's territory, AT&T and the Company have certain rights. AT&T may terminate its exclusivity in the territory in which the other party overlaps that of the Company. In the event that AT&T proposes to sell, transfer, or assign to a non-affiliate its PCS system owned and operated in Charlotte, NC; Atlanta, GA; Baltimore, MD; and Washington, DC, BTAs, then AT&T will provide the Company with the opportunity for a 180 day period to have AT&T jointly market the Company's licenses that are included in the MTA that AT&T is requesting to sell.

The Stockholders' Agreement expires on February 4, 2009. Certain provisions ex-pire upon an initial public offering.

LICENSE AGREEMENT

Pursuant to a Network Membership License Agreement, dated February 4, 1998 (the "License Agreement"), between AT&T and the Company, AT&T granted to the Company a royalty-free, nontransferable, nonsublicensable, limited right, and license to use certain Licensed Marks solely in connection with certain licensed activ-ities. The Licensed Marks include the logo containing the AT&T and globe design and the expression "Member, AT&T Wireless Services Network." The "Licensed Ac-tivities" include (i) the provision to end-users and resellers, solely within the Territory, of Company Communications Services on frequencies licensed to the Company for Commercial Mobile Radio Services ("CMRS") provided in accor-dance with the AT&T Agreement (collectively, the "Licensed Services") and (ii) marketing and offering the Licensed Services within the Territory. The License Agreement also grants to the Company the right and license to use Licensed Marks on certain permitted mobile phones.

The License Agreement contains numerous restrictions with respect to the use and modification of any of the Licensed Marks. Furthermore, the Company is ob-ligated to use commercially reasonable efforts to cause all Licensed Services marketed and provided using the Licensed Marks to be of comparable quality to the Licensed Services marketed and provided by AT&T and its affiliates in areas that are comparable to the Territory taking into account, among other things, the relative stage of development of the areas.

The License Agreement also sets forth specific testing procedures to determine compliance with these standards, and affords the Company with a grace period to cure any instances of alleged noncompliance therewith. The Company may not as-sign or sublicense any of its rights under the License Agreement; provided, however, that the License Agreement may be assigned to the Company's lenders under the Credit Facility (see note 9) and after the expiration of any applica-ble grace and cure periods under the Credit Facility, such lenders may enforce the Company's rights under the License Agreement and assign the License Agree-ment to any person with AT&T's consent.

The term of the License Agreement is for five years (the "Initial Term") and renews for an additional five-year period if neither party terminates the Agreement. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by the Company, including the Company's misuse of any Licensed Marks, the Company licensing or assigning any of the rights in the License Agreement, the Company's failure to maintain AT&T's quality standards, or a change in control of the Company occurs.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998


After the Initial Term, AT&T may also terminate the License Agreement upon the occurrence of certain transactions described in the Stockholders' Agreement.

The License Agreement, along with the Exclusivity and Resale Agreements, have a fair value of $20.3 million, as determined by an independent appraisal, with an estimated useful life of 10 years. Amortization commenced upon the effective date of the agreement.

Roaming Agreement

Pursuant to the Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (as amended the "Roaming Agreement"), between AT&T Wireless Services, Inc. and the Company, each of AT&T and the Company agrees to provide (each in its capacity as serving provider, the "Serving Provider") mobile wireless radio-telephone service for registered customers of the other party's (the "Home Car-rier") customers while such customers are out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a mobile wire-less radio/telephone system and station. Each Home Carrier whose customers re-ceive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges). Except with respect to the Norfolk BTA, each Service Carrier's service charges per minute or partial minute for the first 3 years will be fixed at a declining rate, and thereafter will be equal to an adjusted average home rate or such lower rate as the parties negotiate from time to time; provided, however, that with respect to the Norfolk BTA, the service rate is equal to the lesser of (a) $0.25 per minute and (b) the appli-cable home rate of AT&T PCS, or such other rate as agreed to by the parties. Each Service Carrier's toll charges per minute of use for the first 3 years will be fixed at a declining rate and thereafter, such other rates as the par-ties negotiate from time to time.

The Roaming Agreement has a term of 20 years, unless earlier terminated by a party due to the other party's uncured breach of any term of the Roaming Agree-ment, the other party's license or permit to provide CMRS.

Neither party may assign or transfer the Roaming Agreement or any of its rights thereunder except to an assignee of all or part of its license or permit to provide CMRS, provided that such assignee expressly assumes all or the applica-ble part of the obligations of such party under the Roaming Agreement.

The fair value of the Roaming Agreement, as determined by an independent ap-praisal, was $5.5 million, with an estimated useful life of 20 years. Amortiza-tion commenced upon the effective date of the agreement.

(4) Acquisitions

Myrtle Beach Acquisition
On June 30, 1998, the Company acquired an existing cellular system (the "Myrtle Beach System") which serves the South Carolina 5-Georgetown Rural Service Area (the "SC-5") for a purchase price of approximately $164.5 million from Vanguard Cellular Systems. The Company has integrated the Myrtle Beach System into its planned PCS Network. As a result of the acquisition, the Company is no longer considered a development stage enterprise under SFAS No. 7. The effects of the acquisition have been presented using the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best estimate of their fair value.

The purchase price was allocated to the net assets acquired with approximately $116 million allocated to Licenses with a useful life of 40 years and approxi-mately $20 million allocated to Subscriber List with a useful life of 5 years.

Results of operations after the acquisition date are included in the Statement of Operations from July 1, 1998. The following unaudited pro forma information has been prepared assuming that this acquisition had taken place on January 1, 1997. The pro forma information includes adjustments to interest expense that would have been incurred to finance the purchase,

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998 additional depreciation based on the fair market value of the property, plant and equipment acquired, and the amortization of intangibles arising from the transaction.

                     ---------------
                      1997    1998
                     ------- -------
       Net revenues  $23,608 $31,116
       Net loss      $47,336 $38,945

Norfolk Acquisition
On December 31, 1998, the Company acquired from AT&T (the "Norfolk Acquisi-tion") (i) an FCC license to use 20MHz of authorized frequencies to provide broadband PCS services throughout the entirety of the Norfolk, Virginia BTA and
(ii) certain assets of AT&T used in the operation of the PCS system in such BTA for an aggregate purchase price of approximately $111 million, including $14.6 million of Series D Preferred Stock of Holdings, which was subsequently con-tributed to the Company. The excess of the aggregate purchase price over the fair market value of tangible net assets acquired of approximately $46.3 mil-lion is attributed to licenses and is being amortized over 40 years. The build-out of the network relating to the Norfolk Acquisition, including the installa-tion of a switch, has been substantially completed. The Company has commenced PCS service in the Norfolk BTA in the first quarter 1999. The purchase price allocation is preliminary at December 31, 1998 and is expected to be finalized in the first quarter of 1999.

(5) Property and Equipment

                                                  ---------------------------
                                                                  Depreciable
                                                  December 31,          Lives
                                                  --------------  -----------
                                                       ($000's)
       Land                                       $--   $    313
       Network infrastructure and equipment        --     34,147  10-12 years
       Office furniture and equipment              121    17,642    3-5 years
       Capital lease assets                        --      2,263
       Construction in progress                    357   145,667
                                                  ----  --------
                                                   478   200,032
       Accumulated depreciation and amortization    (5)   (1,079)
                                                  ----  --------
       Property, plant, and equipment, net        $473  $198,953
                                                  ====  ========

The depreciable life of capital lease assets is based upon the life of the un-derlying asset or the life of the lease, whichever is shorter.

(6) Intangible Assets

                                 ---------------------------
                                 December 31,    Amortizable
                                  1997    1998         Lives
                                 ----- -------  ------------
                                      ($000's)
       AT&T License              $ --  $95,248      40 years
       AT&T Agreements             --   26,026   10-20 years
       Myrtle Beach License        --  116,252      40 years
       Norfolk License             --   46,299      40 years
       Subscriber Lists            --   20,000       5 years
       Bank Financing            1,249  10,994  8.5-10 years
                                 ----- -------  ------------
                                 1,249 314,819
       Accumulated amortization    --   (6,552)
                                 ----- -------
       Other assets, net         1,249 308,267
                                 ===== =======

Amortization charged to operations for the year ended December 31, 1998 totaled $5,589.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998


(7) Short-Term Debt

Convertible Notes
At various dates in 1997, certain private equity investors provided $1.6 mil-lion in financing to L.L.C. in the form of convertible promissory notes. The notes originally bore interest at 14% annually, payable at maturity. On January 15, 1998, L.L.C. assigned the notes to the Company. The Company, in conjunction with Holdings and the noteholders, subsequently negotiated a revised arrange-ment under which no interest would be paid on the notes, which became convert-ible into approximately $3.2 million worth of Holdings' Series C preferred stock. The conversion of L.L.C. notes into Holdings equity occurred on February 4, 1998. The $1.6 million preferred return to the investors was accounted for as a financing cost during the period the notes were outstanding.

Noninterest bearing loans
During 1997, Holding's Cash Equity Investors provided short-term financing in the form of $11.8 million noninterest- bearing loans, which were advanced to the Company. Pursuant to the Closing Agreement, such loans were converted to equity of Holdings as a reduction of the requirements of the initial cash con-tribution. Concurrently, Holdings contributed these funds to the Company, which has recorded the transaction as additional paid in capital on the date of the contribution.

(8) Long Term Debt

                                          --------------
                                           December 31,
                                          1997    1998
                                          ----- --------
       Bank credit facility               $ --  $150,000
       Senior subordinated debt             --   313,648
                                          ----- --------
                                            --   463,648
       Current portion of long-term debt    --       --
       Long-term debt                     $ --  $463,648
                                          ===== ========

The weighted average interest rate for total debt outstanding during December 31, 1998 was 10.33%. The average rate at December 31, 1998 was 10.16%.

(9) Bank Credit Facility

On February 3, 1998, (the "Credit Facility Effective Date"), the Company en-tered into a Credit Agreement (as amended from time to time, the "Credit Facil-ity"), with Holdings, The Chase Manhattan Bank, as Administrative Agent, and certain banks and other financial institutions party thereto. The Credit Facil-ity provides for (i) a $175.0 million senior secured term loan (the "Tranche A Term Loan") which may be drawn in installments at any time through the third anniversary of the Credit Facility Effective Date and matures on the date that is eight and one-half years from the credit Facility Effective Date, (ii) a $150.0 million senior secured term loan (the "Tranche B Term Loan" and, to-gether with the Tranche A Term Loan, the "Term Loans") which matures on the date that is nine and one-quarter years from the "Credit Facility Effective Date," and (iii) a $100.0 million senior secured revolving credit facility (the "Revolving Credit Facility" and, together with the commitments to make the Term Loans, the "Facilities") which matures on the date that is eight and one-half years from the Credit Facility Effective Date.

The commitment to make loans under the Revolving Credit Facility ("Revolving Credit Loans" and, together with the Term Loans, the "Loans") automatically and permanently reduces, beginning on the date that is six years and six months af-ter the Credit Facility Effective Date, in eight quarterly reductions (the amount of each of the first two reductions, $5.0 million, the next four reduc-tions, $10.0 million, and the last two reductions, $25.0 million). The Tranche A Term Loans are required to be repaid, beginning on the date that is four years after the Credit Facility Effective Date, in eighteen consecutive quar-terly installments (the amount of each of the first four installments, $4,375,000, the next four installments, $6,562,500, the next four installments $8,750,000, the next four installments, $10,937,500, and the last two install-ments, $26,250,000). The Tranche B Term Loans are required to be repaid begin-ning on the date that is four years after the Credit Facility Effective Date, in twenty-one consecutive quarterly installments (the amount of the first six-teen installments, $375,000, the next four installments $7.5 million, and the last installment, $114.0 million).

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

      (For the period from March 6, 1997 (inception) to December 31, 1998


Interest on all loans accrue, at the Company's option, either at (i) (a) a LI-BOR rate, a defined in the Credit Facility plus (b) the Applicable Rate (as de-fined below) (Loans bearing interest described in (i), "Eurodollar Loans") or
(ii) (a) the higher of (1) the Administrative Agent's prime rate and (2) the Federal Funds Effective Rate (as defined in the Credit Facility) plus 0.5%, plus (b) the Applicable Rate (Loans bearing interest described in (ii), "ABR Loans"). Interest on any overdue amounts will be at a rate per annum equal to 2% plus the rate otherwise applicable to such amounts. The Applicable Rate means, with respect to Tranche B Term Loans, 1.75% per annum, in the case of an ABR Loan, and 3.00% per annum, in the case of a Eurodollar Loan, and, with re-spect to Tranche A Term Loans and Revolving Credit Loans, a rate between 0.0% to 1.25% per annum (depending on the level of the Company's ratio of debt to earnings before income taxes, depreciation, and amortization (EBITDA) in the case of an ABR Loan, and a rate between 1.00% and 2.25% per annum (depending on the level of the Company's ratio of debt to EBITDA), in the case of a Eurodol-lar Loan.

The Credit Facility requires an annual commitment fee of between 0.375% and 0.50% (depending on the level of the Company's ratio of debt to EBITDA) of the unused portion of the Facilities payable quarterly in arrears and a separate agent's fee payable to the Administrative Agent. The Credit Facility also re-quires the Company to fix or limit the interest cost with respect to at least 60% (as amended in July 1998) of the total amount of the outstanding indebted-ness of the Company. The Company incurred commitment fees of $2.0 million in 1998. At December 31, 1998, approximately 84% of the Company's outstanding debt was fixed.

The Term Loans are required to be prepaid and commitments under the Revolving Credit Facility reduced in an aggregate amount equal to (i) 50% of excess cash flow of each fiscal year commencing the fiscal year ending December 31, 2001,
(ii) 100% of the net proceeds of asset sales, in excess of a yearly threshold, outside the ordinary course of business or unused insurance proceeds, (iii) 100% of the net cash proceeds in excess of the initial $150.0 million of issu-ances of debt obligations and (iv) 50% of the net cash proceeds of issuances of equity securities (other than in connection with the Equity Commitments); pro-vided, that the prepayments and reductions set forth under clauses (iii) and
(iv) will not be required if, after giving effect to such issuance, (a) the Company's ratio of senior debt to EBITDA would be less than 5 to 1 and (b) the Company would be in pro forma compliance with certain covenants in the Credit Facility. All obligations of the Company under the Facilities are uncondition-ally and irrevocably guaranteed (the "Bank Facility Guarantees") by Holdings and each existing and subsequently acquired or organized domestic subsidiary of the Company. The Facilities and the Bank Facility Guarantees, and any related hedging contracts provided by the lenders under the Credit Facility, are se-cured by substantially all of the assets of the Company and each existing and subsequently acquired or organized domestic subsidiary of the Company, includ-ing a first priority pledge of all of the capital stock held by the Company or any of its subsidiaries; provided that the pledge of shares of foreign subsidi-aries may be limited to 65% of the outstanding shares of such foreign subsidi-aries. The PCS Licenses will be held by one or more single purpose subsidiaries of the Company and will not be pledged to secure the obligations of the Company under the Credit Facility, although the equity interests of such subsidiaries will be pledged thereunder. Each single purpose subsidiary will not be allowed by the Company to incur any liabilities or obligations other than the Bank Fa-cility Guarantee issued by it, the security agreement entered into by it in connection with the Credit Facility, and, in the case of any single purpose subsidiary established to hold real estate, liabilities incurred in the ordi-nary course of business of such subsidiary which are incident to being the les-see of real property of the purchaser, owner of lessee of equipment and taxes and other liabilities incurred in the ordinary course in order to maintain its existence.

The Credit Facility contains covenants customary for facilities and transac-tions similar to the Credit Facility, including covenants relating to the amounts of indebtedness that the Company may incur, limitations on dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The Credit Facility also contains covenants relating to the population covered by the Company's network and number of customers and customary representations, war-ranties, indemnities, conditions precedent to borrowing, and events of default.

Loans under the Credit Facility are available to fund capital expenditures re-lated to the construction of the Company's PCS network, the acquisition of re-lated businesses, working capital needs of the Company, and customer acquisi-tion costs. All indebtedness under the Credit Facility will constitute Senior Debt under the Company's 11% Senior Subordinated Discount Notes.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998


The terms of the Credit Facility originally allowed the Company to incur only $150 million of indebtedness pursuant to the issuance of Subordinated Debt (as defined in the Credit Facility). In April 1998, the Company negotiated an amendment to the Credit Facility, which included provisions that (i) permit certain acquisitions (note 4); (ii) permit up to a total of $450 million in high yield debt; and (iii) exclude the equity issuances associated with certain acquisitions from the mandatory prepayment requirement.

(10) Subordinated Debt

On May 7, 1998, the Company completed an offering (the "Offering") of $512 mil-lion of 11% Senior Subordinated Discount Notes ("the Notes"), pursuant to Rule 144A of the Securities Act of 1933, as amended. The net proceeds of the Offer-ing (after deducting an Initial Purchaser's Discount of $9 million) were ap-proximately $291 million. The Company has used and intends to use the net pro-ceeds from the Offering, together with the Capital Contributions (note 15) and borrowings under the Credit Facility, to fund: (i) capital expenditures, in-cluding the build-out of its PCS network; (ii) the Myrtle Beach acquisition and the Norfolk acquisition (note 4); (iii) working capital as required; (iv) oper-ating losses; (v) general corporate purposes, and (vi) potential acquisitions.

Cash interest will not accrue prior to May 1, 2003. Commencing on November 1, 2003, cash interest will be payable semiannually. Each Note was offered at an original issue discount (Initial Purchaser's Discount). Although cash interest will not be paid prior to May 1, 2003, the original issue discount will accrue from the issue date to May 1, 2003.

The Notes are not redeemable prior to May 1, 2003, except as set forth below. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2003 and prior to maturity at the following re-demption prices (expressed as percentages of principal amount), plus accrued interest, if any, up to but excluding the redemption date, if redeemed during the 12-month period beginning on May 1 of the years indicated:

                                  ----------
             Year                 Percentage
             ----                 ----------
             2003                   105.50%
             2004                   103.67
             2005                   101.84
             2006 and thereafter    100.00

In addition, on or prior to May 1, 2001, the Company may redeem up to 35% of the principal amount at maturity of Notes issued under the Indenture at a re-demption price equal to 111% of the accreted value at the redemption date with the net proceeds of one or more equity offerings of qualified stock of (a) the Company, (b) Holdings, or (c) a special purpose corporation formed to own qual-ified stock of the Company or Holdings, provided that at least 65% of the ag-gregate principal amount at maturity of Notes issued under the Indenture would remain outstanding immediately after giving effect to such redemption.

Upon a change in control, each holder of the Notes may require the Company to repurchase such Holder's Notes, in whole or in part, at a purchase price equal to 101% of the accreted value thereof or the principal amount at maturity, as applicable plus accrued and unpaid interest to the purchase date.

The debt principal begins to mature in 2003 and is fully repaid in 2008.

(11) Income Taxes

Income tax expense (benefit) consists of the following:

                                      -------------------------
       Year ended December 31, 1998:  Current Deferred    Total
       -----------------------------  ------- --------  -------
       Federal                         $  --   $(7,054) $(7,054)
       State                           $  --   $  (482) $  (482)
                                       ------  -------  -------
                                      $  --   $(7,536)  $(7,536)

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998


The income tax expense (benefit) differs from those computed using the statu-tory U.S. Federal income tax rate as set forth below.

                                                   ---------------
                                                    1997     1998
                                                   ------   ------
       U.S. Federal statutory rate                  35.00%   35.00%
       State income taxes, net of federal benefit     --      0.80%
       Change in valuation allowance               (35.00%) (16.56%)
       Other, net                                     --      0.01%
                                                   ------   ------
         Effective Tax Rate                          0.00%   19.25%
                                                   ======   ======

The tax effects of significant temporary differences that give rise to signifi-cant portions of the deferred tax assets and deferred tax liabilities are as follows.

                                           ----------------
                                            1997     1998
                                           -------  -------
       Deferred tax assets
       Non-deductible accrued liabilities  $   491  $ 1,049
       Capitalized start up costs            1,093    2,736
       Net operating loss carryforward         --    16,022
                                           -------  -------
                                             1,584   19,807
       Valuation allowance                  (1,584)  (8,506)
                                           -------  -------
         Net deferred tax assets               --    11,301
                                           -------  -------
       Deferred tax liabilities
       Intangible assets                       --    21,438
       Capitalized interest                    --     1,150
       Others                                  --       376
                                           -------  -------
         Deferred tax liabilities              --    22,964
                                           -------  -------
       Net deferred tax liabilities        $   --   $11,663
                                           -------  -------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Because the Company does not have an operating history, management has only considered the scheduled re-versal of deferred tax liabilities and tax planning strategies in making this assessment. Based upon the assessment, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets, net of the existing valuation allowance at December 31, 1998. The Company recorded a Deferred tax liability of $17,771 in connection with the contribution of li-censes pursuant to the AT&T Transaction (note 3).

(12) Fair Value of Financial Instruments

Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the require-ments of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The Company has used available mar-ket information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

Interest Rate Risk Management Agreements--We enter into interest rate protec-tion agreements to lock in interest rates on the variable portion of our debt. We do not use these agreements for trading or other speculative purposes, nor are we a party to any leveraged derivative instrument. Although these agree-ments are subject to fluctuations in value, they are generally offset by fluc-tuations in the value of the underlying instrument or anticipated transaction.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998

In an interest rate swap, we agree to exchange, at specified intervals, the difference between a variable interest rate, based on 3-month London interbank offer rate, and either a fixed or another variable interest rate calculated by reference to an agreed-upon notional principal amount. The resulting rate dif-ferential is reflected as an adjustment to interest expense over the life of the swap. We did not exercise this swap during 1998; at December 31, 1998, we received $23,000 to settle these agreements.

The following table summarizes our off-balance sheet interest rate swap agree-ments at December 31, 1998:

                            ----------------------------------------------
                                                                   Receive
                            Notional     Fair          Pay Rate       Rate
                              Amount    Value Maturity  (Fixed) (Variable)
                            -------- -------- -------- -------- ----------
                            ($000's) ($000's)          ($000's)   ($000's)
   Pay fixed rate, receive
    floating rate           $35,000    $254    12/03    4.805%    5.156%
   Pay fixed rate, receive
    floating rate           $40,000    $369    12/03    4.760%    5.156%

Payments under each agreement are quarterly, commencing March 1999 and ending December 2003.

(13) Related-Party Transactions

The Company is associated with Triton Cellular Partners L.P. (Triton Cellular) by virtue of certain management overlap and the sharing of leased facilities. As part of this association certain costs are incurred on behalf of Triton Cel-lular and subsequently reimbursed to the Company. Such costs totaled $482,000 during 1998. In addition, under agreement between the Company and Triton Cellu-lar, allocations for management services rendered are charged to Triton Cellu-lar. Such allocations totaled $469,000 during 1998. The outstanding balance at December 31, 1998 was $951,000. The Company expects settlement of these out-standing charges during 1999.

(14) Commitments & Contingencies

Leases

The Company has entered into various leases for its offices, land for cell sites, cell sites, and furniture and equipment under capital and operating leases expiring through 2010. The Company has various capital lease commitments of approximately $2.4 million as of December 31, 1998. As of December 31, 1998, the future minimum rental payments under these lease agreements having an ini-tial or remaining term in excess of one year were as follows:

                                                    -----------------
                                                    Operating Capital
                                                    --------- -------
                                                         ($000)
       1999                                             6,484     474
       2000                                             6,305     614
       2001                                             5,962     600
       2002                                             5,849     578
       2003                                             4,397     434
       Thereafter                                       1,724     --
                                                       ------   -----
       Total                                           30,721   2,700
       Interest expense                                           378
                                                                -----
       Net present value of future payments                     2,322
       Current portion of capital lease obligation                281
                                                                -----
                                                                2,041
                                                                =====

Rent expense under operating leases was $3.0 million for the year ended Decem-ber 31, 1998 and $59,000 for the period from March 6, 1997 to December 31, 1997, respectively.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998


Employment Agreements

In 1998, the Company entered into five-year employment agreements with three of its officers. The employment agreements provide for minimum aggregate annual compensation of $795,000 for the years 1999 through 2001, as well as annual bo-nuses based upon performance. The employment agreements also provide that in the event that the officers are terminated, certain liabilities will be in-curred by the Company. Also, upon death or disability of the officers, the Com-pany will be required to make certain payments.

(15) Capital Contributions

On February 4, 1998, pursuant to the Securities Purchase Agreement, Holdings issued $140.0 million of equity to certain institutional investors and manage-ment stockholders. The Securities Purchase Agreement requires the institutional investors and management stockholders to fund their unconditional and irrevoca-ble obligations in installments in accordance with the following schedule:

                                                                 ------------
       Date Due                                                     Amount
       --------                                                  ------------
                                                                 ($ millions)
       Initial closing (funded on February 4, 1998)                    $ 45.0
       First anniversary of initial closing (funded February 4,
        1999)                                                            35.0
       Second anniversary of initial closing                             35.0
       Third anniversary of initial closing                              25.0
                                                                       ------
                                                                       $140.0
                                                                       ======

Pursuant to the Securities Purchase Agreement, the initial cash contribution and the unfunded commitments are required to be made to Holdings. Pursuant to the Closing Agreement, Holdings has directed that all cash contributions subse-quent to the initial cash contribution be made directly to the Company.

As of December 31, 1998, Holdings received $49.3 million of additional equity contributions, of which $35.0 million related to the acquisition of the Myrtle Beach System (see note 4), and $14.3 million related to the Norfolk Acquisition (see note 4). These funds were concurrently contributed to the Company. As of December 31, 1998, Holdings had outstanding equity commitments of $2.2 million related to the Norfolk Acquisition, which were received in January 1999.

Common Stock

On October 2, 1997, the Company issued 100 shares of its common stock to Hold-ings. No additional shares were issued during 1998.

L.L.C. Members' Capital

Members' capital contributions are recorded when received. Total committed cap-ital at December 31, 1998 was $1.00. Cash available for distribution will be made in proportion to their capital accounts. Allocation of income, gains, losses, and deductions will be in proportion to their capital accounts.

(16) 401(k) Savings Plan

The Company sponsors a 401(k) Savings Plan which permits employees to make con-tributions to the Savings plan on a pre-tax salary reduction basis in accor-dance with the Internal Revenue Code. Substantially all full-time employees are eligible to participate in the next quarterly open enrollment after 90 days of service. The Company matches a portion of the voluntary employee contributions. The cost of the Savings Plan charged to expense was $65,000 and in 1998.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

       For the period from March 6, 1997 (inception) to December 31, 1998


(17) Supplemental Cash Flow Information

                                                                   ------------
                                                                   1997  1998
                                                                   ---- -------
                                                                     ($000's)
   Cash paid during the year for interest, net of amounts
    capitalized                                                    $--  $ 8,150
   Cash paid during the year for income taxes                       --      --
   Noncash Investing and Financing Activities
     Equipment acquired under capital lease obligations             --    2,529
     Interest capitalized                                           --    3,538
     Capital contribution from parent in connection with
      conversion of short term debt to equity                       --   13,362
     Capital contribution from parent related to Norfolk
      Acquisition                                                   --   14,555
     Capital contribution from parent related to AT&T transaction
      net of deferred taxes                                         --  100,947
     Capital expenditures included in accounts payable              --   21,027

                    Report of Independent Public Accountants

To Vanguard Cellular Systems of South Carolina, Inc.:

We have audited the accompanying balance sheets of Vanguard Cellular Systems of South Carolina, Inc. (a South Carolina corporation and an indirect, wholly-owned subsidiary of Vanguard Cellular Systems, Inc.) as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vanguard Cellular Systems of South Carolina, Inc. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                       Arthur Andersen LLP

Greensboro, North Carolina,
March 20, 1998.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                                 Balance Sheets
            (Dollar amounts in thousands, except per share amounts)

                                                      ----------------
                                                       December 31,
                                                         1996     1997
                                                      -------  -------
Assets
Current Assets:
  Cash                                                $   199  $   121
  Accounts receivable, net of allowances for doubtful
   accounts of $200 and $475                            1,485    3,199
  Cellular telephone inventories                          511      526
  Prepaid expenses                                         10       33
  Deferred income tax asset                               --     8,190
                                                      -------  -------
    Total current assets                                2,205   12,069
                                                      -------  -------
Deferred Cellular License Acquisition Costs, net of
 accumulated amortization of $2,860 and $3,343         16,247   15,764
                                                      -------  -------
Property and Equipment, at cost:
  Land                                                    306      313
  Cellular telephones held for rental                   1,653    1,859
  Cellular telephone systems                           24,068   29,453
  Office furniture and equipment                        2,323    3,139
                                                      -------  -------
                                                       28,350   34,764
  Less--Accumulated depreciation                        5,864    9,252
                                                      -------  -------
                                                       22,486   25,512
  Construction in progress                                198      565
                                                      -------  -------
                                                       22,684   26,077
Other Assets                                               22       21
                                                      -------  -------
  Total assets                                        $41,158  $53,931
                                                      =======  =======
Liabilities and Shareholder's Deficit
Current Liabilities:
  Accounts payable and accrued expenses               $   315  $   686
  Advances from Vanguard                               53,350   63,092
                                                      -------  -------
    Total current liabilities                          53,665   63,778
                                                      -------  -------
Deferred Income Tax Liability                             --     1,298
                                                      -------  -------
Commitments and Contingencies (Note 5)
Shareholder's Deficit:
  Common stock--$1 par value, 1,000 shares issued and
   outstanding                                              1        1
  Accumulated deficit                                 (12,508) (11,146)
                                                      -------  -------
    Total shareholder's deficit                       (12,507) (11,145)
                                                      -------  -------
    Total liabilities and shareholder's deficit       $41,158  $53,931
                                                      =======  =======


  The accompanying notes to financial statements are an integral part of these balance sheets.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                            Statements of Operations
                             (Amounts in thousands)

                                          ----------------------------------
                                          For the Years Ended December 31,
                                                1995        1996        1997
                                          ----------  ----------  ----------
Revenues:
  Service fees                            $   16,428  $   19,778  $   22,508
  Cellular telephone equipment revenues        1,077         673       1,100
                                          ----------  ----------  ----------
                                              17,505      20,451      23,608
                                          ----------  ----------  ----------
Costs and Expenses:
  Cost of service                              1,796       3,014       2,811
  Cost of cellular telephone equipment         1,853       1,478       2,495
  General and administrative                   2,260       2,948       4,793
  Marketing and selling                        2,564       2,731       3,944
  Depreciation and amortization                1,765       2,907       5,162
  Management fees                              1,374       1,620       1,896
  Corporate costs allocated from Vanguard        989       1,195       1,586
                                          ----------  ----------  ----------
                                              12,601      15,893      22,687
                                          ----------  ----------  ----------
Income From Operations                         4,904       4,558         921
Interest Expense                              (4,414)     (5,214)     (6,451)
Other, net                                      (326)       (186)        --
                                          ----------  ----------  ----------
Income (Loss) Before Income Taxes                164        (842)     (5,530)
Income Tax Benefit                               --          --        6,892
                                          ----------  ----------  ----------
Net Income (Loss)                         $      164  $     (842) $    1,362
                                          ==========  ==========  ==========



  The accompanying notes to financial statements are an integral part of these statements.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                            Statements of Cash Flows
                             (Amounts in thousands)

                                          -----------------------------------
                                          For the Years Ended December 31,
                                                1995         1996        1997
                                          ----------  -----------  ----------
Cash Flows From Operating Activities:
 Net income (loss)                        $      164  $      (842) $    1,362
 Adjustments to reconcile net income
  (loss) to net cash provided by (used
  in) operating activities:
  Depreciation and amortization                1,765        2,907       5,162
  Net losses on dispositions of property
   and equipment                                 326          186         --
  Deferred income tax benefit                    --           --       (6,892)
  Changes in current items:
    Accounts receivable, net                    (527)         404      (1,714)
    Cellular telephone inventories              (162)        (104)        (15)
    Accounts payable and accrued expenses        (47)         (97)        371
    Other, net                                   (20)          13         (23)
                                          ----------  -----------  ----------
      Net cash provided by (used in)
       operating activities                    1,499        2,467      (1,749)
                                          ----------  -----------  ----------
Cash Flows From Investing Activities--
 Purchases of property and equipment          (8,948)     (12,531)     (8,072)
                                          ----------  -----------  ----------
Cash Flows From Financing Activities:
 Net increase in advances from Vanguard        7,603       10,050       9,742
 Other, net                                      (12)         --            1
                                          ----------  -----------  ----------
      Net cash provided by financing
       activities                              7,591       10,050       9,743
                                          ----------  -----------  ----------
Net Increase (Decrease) in Cash                  142          (14)        (78)
Cash, beginning of period                         71          213         199
                                          ----------  -----------  ----------
Cash, end of period                       $      213  $       199  $      121
                                          ==========  ===========  ==========
Supplemental Disclosure of Cash Paid
 During the Period for Interest, net of
 amounts capitalized                      $    4,414  $     5,214  $    6,451
                                          ==========  ===========  ==========



  The accompanying notes to financial statements are an integral part of these statements.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                 Statements of Changes in Shareholder's Deficit
                         (Dollar amounts in thousands)

                          ------------------------------------------------------------
                           For the years ended December 31, 1995, 1996 and 1997
                                                                                 Total
                                   Common Stock        Accumulated       Shareholder's
                              Shares       Amount          Deficit             Deficit
                          -----------  ----------  ---------------   -----------------
Balance, January 1, 1995        1,000   $       1   $       (11,830)   $       (11,829)
  Net income                      --          --                164                164
                          -----------   ---------   ---------------    ---------------
Balance, December 31,
 1995                           1,000           1           (11,666)           (11,665)
  Net loss                        --          --               (842)              (842)
                          -----------   ---------   ---------------    ---------------
Balance, December 31,
 1996                           1,000           1           (12,508)           (12,507)
  Net income                      --          --              1,362              1,362
                          -----------   ---------   ---------------    ---------------
Balance, December 31,
 1997                           1,000   $       1   $       (11,146)   $       (11,145)
                          ===========   =========   ===============    ===============





  The accompanying notes to financial statements are an integral part of these statements.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         Notes to Financial Statements
                         (Dollar amounts in thousands)

Note 1. Organization and Basis of Presentation:

Vanguard Cellular Systems of South Carolina, Inc. (the Company), a South Caro-lina corporation, is a provider of nonwireline cellular telephone service to the SC-5 (Myrtle Beach) Rural Statistical Area (RSA). The Company acquired the Myrtle Beach RSA license in January 1991 and the cellular system in this market became operational in the second quarter of 1991. The Company is 100% con-trolled by Vanguard Cellular Systems, Inc. (Vanguard) and operates under the trade name of CellularOne(R) , which is the trade name many nonwireline carri-ers have adopted to provide conformity throughout the industry.

The accompanying financial statements present the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. In accordance with Staff Accounting Bulletin No. 54 of the Securities and Exchange Commission, Vanguard's investment in the Company is reflected in the financial statements of the Company ("pushdown accounting"). The accompanying financial statements reflect the allocation of the purchase price in excess of the net assets acquired on the same basis as in the consoli-dation with Vanguard.

Substantially all of the Company's assets are pledged under Vanguard's long-term credit facility. Operating and capital expansion funds have been advanced between Vanguard and the Company on an interest bearing basis, with the net amounts of these transfers reflected in advances from Vanguard in the accompa-nying balance sheets. The debt of Vanguard has not been specifically allocated to the Company; however, advances from Vanguard approximate the borrowings of Vanguard that are attributable to the Company. Interest has been charged by Vanguard to the Company on funds advanced to the Company as an approximation of the Company's share of Vanguard's consolidated interest cost. Vanguard charges interest to its subsidiaries based on its consolidated borrowing rates plus 200 basis points. For each of the three years in the period ended December 31, 1997, the average interest rate charged to the Company by Vanguard was approxi-mately 11%. Total interest charged, net of amounts capitalized, from Vanguard to the Company was $4,414, $5,214 and $6,451 for the years ended December 31, 1995, 1996 and 1997, respectively.

The net balance in Advances from Vanguard has been classified as a liability in the accompanying balance sheets as the Company will repay these advances to Vanguard upon receipt of the proceeds from the sale of the company's assets to Triton PCS, Inc. (See Note 7) .

Note 2. Significant Accounting and Reporting Policies:

Use of Estimates
The preparation of these financial statements and footnote disclosures in ac-cordance with generally accepted accounting principles requires the use of cer-tain estimates by management in determining the Company's financial position and results of operations. Actual results could differ from those estimates.

Revenue Recognition
Service fees are recognized at the time cellular services are provided. Cellu-lar telephone equipment revenues consist primarily of sales to subscribers, which are recognized at the time equipment is delivered to the subscriber, and equipment rentals, which are recognized monthly over the terms of the rental agreement with the subscriber.

Cellular Telephone Inventories
Inventories, consisting primarily of cellular telephones held for resale, are valued at the lower of first-in, first-out (FIFO) cost or market.

Deferred Cellular License Acquisition Costs
The Company's investment in deferred cellular license acquisition costs con-sists of amounts paid for the acquisition of the Federal Communications Commis-sion construction permit to build and subsequently provide cellular service in the Myrtle Beach RSA. The Company amortizes its investment over 40 years. Amor-tization expense of $446, $483 and $483 was recorded in 1995, 1996 and 1997, respectively.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (Dollar amounts in thousands)


Note 2. Significant Accounting and Reporting Policies (Continued):

Property and Equipment
Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis for financial reporting purposes over the following esti-mated useful lives:

        Cellular telephones held for rental     3 years
        Cellular telephone systems           7-20 years
        Office furniture and equipment       3-10 years

At December 31, 1996 and 1997, construction in progress was composed primarily of the cost of uncompleted additions to the Company's cellular telephone sys-tems. The Company capitalized interest costs of $106, $125 and $43 in 1995, 1996 and 1997, respectively, as part of the cost of cellular telephone systems.

Maintenance, repairs and minor renewals are charged to operations as incurred. Gains or losses at the time of disposition of property and equipment are re-flected in the statements of operations currently.

Cellular telephones are rented to certain customers generally with a contract for a minimum length of service. Such customers have the option to purchase the cellular telephone at any time during the term of the agreement.

Long-Lived Assets
In accordance with Statement of Financial Accounting Standards ("SFAS") No.
121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived As-sets to be Disposed Of", the Company reviews for the impairment of long-lived assets and certain identifiable intangibles, whenever events or changes in cir-cumstances indicate that the carrying amount of an asset may not be recover-able. Under SFAS No. 121 an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been identified by the Company.

Income Taxes
The Company accounts for income taxes in accordance with SFAS No. 109, "Ac-counting for Income Taxes", which requires the use of the "asset and liability method" of accounting for income taxes. Accordingly, deferred income tax lia-bilities and assets are determined based on the differences between the finan-cial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to re-verse. The Company is included in the consolidated Federal income tax return of Vanguard and its subsidiaries. The Company records its share of consolidated Federal income taxes as if the Company filed a separate return.

Note 3. Future Cash Flow Requirements:

The Company's ability to sustain its current and planned operations, maintain adequate working capital and make required or planned capital expenditures will depend on its ability to generate sufficient cash flow from operations and ob-tain additional financing from Vanguard in the form of interest bearing advanc-es. During 1995, 1996 and 1997, the Company received $7,603, $10,050 and $9,742, respectively, of these advances. Vanguard has committed to fund the cash requirements of the Company at least through fiscal 1998 or through the ultimate date of disposition (Note 7), whichever is earlier. Accordingly, the accompanying financial statements have been prepared assuming the Company will continue as a going concern and, as such, adjustments, if any, that may be re-quired for presentation on another basis have not been considered.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (Dollar amounts in thousands)

Note 4. Income Taxes:

For Federal income tax reporting purposes, the Company's identified portion of Vanguard's consolidated net operating loss carryforward was approximately $20,700 at December 31, 1997. These losses may be used to reduce future taxable income, if any, and expire through 2012. The primary differences between the accumulated deficit for financial reporting purposes and the income tax loss carryforwards relate to differences in the treatment of deferred cellular li-cense acquisition costs and differences in the depreciation methods and esti-mated useful lives of property and equipment.

Deferred income taxes are provided for the temporary differences between the financial reporting and income tax bases of the Company's assets and liabili-ties. The components of net deferred taxes as of December 31, 1996, and 1997 were as follows:

                                                   --------------------------
                                                   December 31,  December 31,
                                                           1996          1997
                                                   ------------  ------------
Deferred income tax assets:
 Net operating loss carryforward                        $ 5,802        $7,936
 Other liabilities and reserves                             216           254
 Valuation allowance                                     (4,776)          --
                                                        -------        ------
  Total deferred income tax assets                        1,242         8,190
                                                        -------        ------
Deferred income tax liabilities:
 Unamortized deferred cellular license acquisition
  costs                                                     594           705
 Property and equipment                                     648           593
                                                        -------        ------
  Total deferred income tax liabilities                   1,242         1,298
                                                        -------        ------
Net deferred income taxes                               $   --         $6,892
                                                        =======        ======

A valuation allowance of $4,454 as of December 31, 1995 was established because in the Company's assessment, it was uncertain whether the net deferred income tax assets would be realized. In addition, because of its continuing assessment that it was uncertain whether the net deferred income tax assets would be real-ized, the Company increased the valuation allowance by $322 to offset the 1996 net deferred income tax benefit.

In March 1998, Vanguard entered into an agreement to sell the operational as-sets of the Company for a cash purchase price of $160,000, subject to adjust-ment (Note 7). This transaction is expected to generate substantial capital gains which will utilize an equivalent amount of Vanguard's accumulated net op-erating loss carryforwards. Based on these anticipated gains, management has assessed that it is more likely than not that the deferred income tax assets of Vanguard and its subsidiaries, including the Company, are realizable. Accord-ingly, for the year ended December 31, 1997, the Company recognized a net de-ferred income tax benefit of $6,892 upon reversal of the valuation allowance on its net deferred income tax assets.

A reconciliation between income taxes computed at the statutory Federal rate of 35% and the reported income tax benefit is as follows:

                                      ----------------------------------------
                                               For the Years Ended
                                      December 31,  December 31,  December 31,
                                              1995          1996          1997
                                      ------------  ------------  ------------
    Amount at statutory Federal rate         $  57         $(295)      $(1,936)
    Change in valuation allowance              (63)          322        (4,776)
    Other                                        6           (27)         (180)
                                             -----         -----       -------
    Income tax benefit                       $ --          $ --        $(6,892)
                                             =====         =====       =======

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (Dollar amounts in thousands)


Note 5. Operating Leases:

The Company leases office space and land under noncancelable operating leases expiring through 2004. The future minimum rental payments required under these lease agreements as of December 31, 1997, were as follows:

              1998        $  562
              1999           508
              2000           508
              2001           485
              2002           438
              Thereafter   4,686
                          ------
                          $7,187
                          ======

Rent expense under these leases was $349, $439 and $573, for the years ended December 31, 1995, 1996 and 1997, respectively.

Note 6. Transactions with Parent and Affiliates:

At December 31, 1997, Vanguard has pledged its investment in the stock of the Company as well as the assets of the Company as security for debt of Vanguard totaling $569,000.

Operations Management Agreement
The Company is charged a management fee by Vanguard based upon a percentage of service fees. The management fee expense under this agreement was $1,374, $1,620 and $1,896, for the years ended December 31, 1995, 1996 and 1997, re-spectively.

Services Provided by Vanguard
Vanguard performs certain services and incurs certain costs for the Company. Services provided include treasury, human resources, legal, technical support, data processing, financial accounting, marketing, and other general corporate services. The costs of the services provided by Vanguard have been allocated to the Company based upon the Company's annual subscriber activations and sub-scriber base as a percentage of Vanguard's total annual subscriber activations and total subscriber base. Corporate costs of Vanguard totaling $989, $1,195 and $1,586, have been allocated to the Company for the years ended December 31, 1995, 1996 and 1997, respectively. In the opinion of management, the method of allocating these costs is believed to be reasonable. However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these func-tions.

Other Transactions
During 1997, the Company added certain engineering and managerial functions and incurred costs for such functions totaling $700. These services benefited the Company and other Vanguard markets; however, none of these costs have been al-located to other markets. These costs are included in general and administra-tive expenses in the accompanying statement of operations.

Employee benefits costs are incurred by Vanguard and are allocated to the Com-pany based on an overall percentage of salaries expense. Such costs totaled $267, $322 and $557 for the years ended December 31, 1995, 1996 and 1997, re-spectively, and are included in general and administrative expenses in the ac-companying statements of operations. For purposes of these financial state-ments, these costs are assumed to be fully funded by the Company and are in-cluded in the Advances from Vanguard in the accompanying balance sheets.

Note 7. Subsequent Event:

In March 1998, Vanguard reached an agreement with Triton PCS, Inc. to sell the assets of the Company, including the cellular license for the Myrtle Beach RSA, for a cash purchase price of approximately $160,000, subject to adjustment. The consummation of this transaction is subject to receipt of customary regulatory approvals.

                MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                                 Balance Sheet
            (Dollar amounts in thousands, except per share amounts)

                                                                  -----------
                                                                     June 30,
                                                                         1998
                                                                  -----------
                                                                  (Unaudited)
Assets
Current Assets:
  Cash                                                                $    46
  Accounts receivable, net of allowances for doubtful accounts of
   $461                                                                 5,487
  Cellular telephone inventories                                          387
  Prepaid expenses                                                        225
  Deferred income tax asset                                             8,671
                                                                      -------
    Total current assets                                               14,816
                                                                      -------
Deferred Cellular License Acquisition costs, net of accumulated
 amortization of $3,585                                                15,522
                                                                      -------
Property and Equipment, at cost:
  Land                                                                    313
  Cellular telephones held for rental                                   1,710
  Cellular telephone systems                                           30,761
  Office furniture and equipment                                        3,317
                                                                      -------
                                                                       36,101
  Less--Accumulated depreciation                                       11,739
                                                                      -------
                                                                       24,362
  Construction in progress                                                330
                                                                      -------
                                                                       24,692
Other Assets                                                              140
                                                                      -------
  Total assets                                                        $55,170
                                                                      =======
Liabilities and Divisional Equity
Current Liabilities:
  Accounts payable and accrued expenses                               $ 2,509
Deferred Income Tax Liability                                           1,181
                                                                      -------
Commitments and Contingencies (Note 5)
  Divisional Equity-Investments and advances from Vanguard             51,480
                                                                      -------
    Total liabilities and divisional equity                           $55,170
                                                                      =======



  The accompanying notes to financial statements are an integral part of this balance sheet.

                MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                            Statements of Operations
                             (Amounts in thousands)

                                          -----------------------
                                           Six Months ended June
                                                    30,
                                                 1997        1998
                                          ----------- -----------
                                          (unaudited) (unaudited)
Revenues:
  Service fees                              $10,602     $13,424
  Cellular telephone equipment revenues         457       1,114
                                              -------     -------
                                             11,059      14,538
                                              -------     -------
Costs and Expenses:
  Cost of service                             1,185       1,367
  Cost of cellular telephone equipment          979       1,388
  General and administrative                  1,980       2,502
  Marketing and selling                       1,664       2,215
  Depreciation and amortization               2,023       3,080
  Management fees                               890       1,106
  Corporate costs allocated from Vanguard       740         878
                                              -------     -------
                                              9,461      12,536
                                              -------     -------
Income From Operations                        1,598       2,002
Interest Expense                             (3,072)     (3,560)
Other, net                                     (334)         (6)
                                              -------     -------
Income (Loss) Before Income Taxes            (1,808)     (1,564)
Income Tax Benefit (Provision)                  --          598
                                              -------     -------
Net Income (Loss)                           $(1,808)    $  (966)
                                              =======     =======



  The accompanying notes to financial statements are an integral part of these statements.

    MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                            Statements of Cash Flows
                             (Amounts in thousands)

                                          ------------------------------
                                          Six Months Ended June 30,
                                                  1997              1998
                                          -------------     ------------
                                           (unaudited)       (unaudited)
Cash Flows From Operating Activities:
 Net loss                                   $      (1,808)    $       (966)
 Adjustments to reconcile net loss to net
  cash each used in operating activities:
  Depreciation and amortization                     2,023            3,080
  Deferred income tax benefit                         --              (598)
  Changes in current items:
    Accounts receivable, net                       (1,560)          (2,288)
    Cellular telephone inventories                   (260)             139
    Accounts payable and accrued expenses             907            1,823
    Other, net                                        (44)            (192)
                                              -------------      ------------
      Net cash provided by (used in)
       operating activities                          (742)            (998)
                                              -------------      ------------
Cash Flows From Investing Activities:
 Purchases of property and equipment               (4,143)          (1,453)
                                              -------------      ------------
Cash Flows From Financing Activities:
 Net increase in advances from Vanguard             4,945              499
 Other, net                                           --              (119)
                                              -------------      ------------
      Net cash provided by financing
       activities                                   4,945              380
                                              -------------      ------------
Net Increase (Decrease) in Cash                        60              (75)
Cash, beginning of period                             199              121
                                              -------------      ------------
Cash, end of period                         $         259     $         46
                                              =============      ============
Supplemental Disclosure of Cash Paid
 During the Period for Interest, net of
 amounts capitalized                        $       3,072     $      3,560
                                              =============      ============


  The accompanying notes to financial statements are an integral part of these statements.

                MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                         Notes to Financial Statements
                         (Dollar amounts in thousands)

Note 1. Organization and Basis of Presentation:

The Myrtle Beach System (the System) of Vanguard Cellular Systems of South Car-olina, Inc. (the Company), a North Carolina corporation, is a provider of nonwireline cellular telephone service to the SC-5 (Myrtle Beach) Rural Service Area (RSA). The Company acquired the Myrtle Beach RSA license in January 1991 and the cellular system in this market became operational in the second quarter of 1991. The Company is 100% controlled by Vanguard Cellular Systems, Inc. (Vanguard) and operates the System under the trade name of CellularOne(R), which is the trade name many nonwireline carriers have adopted to provide con-formity throughout the industry. Prior to June 1998, the Company's only opera-tions and net assets were related to the System. During June 1998, Vanguard transferred certain assets to the Company. Such assets were not acquired by Triton PCS, Inc. (See Note 7) and are, therefore, not a part of the System in these financial statements. The accompanying financial statements and footnotes reflect the historical basis financial position of the System as of June 30, 1998, immediately prior to its sale to Triton, and the results of operations for the three and six months ended June 30, 1998 and 1997 and the cash flows of the System for the six months ended June 30, 1997 and 1998.

The accompanying financial statements present the financial position, results of operations and cash flows of the System as if it were a separate entity for all periods presented. In accordance with Staff Accounting Bulletin No. 54 of the Securities and Exchange Commission, Vanguard's investment in the System is reflected in the financial statements of the Company ("pushdown accounting"). The accompanying financial statements reflect the allocation of the purchase price in excess of the net assets acquired on the same basis as in the consoli-dation with Vanguard.

Substantially all of the System's assets were pledged under Vanguard's long-term credit facility prior to sale of the system to Triton PCS, Inc. Operating and capital expansion funds have been advanced between Vanguard and the System on an interest bearing basis, with the net amounts of these transfers reflected in advances from Vanguard in the accompanying balance sheets. The debt of Van-guard has not been specifically allocated to the System; however, advances from Vanguard approximate the borrowings of Vanguard that are attributable to the System. Interest has been charged by Vanguard to the System on funds advanced to the System as an approximation of the System's share of Vanguard's consoli-dated interest cost. Vanguard charges interest to its subsidiaries based on its consolidated borrowing rates plus 200 basis points. For the six months ended June 30, 1997 and 1998, the average interest rate charged to the System by Van-guard was approximately 11%. Total interest charged, net of amounts capital-ized, from Vanguard to the System was $1,568 (unaudited) and $1,791 (unaudited) for the three months ended June 30, 1997 and 1998, respectively; and $3,072 (unaudited) and $3,560 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

Note 2. Significant Accounting and Reporting Policies:

Use of Estimates
The preparation of these financial statements and footnote disclosures in ac-cordance with generally accepted accounting principles requires the use of cer-tain estimates by management in determining the System's financial position and results of operations. Actual results could differ from those estimates.

Revenue Recognition
Service fees are recognized at the time cellular services are provided. Cellu-lar telephone equipment revenues consist primarily of sales to subscribers, which are recognized at the time equipment is delivered to the subscriber, and equipment rentals, which are recognized monthly over the terms of the rental agreement with the subscriber.

Cellular Telephone Inventories
Inventories, consisting primarily of cellular telephones held for resale, are valued at the lower of first-in, first-out (FIFO) cost or market.

Deferred Cellular License Acquisition Costs
The System's investment in deferred cellular license acquisition costs consists of amounts paid for the acquisition of the Federal Communications Commission construction permit to build and subsequently provide cellular service in the Myrtle

                MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                   Notes to Financial Statements--(Continued)
                         (Dollar amounts in thousands)

Beach RSA. The System amortizes its investment over 40 years. Amortization ex-pense of $121 (unaudited) and $121 (unaudited) was recorded for three months ended June 30, 1997 and 1998 respectively; and $242 (unaudited) and $242 (unau-dited) for the six months ended June 30, 1997 and 1998, respectively.

Property and Equipment
Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis for financial reporting purposes over the following esti-mated useful lives:

        Cellular telephones held for rental     3 years
        Cellular telephone systems           7-20 years
        Office furniture and equipment       3-10 years

At June 30, 1998, construction in progress was composed primarily of the cost of uncompleted additions to the System's cellular telephone systems. The System capitalized interest costs of $14 (unaudited) and $7 (unaudited) in the three-months ended June 30, 1997 and 1998, respectively, and $21 (unaudited) and $17 (unaudited) for the six months ended June 30, 1997 and 1998, respectively, as part of the cost of cellular telephone systems.

During the first quarter of 1998, the System revised its estimate of the useful life of cellular telephones held for rental from 3 years to 18 months as more closely approximate its historical experience. This change increased deprecia-tion expense for the three-months ended June 30, 1998 by approximately $400 (unaudited) and $800 (unaudited) for the six months ended June 30, 1998.

Maintenance, repairs and minor renewals are charged to operations as incurred. Gains or losses at the time of disposition of property and equipment are re-flected in the statements of operations currently.

Cellular telephones are rented to certain customers generally with a contract for a minimum length of service. Such customers have the option to purchase the cellular telephone at any time during the term of the agreement.

Long-Lived Assets
In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived As-sets to be Disposed Of", management reviews for the impairment of long-lived assets and certain identifiable intangibles, whenever events or changes in cir-cumstances indicate that the carrying amount of an asset may not be recover-able. Under SFAS No. 121 an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been identified by management.

Income Taxes
The System accounts for income taxes in accordance with SFAS No. 109, "Account-ing for Income Taxes", which requires the use of the "asset and liability meth-od" of accounting for income taxes. Accordingly, deferred income tax liabili-ties and assets are determined based on the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The System is included in the consolidated Federal income tax return of Van-guard and its subsidiaries. The System records its share of consolidated Fed-eral income taxes as if the System filed a separate return.


Note 3. Future Cash Flow Requirements:

The System's ability to sustain its current and planned operations, maintain adequate working capital and make required or planned capital expenditures will depend on its ability to generate sufficient cash flow from operations and ob-tain additional financing from Vanguard in the form of interest bearing advanc-es. During the six months ended June 30, 1997 and 1998, the System received $4,945 (unaudited) and $499 (unaudited), respectively, of these advances.

Note 4. Income Taxes:

For Federal income tax reporting purposes, the System's identified portion of Vanguard's consolidated net operating loss carryforward was approximately $20,700 at December 31, 1997. These losses may be used to reduce future taxable income, if any, and expire through 2012. The primary differences between the accumulated deficit for financial reporting purposes

                MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                   Notes to Financial Statements--(Continued)
                         (Dollar amounts in thousands)

and the income tax loss carryforwards relate to differences in the treatment of deferred cellular license acquisition costs and differences in the depreciation methods and estimated useful lives of property and equipment.

Deferred income taxes are provided for the temporary differences between the financial reporting and income tax bases of the System's assets and liabili-ties. The components of net deferred taxes as of June 30, 1998 were as follows:

                                                             -------------
                                                             June 30, 1998
                                                             -------------
                                                              (unaudited)
   Deferred income tax assets:
    Net operating loss carryforward                                 $8,424
    Other liabilities and reserves                                     247
                                                                    ------
     Total deferred income tax assets                                8,671
                                                                    ------
   Deferred income tax liabilities:
    Unamortized deferred cellular license acquisition costs            760
    Property and equipment                                             421
                                                                    ------
     Total deferred income tax liabilities                           1,181
                                                                    ------
   Net deferred income taxes                                        $7,490
                                                                    ======

Based on substantial capital gains expected to be realized during 1998 by Van-guard, for the year ended December 31, 1997, the System recognized a net de-ferred income tax benefit of $6,892 upon reversal of the previously provided valuation allowance on its net deferred income tax assets. For the six months ended June 30, 1998, the System recognized a net deferred income tax benefit of $598 (unaudited) related to operating losses generated during the period.

A reconciliation between income taxes computed at the statutory Federal rate of 35% and the reported income tax benefit is as follows:

                         -------------------------------------------------
                                 For the                  For the
                         Three Months Ended June   Six Months Ended June
                                   30,                      30,
                                1997         1998        1997         1998
                         -----------  ----------- -----------  -----------
                         (unaudited)  (unaudited) (unaudited)  (unaudited)
    Amount at statutory
     Federal rate              $(211)        $135       $(633)       $(548)
    Change in valuation
     allowance                   231                      692          --
    Other                        (20)          13         (59)         (50)
                               -----         ----       -----        -----
    Income tax benefit         $ --          $148       $ --         $(598)
                               =====         ====       =====        =====

Note 5. Operating Leases:

The System leases office space and land under noncancelable operating leases expiring through 2004. The future minimum rental payments required under these lease agreements as of December 31, 1997, were as follows:

                          ------
              1998        $  562
              1999           508
              2000           508
              2001           485
              2002           438
              Thereafter   4,686
                          ------
                          $7,187
                          ======

                MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                   Notes to Financial Statements--(Continued)
                         (Dollar amounts in thousands)


Rent expense under these leases was $127 (unaudited) and $170 (unaudited) for the three-months ended June 30, 1997 and 1998, respectively; and $254 (unau-dited) and $340 (unaudited) for the six months ended June 30, 1998, respective-ly.

Note 6. Transactions with Parent and Affiliates:

At December 31, 1997, Vanguard has pledged its investment in the stock of the Company as well as the assets of the System as security for debt of Vanguard totaling $569,000.

Operations Management Agreement
The System is charged a management fee by Vanguard based upon a percentage of service fees. The management fee expense under this agreement was $612 (unau-dited) and $648 (unaudited) for the three months ended June 30, 1997 and 1998, respectively; and $890 (unaudited) and $1,106 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

Services Provided by Vanguard
Vanguard performs certain services and incurs certain costs for the System. Services provided include treasury, human resources, legal, technical support, data processing, financial accounting, marketing, and other general corporate services. The costs of the services provided by Vanguard have been allocated to the System based upon the System's annual subscriber activations and subscriber base as a percentage of Vanguard's total annual subscriber activations and to-tal subscriber base. Corporate costs of Vanguard totaling $422 (unaudited), and $438 (unaudited), have been allocated to the System for the three-months ended June 30, 1997 and 1998, respectively; and $740 (unaudited) and $878 (unaudited) have been allocated to the System for the six-months ended June 30, 1997 and 1998, respectively. In the opinion of management, the method of allocating these costs is believed to be reasonable. However, the costs of these services charged to the System are not necessarily indicative of the costs that would have been incurred if the System had performed these functions.

Other Transactions
During 1997, the System added certain engineering and managerial functions and incurred costs for such functions totaling $45 (unaudited) and $96 (unaudited) for the three months and six months ended June 30, 1997, respectively. These services benefited the System and other Vanguard markets; however, none of these costs has been allocated to other markets. For the three and six months ended June 30, 1998, such costs totaled approximately $0 (unaudited) and $55 (unaudited), respectively. Those costs are included in general and administra-tive expenses in the accompanying statement of operations.

Employee benefits costs are incurred by Vanguard and are allocated to the Sys-tem based on an overall percentage of salaries expense. Such costs totaled $131 (unaudited), and $115 (unaudited) for the three months ended June 30, 1997 and 1998, respectively, and $240 (unaudited) and $249 (unaudited) for the six months ended June 30, 1997 and 1998, respectively, and are included in general and administrative expenses in the accompanying statements of operations. For purposes of these financial statements, these costs are assumed to be fully funded by the System.

Note 7. Sale of System Assets:

Effective at the close of the business on June 30, 1998, the Company sold sub-stantially all of the assets of the System to Triton PCS, Inc. for a purchase price of approximately $162.5 million.

                                Triton PCS Inc.
                    Unaudited Pro Forma Financial Statements

On June 30, 1998, Triton acquired an existing cellular system which serves the South Carolina/Georgetown rural service area for a purchase price of approxi-mately $164.5 million from Vanguard Cellular Systems. The effects of the acqui-sition are reflected in Triton's historical balance sheets as of December 31, 1998 and March 31, 1999 included elsewhere in this prospectus. In addition, as Triton recorded the results of operations of the Myrtle Beach system from the date of acquisition, its combined statement of operations for the year ended December 31, 1998 includes the actual Myrtle Beach results, as well as the im-pact of accounting adjustments for the six months ended December 31, 1998. The accompanying pro forma statement of operations reflects Triton's results assum-ing the Myrtle Beach transaction had occurred on January 1, 1998. Since the pro forma financial statements are based upon the financial condition and operating results of the Myrtle Beach system during periods when they were not under the control or management of Triton, the information presented may not be indica-tive of the results which would have actually been obtained had the acquisition been completed as of January 1, 1998, nor are they indicative of future finan-cial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of Tri-ton and the Myrtle Beach system. The condensed combined pro forma financial statements should be read in conjunction with the historical audited financial statements of Triton PCS, Inc. and the notes thereto, as well as the audited historical consolidated financial statements of Vanguard Cellular Systems of South Carolina, Inc. and the notes thereto included elsewhere in this prospec-tus.

                                Triton PCS Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the Year Ended December 31, 1998

                                              Myrtle       Pro Forma  Pro Forma
                         Triton PCS, Inc.  Beach System  Adjustments   Combined
                         ----------------  ------------  -----------  ---------
Revenues:...............           16,578        14,538          --      31,116
Costs and expenses
  Costs of revenues.....            5,997         2,755          --       8,752
  Operations............           13,045           --           --      13,045
  Marketing and
   selling..............            1,703         2,215          --       3,918
  General and
   administrative.......            8,570         4,486          --      13,056
  Depreciation and
   amortization.........            6,663         3,080        1,889     11,632
                                  -------        ------      -------    -------
    Total costs and
     expenses...........           35,978        12,536        1,889     50,403
                                  -------        ------      -------    -------
Income (loss) from
 operations.............          (19,400)        2,002       (1,889)   (19,287)
Interest expense and
 other, net.............           19,756         3,566        8,361     31,683
                                  -------        ------      -------    -------
Loss before taxes.......          (39,156)       (1,564)     (10,250)   (50,970)
Tax benefit.............            7,536           598          598      7,536
                                  -------        ------      -------    -------
Net income (loss).......          (31,620)         (966)     (10,848)   (43,434)
                                  =======        ======      =======    =======

                                Triton PCS, Inc.
                    Notes to Pro Forma Financial Statements

The Myrtle Beach acquisition has been accounted for by the purchase method and, accordingly, the purchase price was allocated to the assets acquired and lia-bilities assumed based upon management's best estimate of their fair value. The allocation of the purchase price will be subject to further adjustments as we finalize the allocation of the purchase price in accordance with generally ac-cepted accounting principles. We do not believe that the final allocation will result in material adjustments to the statement of operations. The pro forma adjustments related to the purchase price allocation of the acquisition repre-sent our best estimate of the effects of the acquisition.

The pro forma statement of operation adjustments for the year ended December 31, 1998 consist of:

  . Pro forma depreciation and amortization expense has been adjusted to re-flect the amortization of the intangibles recorded in the purchase of the Myrtle Beach system and the adjusted depreciation expense related to the fixed assets purchased over an estimated useful life of eight years.

  . Pro forma interest expense includes (1) interest on the Subordinated Debt at a rate of 11% per year and (2) interest on the $75.0 million of initial borrowings under the Credit Agreement at a rate of 8.5%. The im-pact of a 1/8% change in the interest rate on the Credit Facility would increase the pro forma loss of $0.04 million.

  . The pro forma tax provision has been adjusted to reverse the $598 tax benefit recorded by the Myrtle Beach system for the six months ended June 30, 1998 as it is directly related to the transaction.

                                    Part II

                     Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

The Delaware General Corporation Law authorizes corporations to limit or elimi-nate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information rea-sonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it ena-bles corporations to limit available relief to equitable remedies such as in-junction or rescission. The restated certificate of Incorporation limits the liability of Triton Holdings' directors to Triton Holdings or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, the di-rectors of Triton Holdings will not be personably liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to Triton Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve in-tentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which relates to the unlawful payment of dividend or unlawful stock purchase or redemption by a corporation) or (iv) for any transaction from which a director derived an improper personal benefit. The inclusion of this provision in the restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against di-rectors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Triton Holdings and its stockholders. In addition, pursuant to the terms of the Kalogris and the Skin-ner employment agreements, we will purchase director's and officer's liability insurance coverage for such executives in amounts customary for similarly situ-ated companies.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Index

 Exhibit
 -------
    *3.1  Certificate of Incorporation of Triton PCS, Inc.

    *3.2  By-laws of Triton PCS, Inc.

    *3.3  Certificate of Incorporation of Triton Management Company, Inc.

    *3.4  Bylaws of Triton Management Company, Inc.

    *3.5  Certificate of Formation of Triton PCS Holdings Company L.L.C.

    *3.6  Certificate of Formation of Triton PCS License Company L.L.C.

    *3.7  Limited Liability Company Agreement of Triton PCS License Company
          L.L.C.

    *3.8  Limited Liability Company Agreement of Triton PCS Holdings Company
          L.L.C.

    *3.9  Certificate of Formation of Triton PCS Equipment Company L.L.C.

    *3.10 Limited Liability Company Agreement of Triton PCS Equipment Company
          L.L.C.

    *3.11 Certificate of Formation of Triton PCS Operating Company L.L.C.

    *3.12 Limited Liability Company Agreement of Triton PCS Operating Company
          L.L.C.

    *3.13 Certificate of Formation of Triton PCS Property Company L.L.C.

    *3.14 Limited Liability Company Agreement of Triton PCS Property Company
          L.L.C.

    *4.1  Indenture, dated as of May 4, 1998, between Triton PCS, Inc., the
          Guarantors party thereto and PNC Bank, National Association.

 Exhibit
 -------
   **4.2  First Supplemental Indenture, dated as of March 30, 1999, to the
          Indenture dated as of May 4, 1998

    *4.3  Form of 11% Senior Subordinated Discount Notes (the "Notes")
          (included in Exhibit 4.1).

    *5.1  Opinion of Latham & Watkins regarding the validity of the Notes.

   *10.1  Credit Agreement, dated as of February 3, 1998 (the "Credit
          Agreement"), among Triton PCS, Inc., Triton PCS Holdings, Inc., the
          Lenders (as defined therein) party thereto, and The Chase Manhattan
          Bank, as administrative agent.

   *10.2 First Amendment, Consent and Waiver, dated as of April 16, 1998, to the Credit Agreement

   *10.3  Second Amendment, dated as of July 29, 1998, to the Credit Agreement

  **10.4  Fourth Amendment, dated as of March 29, 1999, to the Credit Agreement

   *10.5  Securities Purchase Agreement, dated as of October 8, 1997, (the
          "Securities Purchase Agreement") among AT&T Wireless PCS, Inc., the cash equity investors listed on the signature pages thereto, the management stockholders listed on the signature pages thereto and Triton PCS, Inc.

   *10.6  Amendment No. 1 to Securities Purchase Agreement, dated as of March
          10, 1998.

   *10.7  Closing Agreement, dated as of February 4, 1998, among AT&T Wireless
          PCS, Inc., Triton PCS Holdings, Inc., CB Capital Investors, L.P.,
          J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund,
          L.P., Private Equity Investors III, L.P., Equity Toronto Dominion
          Capital (USA), Inc., First Union Capital Partners, Inc., DAG-Triton
          PCS, Inc., Michael E. Kalogris and Steven R. Skinner.

   *10.8  Asset Purchase Agreement, dated as of March 10, 1998, between Triton
          PCS, Inc. and Vanguard Cellular Systems of South Carolina, Inc.

   *10.9  Preferred Stock Purchase Agreement by and among Cash Equity
          Investors, Management Stockholders, Independent Directors, and Triton
          PCS Holdings, Inc. dated as of June 29, 1998.

   *10.10 AT&T Wireless Services Network Membership License Agreement, dated as of February 4, 1998, between AT&T Corp. and Triton PCS Operating
          Company L.L.C.

   *10.11 Stockholders Agreement, dated as of February 4, 1998, among AT&T
          Wireless PCS, Inc., Triton PCS Holdings, Inc., CB Capital Investors,
          L.P., J.P. Morgan Investment Corporation, Sixty Wall Street SBIC
          Fund, L.P., Private Equity Investors III, L.P., Equity-linked
          Investors-II, Toronto Dominion Capital (USA), Inc., First Union
          Capital Partners, Inc., DAG-Triton PCS, L.P., Michael E. Kalogris,
          Steven R. Skinner, David D. Clark, Clyde Smith, Patricia Gallagher and David Standig.

  *+10.12 Investors Stockholders' Agreement, dated as of February 4, 1998, among CB Capital Investors, L.P., J.P. Morgan Investment Corporation,
          Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III,
          L.P., Equity-Linked Investors-II, Toronto Dominion Capital (USA),
          Inc., DAG-Triton PCS, L.P., First Union Capital Partners, Inc., and the stockholders named therein.

   *10.13 Intercarrier Roamer Service Agreement, dated as of February 4, 1998, between AT&T Wireless Services, Inc. and Triton PCS Operating Company
          L.L.C.

   *10.14 Master Services Agreement, dated as of January 19, 1998, between
          Triton PCS Operating Company, L.L.C., and Wireless Facilities Inc.

  *+10.15 Site Acquisition, Zoning and A & E Supervision Agreement, dated as of
          December 15, 1997, between Triton PCS, Inc. and Gearon & Co., Inc.

   *10.16 Site Development Services Agreement, dated as of December 10, 1997, between Triton PCS, Inc. and Entel Technologies, Inc.

   *10.17 Ericsson Acquisition Agreement, dated as of March 11, 1998, between
          Triton Equipment Company L.L.C. and Ericsson, Inc.

   *10.18 Employment Agreement, dated as of February 4, 1998, among Triton
          Management Company, Inc., Triton PCS Holdings, Inc. and Michael E.
          Kalogris.

 Exhibit
 -------
  *10.19 Amendment No. 1 to Employment Agreement dated as of June 29, 1998 among Triton Management Company, Inc., Triton PCS Holdings, Inc., and
         Michael E. Kalogris.

  *10.20 Employment Agreement, dated as of January 8, 1998, between Triton
         Management Company and Clyde Smith.

 *+10.21 Employment Agreement, dated as of February 4, 1998, between Triton
         Management Company and
         Steven R. Skinner.

 *+10.22 Amendment No. 1 to Employment Agreement dated as of June 29, 1998 among Triton Management Company, Inc., Triton PCS Holdings, Inc., and
         Steven R. Skinner.

 *+10.23 Amended and Restated Common Stock Trust Agreement for Management
         Employees and Independent Directors dated as of June 26, 1998.

  *10.24 Form of Pledge Agreement, dated as of February 4, 1998, between certain shareholders and Triton PCS, Inc. Each of (a) Michael E.
         Kalogris, (b) Steven R. Skinner, (c) Sixty Wall Street SBIC Fund,
         L.P., (d) CB Capital Investors, L.P., (e) J.P. Morgan Investment
         Corporation, (f) DAG-Triton PCS, L.P., (g) First Union Capital
         Partners, Inc., (h) Toronto Dominion Capital (USA), Inc. and (i)
         Private Equity Investors III, L.P., are party to separate Pledge
         Agreements. The terms of each Pledge Agreement are identical other than (1) the shareholder party thereto and (2) the number of shares of stock held by such shareholder and, therefore, the number of shares subject to the applicable Pledge Agreement.

  *10.25 Master Tower Site Lease Agreement, dated as of February 13, 1998, between Triton PCS Property Company L.L.C. and SCANA Communications,
         Inc.

  *10.26 Master License Agreement, dated as of March 15, 1998, between Triton
         PCS Property Company L.L.C. and BellSouth Communications, Inc.

  *10.27 Master Tower Site Lease Agreement, dated as of May 28, 1998, between
         Triton PCS Property Company L.L.C. and AT&T Corp.

  *10.28 Independent Director Stock Award Plan adopted as of February 4, 1998.

  *10.29 Asset Purchase Agreement dated as of August 20, 1998 between Triton
         PCS Holdings, Inc. and AT&T Wireless PCS, Inc.

  *10.30 Construction and Operating Agreement dated as of July 31, 1998 by and between Triton PCS Operating Company L.L.C. and AT&T Wireless PCS,
         Inc.

  *10.41 Shared Communications Facilities Master Agreement, dated as of June 3,
         1998, between Triton PCS Property Company L.L.C. and The Commonwealth of Virginia Department of Transportation.

  *10.42 Multiple Site Tower Attachment Lease Agreement, dated as of June 1,
         1998, between Triton PCS Property Company L.L.C. and 360
         Communications Company.

  *10.43 Master Tower License Agreement, dated as of June 12, 1998, between
         Triton PCS Property Company L.L.C. and Appalachian Power Company.

  *10.44 Master Site Agreement, dated as of April 17, 1998, between Triton PCS
         Property Company L.L.C. and Nextel Communications, Inc.

  *10.45 Lease Agreement, dated as of April 9, 1998, between Triton PCS
         Property Company L.L.C. and Virginia Electric and Power Company.

 ++10.46 Asset Purchase Agreement dated as of July 13, 1999, among Triton PCS
         Operating Company L.L.C., Triton PCS Property Company L.L.C. and
         American Tower, L.P.

   12.1  Statement of Computation of Deficiency of Earnings to Fixed Charges.

   21.1  Subsidiaries of Triton PCS, Inc.

  *23.1 Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1).


Exhibit
-------
 23.2    Consent of KPMG LLP.

 23.3    Consent of Arthur Andersen LLP.

*25.1    Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of PNC
         Bank, National Association.

---------------
 * Previously filed with the original registration statement or pre-effective amendments thereto and incorporated herein by reference.
** Previously filed with the Registrants' Form 10-Q for the period ended March
   31, 1999 and incorporated herein by reference.
 + Portions of this exhibit have been omitted under an SEC order granting con-
   fidential treatment under the Securities Act.
++ To be filed by amendment.

Schedules

The financial schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omit-ted schedules is set forth in the financial statements or the notes thereto.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-ef-fective amendment to the registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwith-standing the foregoing, any increase or decrease in volume of securities of-fered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the esti-mated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum ag-gregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registra-tion statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer-ing thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the of-fering.

The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, there-fore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the suc-cessful defense of any action, suit paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or pro-ceeding) is asserted against the Registrant by such director, officer or con-trolling person in connection with the securities being registered, the Regis-trant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the ques-tion of whether such indemnification by it is against public policy as ex-pressed in the Securities Act of 1933 and will be governed by the final adjudi-cation of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any pub-lic reoffering of the securities registered hereunder through use of a prospec-tus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called or by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the require-ments of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment is effective, and that, for purposes of determining any liability under the Secu-rities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registra-tion statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer-ing thereof.

The undersigned Registrant hereby undertakes to respond to requests for infor-mation that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such re-quest, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the Registration Statement through the date of re-sponding to the request.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its be-half by the undersigned, thereunto duly authorized, in the city of Malvern, State of Pennsylvania on July 14, 1999.

    Triton PCS, Inc.

           /s/ Michael Kalogris
    By: _______________________________
         Sole Director and Chief
            Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

              Signature                              Title                       Date
              ---------                              -----                       ----
       /s/ Michael Kalogris            Sole Director and Chief Executive     July 14, 1999
______________________________________  Officer of Triton, PCS, Inc. and
           Michael Kalogris             Triton Management Company, Inc.
                                        (Principal Executive Officer),
                                        and principal executive officer
                                        of each of Triton PCS Holdings
                                        Company L.L.C., Triton PCS
                                        Property Company L.L.C., Triton
                                        PCS Equipment Company L.L.C.,
                                        Triton PCS Operating Company
                                        L.L.C. and Triton PCS License
                                        Company L.L.C., by virtue of
                                        being the Chief Officer of
                                        Triton Management Company, the
                                        manager of each such entity.

         /s/ David Clark               Senior Vice President, Chief          July 14, 1999
______________________________________  Financial Officer and Secretary
             David Clark                of Triton PCS, Inc. and Triton
                                        Management Company, Inc.
                                        (Principal Financial and
                                        Accounting Officer) and
                                        principal financial and
                                        accounting officer of each of
                                        Triton PCS Holdings Company
                                        L.L.C., Triton PCS Property
                                        Company L.L.C., Triton PCS
                                        Equipment Company L.L.C., Triton
                                        PCS Operating Company L.L.C. and
                                        Triton PCS License Company
                                        L.L.C., by virtue of being the
                                        Chief Financial Officer of
                                        Triton Management Company, the
                                        manager of each such entity.